CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2018 AND 2017, AND

FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Pampa Energía Sociedad Anónima (Pampa Energía S.A.)

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated statements of financial position of Pampa Energía Sociedad Anónima (Pampa Energía S.A.) and its subsidiaries (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive income, of changes in equity and of cash flows for each of the three years in the period ended December 31, 2018, including the related notes (collectively referred to as the “consolidated financial statements”).  We also have audited the Company's internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting.  Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PRICE WATERHOUSE & CO. S.R.L.

Reinaldo Sergio Cravero (Partner)

Autonomous City of Buenos Aires, April 5, 2019.

We have served as the Company’s auditor since 2006.

GLOSSARY OF TERMS

The following are not technical definitions, but they are helpful for the reader’s understanding of some terms used in the notes to the consolidated financial statements of the Company.

Terms	Definitions
ADR	American Depositary Receipt
AFIP	Federal Administration of Public Revenue
Albares	Albares Renovables Argentina S.A.
APCO Oil	APCO Oil & Gas international Inc
BCBA	Buenos Aires Stock Exchange
BLL	Bodega Loma La Lata S.A.
BO	Official Gazette
ByMA	Argentine stock exchange and markets
CAMMESA	Compañía Administradora del Mercado Eléctrico Mayorista S.A.
CC	Combined Cycle
CGU	Cash-Generating Units
CIESA	Compañía de inversiones de energía S.A.
CINIIF/IFRIC	International Financial Reporting Interpretations Committee
Citelec	Compañía Inversora en Transmisión Eléctrica Citelec S.A.
CNCD	National Commission for the Defense of Competition
CNV	Comisión Nacional de Valores – Argentine Securities Commisssion
Corod	Corod Producción S.A.
CPB	Central Piedra Buena S.A.
CPD	Own Distribution Costs
CPF	Previous Fusion Commitment
CTG	Central Térmica Güemes S.A.
CTLL	Central Térmica Loma La Lata S.A.
CTP	Central Térmica Piquirenda
CSJN	Supreme Court of Justice of the Nation

GLOSSARY OF TERMS: (Continuation)

Terms	Definitions
CVP	Variable Production Costs
EASA	Electricidad Argentina S.A.
EcuadorTLC	EcuadorTLC S.A.
Edenor	Empresa Distribuidora y Comercializadora Norte S.A.
Edesur	Empresa Distribuidora Sur S.A.
Eg3 Red	Eg3 Red S.A.
EGSSA	EMDERSA Generación Salta S.A.
ENARGAS	National Regulator of Gas
ENARSA / IEASA	Integración Energética Argentina S.A. (ex Energía Argentina S.A.)
EBISA	Emprendimientos Energéticos Binacionales S.A.
ENRE	National Regulatory Authority of Electricity
FACPCE	Federación Argentina de Consejos Profesionales de Ciencias Económicas
FGS – ANSES	Fondo de Garantía de Sustentabilidad – Administración Nacional de la Seguridad Social
FOTAE	Works Administration Trust Transport for Electricity Supply
GE	General Electric
Greenwind	Greenwind S.A.
GUMA, GUME, GUDI	Gran Usuario Mayor, Gran Usuario Menor, Gran Usuario del Distribuidor
GyP	Gas y Petróleo de Neuquén S.A.P.E.M.
HI	Hydroelectric
HIDISA	Hidroeléctrica Diamante S.A.
HINISA	Hidroeléctrica Los Nihuiles S.A.
IASB	International Accounting Standards Board
IEA.SA	IEASA S.A.
IGJ	Inspección General de Justicia - General Inspection of Justice
IGMP	Minimum Notional Income Tax
INDISA	Inversora Diamante S.A.

GLOSSARY OF TERMS: (Continuation)

Terms	Definitions
INNISA	Inversora Nihuiles S.A.
IPB	Inversora Piedra Buena S.A.
IPIM	Índice de Precios Internos al por Mayor
LNG	Liquefied Natural Gas
LVFVD	Sales Liquidations with Maturity Date to be Defined
MAT	WEM’s Forward Market
MAN Engines	MAN B & W Diesel model 18V32/40PGI
MECON	Ministry of Economy
MEGSA	Mercado Eléctrico de Gas S.A.
MEyM	Ministry of Energy and Mining
MINEM	Ministerio de Energía y Minas
NIC/IAS	International Accounting Standards
NIIF/IFRS	International Financial Reporting Standards
NYSE	New York Stock Exchange
OED	Organismo Encargado del Despacho
Oldelval	Oleoductos del Valle S.A.
PACOSA	Pampa Comercializadora S.A.
PDVSA	Petróleos de Venezuela S.A.
PEB	Pampa Energía Bolivia S.A. (Ex “PBI” - Petrobras Bolivia Internacional S.A.)
PEISA	Petrobras Energía Internacional S.A.
PELSA	Petrolera Entre Lomas S.A.
PEN	Federal Executive Power
PEPASA	Petrolera Pampa S.A.
PEPCA	PEPCA S.A.
Petrobras	Petrobras Argentina S.A.
PHA	Petrobras Hispano Argentina S.A.
PISA	Pampa Inversiones S.A.

GLOSSARY OF TERMS: (Continuation)

Terms	Definitions
PP	Pampa Participaciones S.A.
PP II	Pampa Participaciones II S.A.
PPSL	Petrobras Participaciones S.L.
Refinor	Refinería del Norte S.A.
RDSA	Ribera Desarrollos S.A.
RT	Technical Resolution
RTI	Tariff Structure Review
RTT	Temporary Tariff Regime
SE	Secretary of Energy
SEC	Security and Exchange Comission
SEE	Secretary of Electrical Energy
SGE	Secretary of Government of Energy
TG	Gas Turbine
TGS	Transportadora de Gas del Sur S.A.
The Company / Pampa	Pampa Energía S.A.
The Group	Pampa Energía S.A. and its subsidiaries
TJSM	Termoeléctrica José de San Martín S.A.
TMB	Termoeléctrica Manuel Belgrano S.A.
Transba	Empresa de Transporte de Energía Eléctrica por Distribución Troncal de la Provincia de Buenos Aires Transba S.A.
Transelec	Transelec Argentina S.A.
Transener	Compañía de Transporte de Energía Eléctrica en Alta Tensión Transener S.A.
TV	Vapor Turbine
U$S	U.S. dollar
UTE Senillosa	Petrolera Pampa S.A. – Rovella Carranza – Gas y Petróleo de Neuquén, Unión Transitoria de Empresas Senillosa

GLOSSARY OF TERMS: (Continuation)

Terms	Definitions
VAD	Distribution Added Value
VAT	Value Added tax
WACC	Weighted Average Cost of Capital
WEM	Wholesale Electricity Market
WEBSA	World Energy Business S.A.
YPF	YPF S.A.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the years ended December 31, 2018, 2017 and 2016

 (In millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

	Note	12.31.2018	12.31.2017	12.31.2016

Revenue	8	110,080	82,008	51,262
Cost of sales	9	(74,161)	(59,339)	(42,851)
Gross profit		35,919	22,669	8,411

Selling expenses	10.1	(6,451)	(4,776)	(4,491)
Administrative expenses	10.2	(7,751)	(7,481)	(7,511)
Exploration expenses	10.3	(45)	(71)	(199)
Other operating income	10.4	6,842	5,608	8,390
Other operating expenses	10.4	(7,526)	(3,892)	(3,896)
Impairment of property, plant and equipment and intangible assets		(1,195)	-	-
Share of profit from associates and joint ventures	5.3	4,464	1,813	286
Income from the sale of associates	5.1.2	1,052	-	1,015
Operating income		25,309	13,870	2,005

Gain on net monetary position		23,696	11,478	5,770
Finance income	10.5	3,751	2,333	1,744
Finance costs	10.5	(11,944)	(8,750)	(8,154)
Other financial results	10.5	(32,365)	(3,774)	505
Financial results, net		(16,862)	1,287	(135)
Profit before income tax		8,447	15,157	1,870
Income tax	10.6	(658)	985	1,603
Profit of the year from continuing operations		7,789	16,142	3,473
Profit (loss) of the year from discontinued operations	5.2	3,019	(1,893)	152
Profit of the year		10,808	14,249	3,625

Other comprehensive income (loss)
Items that will not be reclassified to profit or loss
Results related to defined benefit plans		(160)	(13)	(34)
Income tax		41	4	12
Share of loss from joint ventures	5.3	(19)	-	-
Items that may be reclassified to profit or loss
Exchange differences on translation		19	111	7
Other comprehensive income (loss) of the year from continuing operations		(119)	102	(15)
Other comprehensive income (loss) of the year from discontinued operations, net of tax	5.2	312	(533)	135
Total comprehensive income of the year		11,001	13,818	3,745

 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

 (Continuation)

	Note	12.31.2018	12.31.2017	12.31.2016
Total income of the year attributable to:
Owners of the company		8,435	10,799	2,875
Non - controlling interest		2,373	3,450	750
		10,808	14,249	3,625

Total (loss) income of the year attributable to owners of the company:
Continuing operations		5,506	12,867	2,702
Discontinued operations		2,929	(2,068)	173
		8,435	10,799	2,875

Total comprehensive income of the year attributable to:
Owners of the company		8,474	10,588	2,877
Non - controlling interest		2,527	3,230	868
		11,001	13,818	3,745

Total comprehensive (loss) income of the year attributable to owners of the company:
Continuing operations		5,297	12,940	2,555
Discontinued operations		3,177	(2,352)	322
		8,474	10,588	2,877

(Losses) earnings per share attributable to the equity holders of the company during the year
Basic and diluted earnings per share from continuing operations	13.2	2.8106	6.6462	1.5271
Basic and diluted earnings (losses) per share from discontinued operations	13.2	1.4952	(1.0682)	0.1290
Total basic and diluted earnings per share	13.2	4.3058	5.5780	1.6561

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As of December 31, 2018 and 2017

(In millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

	Note	12.31.2018	12.31.2017
ASSETS
NON-CURRENT ASSETS
Property, plant and equipment	11.1	125,005	111,571
Intangible assets	11.2	6,080	6,354
Deferred tax assets	11.3	80	1,928
Investments in joint ventures and associates	5.3	15,333	11,875
Financial assets at fair value through profit and loss	12.1	422	286
Other assets		33	9
Trade and other receivables	12.2	9,521	7,444
Total non-current assets		156,474	139,467

CURRENT ASSETS
Inventories	11.4	5,169	4,266
Financial assets at amortized cost		1,330	37
Financial assets at fair value through profit and loss	12.1	15,273	21,576
Derivative financial instruments		3	6
Trade and other receivables	12.2	26,489	28,267
Cash and cash equivalents	12.3	9,097	1,179
Total current assets		57,361	55,331
Assets classified as held for sale	5.2	-	18,457
Total assets		213,835	213,255

 CONSOLIDATED STATEMENT OF FINANCIAL POSITION

 (Continuation)

	Note	12.31.2018	12.31.2017
SHAREHOLDERS´ EQUITY
Share capital	13.1	1,874	2,080
Share capital adjustment	13.1	9,826	10,906
Share premium	13.1	18,499	18,496
Treasury shares	13.1	25	2
Treasury shares cost	13.1	(1,490)	(126)
Treasury shares adjustment	13.1	134	13
Legal reserve		904	733
Voluntary reserve		7,355	12,554
Other reserves		(483)	367
Retained earnings		15,193	11,806
Other comprehensive income		(314)	(353)
Equity attributable to owners of the company		51,523	56,478
Non-controlling interest		16,160	17,792
Total equity		67,683	74,270

LIABILITIES
NON-CURRENT LIABILITIES
Investments in joint ventures and associates	5.3	153	-
Provisions	11.5	5,499	6,549
Income tax and minimum notional income tax provision	11.6	1,034	1,274
Deferred revenue		275	287
Taxes payables	11.7	542	540
Deferred tax liabilities	11.3	15,354	16,686
Defined benefit plans	11.8	1,175	1,464
Salaries and social security payable	11.9	163	177
Borrowings	12.4	69,189	54,816
Trade and other payables	12.5	8,162	9,457
Total non-current liabilities		101,546	91,250

CURRENT LIABILITIES
Provisions	11.5	871	1,179
Deferred revenue		5	5
Income tax and minimum notional income tax provision	11.6	1,084	1,392
Taxes payables	11.7	2,052	2,901
Defined benefit plans	11.8	162	179
Salaries and social security payable	11.9	2,726	3,180
Derivative financial instruments		49	122
Borrowings	12.4	12,901	8,623
Trade and other payables	12.5	24,756	26,655
Total current liabilities		44,606	44,236
Liabilities associated to assets classified as held for sale	5.2	-	3,499
Total liabilities		146,152	138,985
Total liabilities and equity		213,835	213,255

       The accompanying notes are an integral part of these consolidated financial statements

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the years ended December 31, 2018, 2017 and 2016

 (In millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

	Attributable to owners
	Equity holders of the company						Retained earnings						Non-controlling interest	Total equity
	Share capital	Share capital adjustment	Share premium	Treasury shares	Treasury shares adjustment	Treasury shares cost	Legal reserve	Voluntary reserve	Other reserves (1)	Other comprehensive income / (loss) for the year	Retained earnings (Accumulated losses)	Subtotal

Balance as of December 31, 2015	1,696	10,630	9,113	-	-	-	126	2,386	324	(199)	8,907	32,983	12,683	45,666

Constitution of legal reserve - Shareholders’ meeting 04.29.2016	-	-	-	-	-	-	373	-	-	-	(373)	-	-	-
Constitution of voluntary reserve - Shareholders’ meeting 04.29.2016	-	-	-	-	-	-	-	7,104	-	-	(7,104)	-	-	-
Acquisition of subsidiaries	-	-	-	-	-	-	-	-	-	-	-	-	15,345	15,345
Sale of interest in subsidiaries	-	-	-	-	-	-	-	-	7	-	-	7	2	9
Dividends provided for pay	-	-	-	-	-	-	-	-	-	-	-	-	(160)	(160)
Recomposition of legal reserve - Shareholders’ meeting 11.17.2016	-	-	-	-	-	-	68	(68)	-	-	-	-	-	-
Public offer for the acquisition of subsidiaries' shares (Note 1.2)	141	121	2,576	-	-	-	-	-	-	-	-	2,838	(7,912)	(5,074)
Merger with sbsidiaries (Note 1.4)	101	87	4,181	-	-	-	-	-	-	-	-	4,369	(3,276)	1,093
Stock compensation plans (Note 4.5)	-	-	-	-	-	-	-	-	2	-	-	2	20	22
Profit of the year	-	-	-	-	-	-	-	-	-	-	2,875	2,875	750	3,625
Other comprehensive income for the year	-	-	-	-	-	-	-	-	-	57	-	57	63	120

Balance as of December 31, 2016	1,938	10,838	15,870	-	-	-	567	9,422	333	(142)	4,305	43,131	17,515	60,646

Constitution of legal reserve - Shareholders’ meeting 04.07.2017	-	-	-	-	-	-	166	-	-	-	(166)	-	-	-
Constitution of voluntary reserve - Shareholders’ meeting 04.07.2017	-	-	-	-	-	-	-	3,132	-	-	(3,132)	-	-	-
Stock compensation plans	-	-	24	-	-	-	-	-	34	-	-	58	7	65
Acquisition of own shares	(3)	(1)	-	2	13	(126)	-	-	-	-	-	(115)	-	(115)
Merger with subsidiaries (Note 5.1.3.2)	145	69	2,602									2,816	(2,816)
Dividens provided for pay	-	-	-	-	-	-	-	-	-	-	-	-	(144)	(144)
Profit of the year	-	-	-	-	-	-	-	-	-	-	10,799	10,799	3,450	14,249
Other comprehensive income for the year	-	-	-	-	-	-	-	-	-	(211)	-	(211)	(220)	(431)
Balance as of December 31, 2017	2,080	10,906	18,496	2	13	(126)	733	12,554	367	(353)	11,806	56,478	17,792	74,270

Change in accounting policies (Note 4.1.1.2)	-	-	-	-	-	-	-	-	-	-	(55)	(55)	(25)	(80)
Balance as of Juanary 1, 2018	2,080	10,906	18,496	2	13	(126)	733	12,554	367	(353)	11,751	56,423	17,767	74,190

Constitution of legal reserve - Shareholders’ meeting 04.27.2018	-	-	-	-	-	-	171	-	-	-	(171)	-	-	-
Constitution of voluntary reserve - Shareholders’ meeting 04.27.2018	-	-	-	-	-	-	-	4,822	-	-	(4,822)	-	-	-
Stock compensation plans	-	-	3	-	(1)	9	-	-	14	-	-	25	-	25
Acquisition of own shares (Note 13.1)	(206)	(1,080)	-	206	1,080	(12,535)	-	-	(864)	-	-	(13,399)	(534)	(13,933)
Dividends provided for pay	-	-	-	-	-	-	-	-	-	-	-	-	(82)	(82)
Capital reduction (Note 12.1)	-	-	-	(183)	(958)	11,162	-	(10,021)	-	-	-	-	-
Sale of interest in subsidiaries	-	-	-	-	-	-	-	-	-	-	-	-	(3,518)	(3,518)
Profit of the year	-	-	-	-	-	-	-	-	-	-	8,435	8,435	2,373	10,808
Other comprehensive income for the year	-	-	-	-	-	-	-	-	-	39	-	39	154	193
Balance as of December 31, 2018	1,874	9,826	18,499	25	134	(1,490)	904	7,355	(483)	(314)	15,193	51,523	16,160	67,683

(1) Includes the result of operations with non-controlling interests that not representing a loss of control and reserves for stock-based compensation plans

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the years ended December 31, 2018, 2017 and 2016

 (In millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

	Note	12.31.2018	12.31.2017	12.31.2016

Cash flows from operating activities:
Profit of the year from continuing operations		7,789	16,142	3,473
Profit (loss) of the year from discontinued operations		3,019	(1,893)	152
Adjustments to reconcile net profit (loss) to cash flows generated by operating activities	14.1	23,553	5,784	4,186

Changes in operating assets and liabilities	14.2	(11,426)	(3,385)	4,510
Net cash generated by operating activities		22,935	16,648	12,321

Cash flows from investing activities:
Payment for property, plant and equipment		(25,407)	(18,290)	(13,202)
Payment for acquisitions of intangible assets		(6)	-	(468)
Payment for financial assets		(110,026)	(19,247)	(61)
Payment for companies' acquisitions				(17,414)
Proceeds from sale of property, plant and equipment		87	-	2,191
Proceeds from financial assets at amortized cost		108,848	15,129	7,717
Collections for sales of shares in companies and property, plant and equipment		17,240	548	645
Dividends received		735	40	135
(Proceeds) colletion from loans		(167)	38	13
Recovery of investment funds, net		9,436	(8,259)	(227)

Net cash used in investing activities from discontinued operations	5.2	-	(1,897)	(1,238)
Net cash generated by (used in) investing activities		740	(31,938)	(21,909)

Cash flows from financing activities:
Proceeds from borrowings	12.4	9,250	47,130	35,918
Payment of borrowings	12.4	(9,057)	(27,650)	(12,654)
Payment of borrowings interests	12.4	(5,004)	(4,072)	(3,212)
Payment for acquisition of own shares		(13,938)	(128)	-
Payments of dividends from subsidiaries to third parties		(82)	(74)	(77)
Repayment of own debt		(448)	(47)	(1,658)
Payment for the public offer for the acquisition of subsidiaries' shares		-	-	(6,005)
Proceeds from sales of shares in subsidiaries		-	-	6
Net cash generated by (used in) financing activities from discontinued operations	5.2	1,565	(1,168)	(1,726)
Net cash (used in) generated by financing activities		(17,714)	13,991	10,592

Increase (decrease) in cash and cash equivalents		5,961	(1,299)	1,004

Cash and cash equivalents at the begining of the year	12.3	1,179	2,613	1,282
Cash and cash equivalents at the begining of the year reclasified to assets classified as held for sale		238	(238)	-
Exchange difference generated by cash and cash equivalents		2,011	509	601
Loss on net monetary position generated by cash and cash equivalents		(292)	(406)	(274)
Increase (decrease) in cash and cash equivalents		5,961	(1,299)	1,004
Cash and cash equivalents at the end of the year	12.3	9,097	1,179	2,613

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018, 2017 and 2016

 (In millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 1: GENERAL INFORMATION AND GROUP STRUCTURE

1.1 General information

The Company is a fully integrated power company in Argentina, which directly and through its subsidiaries, participates in the electric energy and gas value chains. In the generation segment, the Company has a 3,871 MW installed capacity, which represents approximately 10% of Argentina’s installed capacity, and is the second largest independent generator in the country. Additionally, the Company is currently undergoing a process to expand its capacity by 504 MW.

In the distribution segment, the Company has a controlling interest in Edenor, the largest electricity distributor in Argentina, which has more than 3 million customers and a concession area covering the Northern part of the City of Buenos Aires and Northwestern Greater Buenos Aires.

In the oil and gas segment, the Company is one of the leading oil and natural gas producers in Argentina, with operations in 11 production areas and 7 exploratory areas and a production level of 6.8 million m3/day of natural gas and 5,100 barrels/day of oil equivalent for oil in Argentina, during the year 2018 due to continuing operations. Its main natural gas production blocks are located in the Provinces of Neuquén and Río Negro. Pursuant to the divestment mentioned in Note 5.2.1, the related results of operations and cash flows are disclosed within discontinued operations. The production level, due to discontinued operations, registered during the first quarter of 2018 and up to the transfer of the related assets, reached 1.1 million m3/day for natural gas and 13.3 thousand barrels of oil equivalent/day for oil and LPG.

As a result of the divestment mentioned in Note 5.2.2, in relation with the main assets of the refining and distribution segment, the related results and cash flows are disclosed within discontinued operations. Continuing operations of the segment relates to the Dock Sud Terminal, with a tank park totaling 228 thousand m3 of installed capacity, dedicated to providing storage and logistics services to third parties (see Note 23), and the Company interest in Refinor.

In the petrochemicals segment, the Company has three high-complexity plants producing a wide variety of petrochemical products, including styrenics and synthetic rubber, and holding a large market share.

Finally, through the holding and others segment, the Company participates in the transmission and gas transportation businesses. In the transmission business, the Company jointly controls Citelec, which has a controlling interest in Transener, a company engaged in the operation and maintenance of a 20,943 km high-voltage electricity transmission network in Argentina with an 85% share in the Argentine electricity transmission market. In the gas transportation business, the Company jointly controls CIESA, which has a controlling interest in TGS, a company holding a concession for the transportation of natural gas with 9,184 km of gas pipelines in the center, west and south of Argentina, and which is also engaged in the processing and sale of natural gas liquids through the Cerri Complex, located in Bahía Blanca, in the Province of Buenos Aires. Additionally, the segment includes advisory services provided to related companies.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: REGULATORY FRAMEWORK

2.1 Generation

2.1.1 Generation units

The Company’s revenues from the electric power generation activity come from: i) sales to the Spot market pursuant to the provisions applicable within the WEM administered by CAMMESA (SEE Resolution No. 19/2017); ii) sales contracts with large users within the MAT (Resolutions No. 1,281/2006 and No. 281/2017); and iii) supply agreements with CAMMESA (Resolutions No. 220/2007, 21/2016, 1.281/2006, 287/2017 and Renovar Programs). Furthermore, energy not committed under sales contracts with large users within the MAT and with CAMMESA will be remunerated at the Spot market.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

The Company’s generating units are detailed below:

In operation:

Generator	Generating unit	Tecnology	Power	Applicable regime (2)
CTG	GUEMTG01	TG	101 MW	Energy Plus Res. N° 1281/06 (1)
CTG	GUEMTV11	TV	=100 MW	SE Resolutions No. 19/2017
CTG	GUEMTV12	TV	=100 MW	SE Resolutions No. 19/2017
CTG	GUEMTV13	TV	>100 MW	SE Resolutions No. 19/2017
Piquirenda	PIQIDI 01-10	MG	30 MW	SE Resolution No. 220/2007 (1)
CPB	BBLATV29	TV	>100 MW	SE Resolutions No. 19/2017
CPB	BBLATV30	TV	>100 MW	SE Resolutions No. 19/2017
CT Ing. White	BBLMD01-06	MG	100 MW	SEE Resolution No. 21/2016 (1)
CTLL	LDLATG01	TG	>50 MW	SE Resolutions No. 19/2017
CTLL	LDLATG02	TG	>50 MW	SE Resolutions No. 19/2017
CTLL	LDLATG03	TG	>50 MW	SE Resolutions No. 19/2017
CTLL	LDLATG04	TG	105 MW	SEE Res. 220/2007 (75%), SEE Res. 19/2017 (25%)
CTLL	LDLATG05	TG	105 MW	SEE Resolution No. 21/2016 (1)
CTLL	LDLATV01	TV	180 MW	SE Resolution No. 220/2007 (1)
CTGEBA	GEBATG01/TG02/TV01	CC	>150 MW	SE Resolutions No. 19/2017
CTGEBA	GEBATG03	TG	164 MW	Energy Plus Res. N° 1281/06
HIDISA	AGUA DEL TORO	HI	HI – Media 120<P=300	SE Resolutions No. 19/2017
HIDISA	EL TIGRE	HI	Renewable = 50	SE Resolutions No. 19/2017
HIDISA	LOS REYUNOS	HI	HI – Media 120<P=300	SE Resolutions No. 19/2017
HINISA	NIHUIL I	HI	HI – Small 50<P=120	SE Resolutions No. 19/2017
HINISA	NIHUIL II	HI	HI – Small 50<P=120	SE Resolutions No. 19/2017
HINISA	NIHUIL III	HI	HI – Small 50<P=120	SE Resolutions No. 19/2017
HPPL	PPL1HI	HI	HI – Media 120<P=300	SE Resolutions No. 19/2017
HPPL	PPL2HI	HI	HI – Media 120<P=300	SE Resolutions No. 19/2017
HPPL	PPL3HI	HI	HI – Media 120<P=300	SE Resolutions No. 19/2017
Ecoenergía	CERITV01	TV	15 MW	Energy Plus Res. N° 1281/06 (1)
CT Parque Pilar	PILBD01-06	MG	100 MW	SEE Resolution No. 21/2016 (1)
P.E. M. Cebreiro	CORTEO01	Wind	100 MW	Renovar (1)
(1) Uncommitted power and energy is remunerated according to Resolution No. 19/2017.
(2) Resolution No. 19/2017 became effective as from February 2017. During January 2017, power and energy was remunerated according to Resolution No.22/16.

In construction:
Generator	Generating unit	Tecnology	Applicable regime
CTLL	MG	15 MW	SE Resolutions No. 19/2017
CTGEBA	CC	383 MW	Resolución N° 287/2017
PEPE II	Wind	53 MW	MAT Renovable Res. 281/2017
PEPE III	Wind	53 MW	MAT Renovable Res. 281/2017

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

2.1.2 Generation remuneration schemes

2.1.2.1 SEE Resolution No. 19/2017 (remunerative scheme for Old Capacity)

On February 2, 2017, the SEE issued Resolution No. 19/2017, which supersedes the remuneration scheme set forth by Resolution No. 22/2016 and establishes guidelines for the remuneration to generation plants as from the commercial transaction corresponding to February 1, 2017.

The Resolution provides for remunerative items based on technology and scale, establishing U$S-denominated prices payable in pesos by applying BCRA’s exchange rate effective on the last business day of the month of the applicable economic transaction, adjusted through credit or debit notes, as appropriate, to consider the BCRA’s exchange rate of the day before the expiration date, in accordance with CAMMESA’s procedures.

2.1.2.1.1 Remuneration for Available Power Capacity

Thermal Power Generators

The Resolution provides for a minimum remuneration for power capacity based on technology and scale and allows generating, co-generating and self-generating agents owning conventional thermal power stations to offer Guaranteed Availability Commitments for the energy and power capacity generated by their units not committed under the Energy Plus modality or under the WEM’s supply agreement pursuant to Resolution No. 220/07.

Availability Commitments for each unit should be declared for a term of three years, together with information for the Summer Seasonal Programming, with the possibility to offer different availability values for the summer and winter six-month periods.

Finally, generators will enter into a Guaranteed Availability Commitment Agreement with CAMMESA, which in turn may assigned by CAMMESA to the demand as defined by the SE. The committed thermal generators’ remuneration for power capacity will be proportional to their compliance.

The Minimum Remuneration applies to generators with no availability commitments, with prices ranging from U$S3,050 to U$S5,700/MW-month, depending on the technology and scale.

The Base Remuneration applies to generators with availability commitments, with a price of U$S 6,000/MW-month during the May-October 2017 period, and U$S 7,000/MW-month as from November 2017.

The Additional Remuneration is a remuneration for the additional available power capacity aiming to encourage availability commitments for the periods with a higher system demand. CAMMESA will define a monthly thermal generation goal for the set of qualified generators on a bi-monthly basis, and will call for additional power capacity availability offers with prices not exceeding the additional price. The additional price amounts to U$S 1,000/MW-month between May and October, 2017, and to U$S2,000/MW-month as from November 2017.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

Hydroelectric Generators

In the case of hydroelectric power plants, a base remuneration and an additional remuneration for power capacity were established.

Power capacity availability is determined independently of the reservoir level, the contributions made, or the expenses incurred. Furthermore, in the case of pumping hydroelectric power plants, the following is considered to calculate availability: i) the operation as turbine at all hours within the period, and ii) the availability as pump at off-peak hours every day and on non-business days.

The base remuneration is determined by the actual power capacity plus that under programmed and/or agreed maintenance, with prices ranging from U$S2,000 to U$S8,000/MW-month, depending on the scale and type of power plant.

In case of hydroelectric power plants maintaining control structures on river courses and not having an associated power plant, a 1.20 factor will be applied to the plant at the headwaters.

The additional remuneration applies to power plants of any scale for their actual availability and based on the applicable period, with prices ranging from U$S0 to U$S500/MW-month between May and October 2017, and U$S500 or U$S1,000/MW-month as from November 2017 for pumping or conventional hydroelectric power plants, respectively.

As from November 2017, the allocation and collection of 50% of the additional remuneration will be conditional upon the generator taking out insurance, to CAMMESA’s satisfaction, to cover for major incidents on critical equipment, and the progressive updating of the plant’s control systems pursuant to an investment plan to be submitted based on criteria to be defined by the SEE.

Other technologies: wind power

The remuneration is made up of a base price of U$S7.5/MWh and an additional price of U$S17.5/MWh, which are associated with the availability of the installed equipment with an operating permanence longer than 12 months as from the beginning of the summer seasonal programming.

2.1.2.1.2 Remuneration for Generated and Operated Energy

The remuneration for Generated Energy is applied on the real generation, with prices ranging between U$S5 and U$S10/MWh, depending on the technology, scale and type of fuel.

The remuneration for Operated Energy applies to the integration of hourly power capacities for the period, and is valued at U$S2.0/MWh for any type of fuel.

In the case of hydroelectric plants, prices for Generated and Operated Energy are remunerated from U$S1.4 to U$S3.5/MWh, depending on the technology and scale.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

2.1.2.1.3 Additional Remuneration for Efficiency

The “Efficiency” incentive consists of the acknowledgment of an additional remuneration equivalent to the remuneration for the generated energy by the percentage difference between the actual consumption and the reference consumption determined for each unit and fuel type. This comparison will be made on a quarterly basis. In the case of higher consumptions, the general remuneration will not be affected.

2.1.2.1.4 Additional Remuneration for Low-Use Thermal Generators

The Resolution provides for an additional remuneration for low-use thermal generators having frequent startups based on the monthly generated energy for a price of U$S2.6/MWh multiplied by the usage/startup factor.

The usage factor is based on the Rated Power Use Factor recorded during the last rolling year, which will have a 0.5 value for thermal units with a usage factor lower than 30% and a 1.0 value for units with a usage factor lower than 15%. In all other cases, the factor will equal 0.

The startup factor is established based on startups recorded during the last rolling year for issues associated with the economic dispatch made by CAMMESA. It will have a 0.0 value for units with up to 74 startups, a 0.1 value for units recording between 75 and 149 startups, and a 0.2 value for units recording more than 150 startups. In all other cases, the factor will equal 0.

2.1.2.1.5 Repayment of Overhauls Financing

The Resolution provides that, as regards the repayment of outstanding loans applicable to thermal and hydroelectric generators, credits already accrued and/or committed to the cancellation of such maintenance works will be applied first. The balance will be repaid by discounting U$S1/MWh for the energy generated until the total cancellation of the financing.

2.1.3 Energy Plus - Resolution SE No. 1,281/2006

With the purpose of encouraging new generation works, in 2006 the SE approved Resolution No. 1,281/2006 establishing a specific regime which would allow newly installed generation sold to a certain category of Large Users to be remunerated at higher prices.

To such effect, it established certain restrictions on the sale of electricity and implemented the Energy Plus service, which consists of the offer of additional generation availability by the generating agents. These measures imply that:

-

Generating, co-generating and self-generating agents which, as of the date of issuance of SE Resolution No. 1,281/06, are neither WEM agents nor have facilities or an interconnection with the WEM, will qualify;

-	These plants should have fuel supply and transportation facilities;
-	The energy used by GU300 in excess of the Base Demand (energy consumption for 2005 year) qualifies for Energy Plus agreements within the MAT at a price negotiated between the parties; and
-	For new GU300 entering the system, their Base Demand will equal zero.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

Under this regime, the Company —through its power plants Güemes, EcoEnergía and Genelba— sells its energy and power capacity for a maximum amount of 280 MW.

If a generator cannot meet the power demand by an Energy Plus customer, it should purchase that power in the market at the operated marginal cost. Furthermore, SE Note No. 567/07, as amended, provided that GU300 not purchasing their Surplus Demand within the MAT should pay the Surplus Demand Incremental Average Charge (CMIEE), and that the difference between the actual cost and the CMIEE would be accumulated in an individual account on a monthly basis for each GU300 within CAMMESA's scope.

Pursuant to SE Note No. 111/16, until May 2018, the CMIEE was $ 650/MWh for GUMA and GUME and $ 0/MWh for GUDI. As from June 2018, pursuant to SE Note No. 28663845/18, the CMIEE became the greater of $1,200/MWh or the temporary dispatch surcharge. Additionally, it was provided that, until further instructed, movements in the individual account of each GU300 would temporarily not be recorded.

Energy Plus contract values are mainly denominated in U.S. dollars; therefore, when expressed in pesos, they are exposed to the nominal exchange rate. Due to the decrease in surplus demand as a consequence of the decrease in economic activity, there are GU300 that decide not to make Energy Plus contracts, and generators have to sell their energy at the spot market, thus reducing their profitability.The Company has Power Availability agreements in force with other generators, whereby it can purchase power from other generators to support its contracts in case of unavailability.

In turn, the Company also acts as a selling party supporting other Energy Plus generators in case their equipment is unavailable. These agreements are ranked with a lower priority than Energy Plus contracts and relate to surplus energy (energy committed to the Energy Plus contracts but not demanded by clients).

2.1.4 SE WEM Supply Agreements – Resolution No. 220/2007 (“Agreement Res.220”)

Aiming to encourage new investments to increase the generation offer, the SE passed Resolution No. 220/2007, which empowers CAMMESA to enter into Agreement with WEM Generating Agents for the energy produced with new equipment. These will be long-term agreements and the price payable by CAMMESA should compensate the investments made by the agent at a rate of return to be accepted by the SE.

Under this regulation, the Company, through its thermal power plants Loma de La Lata and Piquirenda, has executed Agreement Res.220 to sell energy and power capacity for a total amount of 289 MW.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

2.1.5 SEE Resolution No. 21/2016

As a result of the state of emergency in the national electricity sector, the SEE issued Resolution No. 21/2016 calling for parties interested in offering new thermal power generation capacity with the commitment to making it available through the WEM for the 2016/2017 summer; 2017 winter, and 2017/2018 summer periods.

Successful bidders will enter into a wholesale power purchase agreement with CAMMESA for a term of 10 years. The remuneration will be made up of the available power capacity price plus the variable non-fuel cost for the delivered energy and the fuel cost (if offered), less penalties and fuel surpluses. Power capacity surpluses are remunerated pursuant to SEE Resolution No. 19/2017.

For further information on the projects conducted under this resolution, see Note 16.

2.1.6 SEE Resolution No. 287/2017

On May 10, 2017 the SEE issued Resolution No. 287/17 launching a call for tenders for co-generation projects and the closing to CC over existing equipment. The projects should have low specific consumption (lower than 1,680 kcal/kWh with natural gas and 1,820 kcal/kWh with alternative liquid fuels), and the new capacity should not exceed the existing electric power transmission capacity; otherwise, the cost of the necessary extensions will be borne by the bidder.

Awarded projects will be remunerated under a wholesale power purchase agreement which will be effective for a term of 15 years. The remuneration will be made up of the available power capacity price plus the variable non-fuel cost for the delivered energy and the fuel cost (if offered), less penalties and fuel surpluses. Power capacity surpluses are remunerated pursuant to SEE Resolution No. 19/2017.

For further information on the projects conducted under this resolution, see Note 16.

Renovar Programs

In order to meet the objectives, set by Law No. 26,190 and Law No. 27.191 promoting the use of renewable sources of energy, the MEyM called for open rounds for the hiring of electric power from renewable sources (RenovAr Programs, Rounds 1, 1.5 and 2) within the WEM. These calls aimed to assign power capacity contracts from different technologies (wind and solar energy, biomass, biogas and small hydraulic developments with a capacity of up to 50 MW).

Successful bidders will enter into renewable electric power supply agreements for the sale of a committed annual electric power block for a term of 20 years.

Additionally, several measures have been established to promote the construction of projects for the generation of energy from renewable sources, including tax benefits (advance VAT reimbursement, accelerated depreciation of the income tax, import duty exemptions, etc.) and the creation of a fund for the development of renewable energies destined, among other objectives, to the granting of loans and capital contributions for the financing of such projects.

For further information on the projects conducted under this resolution, see Note 16.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

Renewable Energy Term Market (“Renewable MAT” Regimen)

Through Resolution No. 281/2017, the MEyM regulated the Renewable MAT system with the purpose of setting the conditions for large users within the WEM and WEM distributing agents’ large users comprised within Section 9 of Law No. 27,191 to meet their demand supply obligation from renewable sources through the individual purchase within the MAT of electric power from renewable sources, or self-generation from renewable sources.

Furthermore, this resolution regulates the conditions applicable to projects for the generation, self-generation and co-generation of electric power from renewable sources. Specifically, the Registry of Renewable Electric Power Generation Projects (“RENPER”) was created for the registration of such projects.

Projects destined to the supply of electric power from renewable sources under the Renewable MAT regime may be covered by other remuneration mechanisms, such as the agreements under the Renovar rounds. Surplus energy will be sold in the Spot Market and remunerated pursuant to SEE Res. No. 19/2017.

Finally, contracts executed under the Renewable MAT regime will be administered and managed in accordance with the WEM procedures. The contractual terms, life, allocation priorities, prices and other conditions, notwithstanding the maximum price set forth in Section 9 of Law No. 27,191, may be freely agreed between the parties, although the committed electricity volumes will be limited by the electric power from renewable sources produced by the generator or supplied by other generators or suppliers with which it has purchase agreements in place.

For further information on the projects conducted under this resolution, see Note 16.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

2.1.7 Transmission costs payable by Generators

On November 28, 2017, SEE Resolution No. 1,085/17 approved a new cost distribution methodology that represents the transmission service’s remuneration within the WEM.

In this regard, the SEE amended the original regulation of the WEM transmission system, which provided that transmission service costs would be allocated to the Demand and electric power Generation, and resolved that generators should stop paying costs associated with transmission, and start paying a charge representing operating and maintenance costs for connection and transformation equipment linking with the high-voltage transmission system as from December 1, 2017. This amendment implied a cost reduction for the Company.

2.1.8 Fuel Self-Supply for Thermal Power Plants

On July, 31, 2018, MINEM Resolution No. 46/18 instructed the SGE to take the necessary actions so that CAMMESA may implement the competitive mechanisms necessary to guarantee the availability of the gas volumes required for the generation of electricity.

It also set maximum prices at the Transportation System Entry Point (PIST) for natural gas, based on the source basin, applicable for the valuation of natural gas volumes destined to the generation of electricity to be sold in the WEM and setting a weighted average of U$S 4.20/MBTU (U$S 4.42/MBTU for the neuquina basin).

Furthermore, MEGSA Circular Letter No. 254/18 established an online auction mechanism so that CAMMESA may acquire natural gas for supply to thermal power plants during the September-December 2018 period. The auction was only made for interruptible volumes.

Later, SGE Resolution No. 70/2018, published in the BO on November 6, 2018, empowered generating, co-generating and self-generating agents within the WEM to acquire fuels, without distinction, required for own generation. This resolution supersedes Section 8 of Resolution No. 95/2013 of the former ES, which provided that the supply of fuels for electric power generation would be centralized in CAMMESA (with the exception of the generation covered by the Energy Plus regime).

The cost of generation with own fuels will be valued according to the mechanisms for the recognition of CVPs recognized by CAMMESA.

Furthermore, the self-supply capacity will not affect commitments undertaken by generators under WEM supply agreements executed with CAMMESA, and CAMMESA will remain in charge of the commercial management and the dispatch of fuel for generators which do not or cannot make use of such capacity.

Therefore, beginning on the second half of November 2018, generators were authorized to declare their variable production costs including fuel costs so that they may be recognized by CAMMESA. This declaration, which was originally limited to units remunerated under SEE Resolution No. 19/17, was later extended to equipment remunerated under a specific agreement.

In the seasonal programming conducted on November 12, 2018, the Company has opted to make use of this self-supply capacity and has destined a significant part of its natural gas production as an input to its thermal units’ dispatch.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

Finally, on February 8, 2019 the SGE instructed CAMMESA, to apply as from February 18, 2019, for the definition of maximum CVPs to be recognized in each two-week period, the weighted average price of natural gas per basin which would have resulted if the total domestic natural gas production necessary for the supply foreseen by the electricity sector had been acquired under contracts entered into under the last auction conducted by CAMMESA in the MEGSA.

2.2    Transmission

2.2.1 Tariff situation

During 2018, as established in the RTI, the ENRE applied the biannual tariff update mechanism, according to the corresponding formula, which depends on the Wholesale Price, Consumer Price and Salaries indexes, as long as the compliance of the Trigger Clause is verified.

Regarding Transener, on February 19, 2018, the ENRE issued Resolution No. 37/18, which was rectified on April 5, 2018 by ENRE Resolution No. 99/18. This resolution adjusted Transener´s remuneration by 24.15% for the December 2016 to December 2017 period, to be applied to the remuneration scheme as from February 2018. Subsequently, on November 16, 2018, the ENRE issued Resolution No. 280/18, which adjusted Transener's compensation by 42.55% for the December 2016 to June 2018 period, to be applied to the remuneration scheme as from August 2018.

Regarding Transba, on February 19, 2018, the ENRE issued Resolution No. 38/18, which was rectified on April 5, 2018 by ENRE Resolution No. 100/18. This resolution adjusted Transba´s remuneration by 23.39% for the December 2016 to December 2017 period, to be applied to the remuneration scheme as form February 2018. Subsequently, on November 16, 2018, the ENRE issued Resolution No. 281/18, which adjusted Transba´s remuneration by 43.25% for the December 2016 to June 2018 period, to be applied to the remuneration scheme as from August 2018.

On the other hand, on July 3, 2018, the ENRE informed the beginning of the procedure to determine the remuneration of the Independent Carriers in exploitation stage: TIBA (Transba), Fourth Line (Transener), YACYLEC and LITSA. In this regard, on October 8, 2018, costs, investments and aimed tariff corresponding to Fourth Line and TIBA were presented to the ENRE.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

2.3    Energy distribution

2.3.1 General

Edenor Concession was granted in 1992 for a 95-year term, which may be extended for an additional maximum period of 10 years. The ENRE is empowered to control the quality levels of the technical product and service, the commercial service and the compliance with public safety regulations, as provided for in the Concession Agreement. If the Distribution Company fails to comply with the obligations assumed, the ENRE may apply the penalties stipulated in the aforementioned Agreement.

2.3.2 Electricity rate situation

On January 31, 2017, the ENRE issued Resolution No. 63/17, pursuant to which it determined the definitive Electricity Rate Schedules, the review of costs, the required quality levels, and all the other rights and obligations that are to be applied and complied with by Edenor as from February 1, 2017. Furthermore, it limited the increase in the VAD resulting from the RTI process and applicable as from February 1, 2017, to a maximum of 42% vis-á-vis the VAD in effect at the date of issuance of the aforementioned resolution, with the remaining value of the new VAD being applied in two stages, the first of them in November 2017 and the second and last one in February 2018.

Furthermore, on November 30, 2017, by means of Resolution No. 603/17, the ENRE approved the CPD values, applicable as from December 1, 2017, and retroactively to consumption recorded in the months of August through November 2017. That amount totaled $ 753.9 million and was billed in two installments, December 2017 and January 2018. Additionally, the Electricity Rate Schedule’s values, applicable as from December 1, 2017, were approved.

On January 31, 2018, the ENRE issued Resolution No. 33/18, whereby it approves the CPD values relating to the July 2017-December 2017 period, which were in the order of 11.99%, the values of the 48 monthly installment to be applied in accordance with the provisions of ENRE Resolution No. 329/17 which were deferred in the year 2017, and the electricity rate schedule to be applied to consumption recorded as from February 1, 2018. Additionally, it is informed that the average electricity rate value amounts to $2.4627/kwh.

Furthermore, on July 31, 2018, the ENRE issued Resolution No. 208/18, whereby it approves, as from August 1, 2018, the CPD relating to the January-June 2018 period, to be applied 7.93% as of August 1, 2018, and 6.51% in six (6) consecutive monthly installments as of February 1, 2019. The CPD amounted to 15.85%. Moreover, the above-mentioned resolution sets the system of caps for the social tariff as well as the values that the Company shall apply to determine and credit discount amounts onto the power bills of the consumers affected by deficiencies in the quality of the technical product and/or the quality of the technical and commercial service as from the first control day of the September 2018-February 2019 six-month period. Additionally, it is informed that the average electricity rate value amounts to $2.9871/kWh.

Finally, according to section 4 of SE Resolution No. 366/18, passed on December 27, 2018, SE Resolution 1,091/17 was repealed, thus eliminating the energy-savings discount for the residential tariff charged to customers framed or not under the social tariff as from January 1, 2019. With regard to the social tariff discounts, they will be assumed by the Governments of the Province of Buenos Aires and the City of Buenos Aires in accordance with the provisions of the 2019 Federal Budget Law.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

2.3.3 Framework Agreement

On January 10, 1994, Edenor, together with Edesur S.A., the Federal Government and the Government of the Province of Buenos Aires entered into the so-called Framework Agreement, whose purpose was to establish the guidelines under which the Company was to supply electricity to low-income areas and shantytowns. In October 2003, the so-called New Framework Agreement was signed with the aim of setting the bases and general guidelines based on which the Federal and the Provincial Governments’ economic contribution for the electricity supplied by the two Distribution Companies to the different shantytowns would take place and be coordinated. After successive extensions of the agreement’s term, the latest extension was in effect until September 30, 2017.

At the date of these financial statements, Edenor is negotiating with the Federal Government the signing of a new extension for the period elapsed from October 1, 2017 through December 31, 2018, and the payment of the electricity supplied during such period; therefore, no revenue for this concept has been recognized.

Additionally, and as a consequence of the transfer of jurisdiction over the public service of electricity distribution from the Federal Government to the Province of Buenos Aires and to the City of Buenos Aires provided for by Law 27,467, Edenor will be required, when the transfer takes place, to undertake a review, with the new Grantors of the Concession, of the treatment to be given to low-income areas and shantytowns’ consumption of electricity as from January 1, 2019. In this framework, the Government of the Province of Buenos Aires enacted Law No. 15,078 on General Budget, which establishes that the aforementioned consumption shall be borne by the referred to province’s Municipalities and approved by the regulatory entities or local authorities having jurisdiction in each area.

2.3.4 Penalties

As of December 31, 2018 and 2017, Edenor has recognized in its financial statements the penalties accrued, whether imposed or not yet issued by the ENRE, relating to the control periods elapsed as of those dates.

Furthermore, ENRE Resolution No. 63/17, Note 2.c) has set out the control procedures, the service quality assessment methodologies, and the penalty system, applicable as from February 1, 2017, for the 2017 – 2021 period.

Additionally, by means of Note No. 125,248 dated March 29, 2017, the ENRE sets the new penalty determination and adjustment mechanisms in relation to the control procedures, the service quality assessment methodologies, and the penalty system applicable as from February 1, 2017 for the 2017 – 2021 period set by ENRE Resolution No. 63/17, providing for the following:

i)             Penalty values shall be determined on the basis of the kWh value, the average electricity rate, the cost of energy not supplied or other economic parameter at the value in effect at the first day of the control period or the value in effect at the date of the penalizable event for penalties arising from specific events.

ii)            For all the events that occurred during the transition period (the period between the signing of the Adjustment Agreement and the effective date of the RTI) for which a penalty has not been imposed, penalties shall be adjusted by the IPC used by the BCRA to produce the ITCRM for the month prior to the end of the control period or that for the month prior to the date of occurrence of the penalizable event for penalties arising from specific events, until the date on which the penalty is imposed. This mechanism is also applicable to the concepts penalized after April 15, 2016 (ENRE Note No. 120,151) and until the effective date of the RTI. This adjustment will be part of the penalty principal amount.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

iii)           Unpaid penalties will accrue interest at the BNA lending rate for thirty-day discount transactions from the date of the resolution to the date of actual payment, as interest on late payment. In the case of penalties relating to Customer service, the calculated amount shall be increased by 50%.

iv)           Penalties subsequent to February 1, 2017 will be valued at the Kwh value or the cost of energy not supplied of the first day of the control period or of the day on which the penalty is imposed for penalties arising from specific events. Those concepts will not be adjusted by the IPC, applying the interest on late payment established in iii) above. Moreover, an additional fine equivalent to twice the amount of the penalty will be determined if payment is not made in due time and proper form.

In the ENRE’s opinion many of the penalties imposed in kWh must be valued at the date of occurrence of the penalizable event; these modifications have been quantified and recognized as of December 31, 2018.

In accordance with the provisions of Sub-Appendix XVI to ENRE Resolution No. 63/17, Edenor is required to submit in a term of 60 calendar days the calculation of global indicators, interruptions for which force majeure had been alleged, the calculation of individual indicators, and will determine the related discounts, crediting the amounts thereof within 10 business days. In turn, the ENRE will examine the information submitted by Edenor, and in the event that the crediting of such discounts were not verified will impose a fine, payable to the Federal Government, equivalent to twice the value that should have been recorded. At the date of these financial statements, Edenor has complied with the provisions of the aforementioned Resolution in relation to the six-month period ended August 31, 2018.

Furthermore, in different resolutions concerning penalties relating to the Quality of the Commercial and Technical Service, the Regulatory Entity has provided for the application of increases and adjustments, applying for such purpose a criterion different from the one applied by the Company. In this regard, the ENRE implemented an automatic penalty mechanism in order that the discounts on account of deviations from the established limits may be credited to customers within a term of 60 days as from the end of the six-month control period.

In fiscal year 2018, the ENRE regulated and/or issued new penalty procedures:

-	ENRE Resolution No. 118/18: It regulated the Compensation for extraordinary service provision interruptions.
-

ENRE Resolution No. 170/18: It regulated the Penalty System for Deviations from the Investment Plan, a procedure whereby real investments are assessed by comparison with the annual investment plan submitted by Edenor, and the investment plan carried out for the 5-year rate period is assessed as against the Five-year period plan proposed in the RTI.

-	ENRE Resolution No. 198/18: New Supplementary Penalty System of Technical Service Quality, which penalizes deviations ºfrom quality parameters at feeder level.
-	ENRE Resolution N° 91/18: Through the filing of charges, the ENRE informs Edenor about the penalty system to be applied for failure to comply with meter-reading and billing time periods.

The effects of these resolutions were quantified by Edenor and recognized as of December 31, 2018.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

2.3.5 Law on electricity dependent patients

On May 17, 2017, Law No. 27,351 was passed, which guarantees the permanent and free of charge supply of electricity to those individuals who qualify as dependent on power for reasons of health and require medical equipment necessary to avoid risks in their lives or health. The law states that the account holder of the service or someone who lives with him/her (a cohabitant) that is registered as “Electricity dependent for reasons of health” will be exempt from the payment of any and all connection fees and will benefit from a special free of charge tariff treatment in the electric power supply service under national jurisdiction, which consists in the recognition of the entire amount of the power bill.

According to Executive Order No. 740 of the PEN, dated September 20, 2017, the MINEM will be the Authority of Application of Law No. 27,351, whereas the Ministry of Health will be responsible for determining the conditions necessary to be met for registration with the “Registry of Electricity Dependent for Reasons of Health” and will issue the clarifying and supplementary regulations for the application thereof.

On September 25, 2017, the National Ministry of Health issued Resolution No. 1,538-E/17, which creates the Registry of Electricity Dependent for Reasons of Health (RECS), within the orbit of the National Ministry of Health, operating under the authority of the Undersecretariat for the Management of Health Care Services.

At the date of issuance of these financial statements no further regulations have been issued concerning the Resolution mentioned in the preceding paragraph.

2.3.6 Change of Jurisdiction

By Law No. 27467, 2019 Federal budget of expenditures and resources, the Executive Power is instructed to promote such actions that may be necessary in order for electricity distribution companies Edenor and Edesur S.A. to become subject to the jurisdiction of the Province of Buenos Aires and the City of Buenos Aires as from January 1, 2019.

Upon completion of the aforementioned process, the ENRE will continue to exercise its functions and powers over all those issues that are unrelated to the public service of electricity distribution.

In this regard, on February 28, 2019, the Federal Government, the Province of Buenos Aires and the City of Buenos Aires entered into an agreement for the transfer of the public service of electricity distribution, duly awarded to Edenor under a concession by the Federal Government, to the jurisdiction of the Province of Buenos Aires and the City of Buenos Aires. It is worth pointing out that Edenor has not been a party to such agreement, and, at the date of issuance of these financial statements is analyzing the scope and effects therefrom.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

2.4.  Oil and gas

2.4.1 Argentine Hydrocarbons Law

On October 29, 2014, the National Congress enacted Law No. 27,007 amending Hydrocarbons Law No. 17,319 (enacted in 1967), which empowers the Government to grant exploration permits and concessions to the private sector, and:

a)

Sets the terms for exploration permits, exploitation concessions and transportation concessions, making a distinction between conventional and unconventional reservoirs in the continental shelf and the territorial sea.

b)

Establishes a 12% percentage payable as royalties by the exploitation concessionaire to the grantor on the proceeds derived from liquid hydrocarbons extracted at wellhead and the production of natural gas. In the case of extension, additional royalties for up to 3% over the applicable royalties at the time of the first extension, up to a total of 18%, will be paid for the following extensions.

c)

Provides for two types of non-binding commitments between the National Government and the Provinces aiming to establish a uniform environmental legislation and to adopt a uniform tax treatment to encourage hydrocarbon activities.

d)	Restricts the National Government and the Provinces from reserving new areas in the future in favor of public or mixed companies or entities, irrespective of their legal form.

Furthermore, Abbreviated Hydrocarbons Law No. 26,197, enacted in 2007, granted the Argentine provinces title to the crude oil and gas reserves located in their territories, and provinces were empowered to grant concessions and permits to private companies.

Additionally, pursuant to Decree No. 1,277/12 (as amended by Decree No. 272/15), duties are vested in the MEyM, with which hydrocarbon companies should be registered, and the Hydrocarbons Investment Plan’s Strategic Planning and Coordination Commission, whose primary role is to implement the National Plan for Hydrocarbon Investments, under which the companies should timely file with the Commission any required technical, quantitative and/or economic information necessary to evaluate the performance of the sector. The Companies should also submit an Annual Investment Plan consistent with the National Plan for Hydrocarbon Investments. This Executive Order also authorizes the MEyM to publish reference prices for each cost and expense component, as well as fuel reference prices, which are intended to cover production costs attributable to the activity and, in turn, achieve a reasonable profit margin. The MEyM may apply different types of penalties in case of breach.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

2.4.2 Gas Market

2.4.2.1 Programs Encouraging an Increase in Domestic Natural Gas Production

2.4.2.1.1 Gas Plan I

On February 14, 2013, Res. No. 1/13 was published in the BO. This resolution creates the Gas Plan I Program, which aims to evaluate and approve projects furthering the national self-supply of hydrocarbons through a gas production into the domestic market, as well as to generate higher levels of activity, investment and employment in this sector. Gas Plan I was regulated by Resolution No. 3/13 issued by the National Plan for Hydrocarbon Investments’ Strategic Planning and Coordination Committee, (the “Committee”) and published in the BO on April 26, 2013.

Gas Plan I provides that the National Government undertakes to pay a monthly compensation resulting from: (i) the difference between the Surplus Injection price (U$S7.5/MMBTU) and the price actually collected from the sale of the Surplus Injection, plus; (ii) the difference between the Base Price and the price actually collected from the sale of the Adjusted Base Injection. These projects will be in force for a maximum term of 5 years, with the possibility for renewal.

On August 7, 2013, pursuant to Res. No. 27/13, the Committee approved a project for an increase in the total natural gas injection submitted by former subsidiary PEPASA, with retroactive effects to March 1, 2013.

2.4.2.1.2 Gas Plan II

In November 2013, the Committee issued Res. No. 60/13 creating Gas Plan II. Such program was directed to companies without previous production or with a maximum injection limit of 3.5 MMm3/d and included price incentives in the case of production increases, as well as penalties involving LNG imports in case of non-compliance with committed volumes. Res. No. 60/13 (as amended by ES Resolution N° 22/14 y N° 139/14), established a price ranging from U$S4/MMBTU to U$S7.5/MMBTU, based on the highest production curve attained.

On March 6, 2014 and January 30, 2015, former subsidiaries PELSA and Petrobras were registered with this program pursuant to Res. No. 20/14 and 13/15, respectively, of the Secretariat of Economic Policies and Development Planning of the Ministry of Economy and Public Finances.

It should be pointed out that the collection of the compensation for both programs depends on the payment capacity of the Argentine Government, which has incurred a delay in the cancellation of credit claims.

On April 3, 2018, MINEM Resolution No. 97/18 was published, which approves the procedure for the cancellation of compensations pending settlement and/or the payment for the year 2017 under the above-mentioned gas injection encouragement programs. Beneficiary companies opting for the application of the procedure should state their decision to adhere to adhere within a term of twenty (20) business days, waiving all present or future administrative and/or judicial actions, remedies, rights or claims regarding the payment of obligations arising from the programs. The cancellation procedure established in the Resolution provides that the amounts will be payable in thirty equal and consecutive installments as from January 1, 2019.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

The Company has decided to adhere to the payment procedure established in MINEM Resolution No. 97/18, and the estimated compensation amount for the Group provided for by said resolution amounts to U$S148 million (see Note 12.2).

On February 21, 2019, SGE Resolution No. 54/19 was published, which modifies the procedure for the cancellation of compensations pending settlement and/or the payment for the year 2017 (MINEM Resolution No. 97/18), the main modification being that cancellations would be instrumented through the delivery of public debt bonds.

2.4.2.1.3 Unconventional Gas Plan

On March 6, 2017, MEyM Resolution No. 46-E/2017 was published, which created the Program for the Encouragement of Investments in the Development of Natural Gas Production from Unconventional Reservoirs (the “Unconventional Gas Plan”) seeking to encourage investments for the production of natural gas through unconventional methods in the Neuquén Basin and effective until December 31, 2021.

To join this program, an investment plan should be submitted for concessions located in the Neuquén Basin producing unconventional natural gas; the program consists of the payment of a compensation to be determined on a monthly basis by multiplying the gas volume sold from the covered concessions by the difference between its minimum price and its actual price (the average volume billed by each company in the domestic market). The minimum price is U$S7.50 per million BTU for the year 2018, and it will later decrease by U$S0.50 per million BTU per year until reaching U$S6.00 per million BTU for the year 2021. Compensations under this program may be collected as from the month following the submission of the application to join the program or the month of January, 2018, whichever is later, and until December 2021. Compensations assessed as indicated above will be payable as follows: 88% to the companies joining the program, and the remaining 12% to the province where the concession covered by the program is located. Compensations will be assessed in U.S. dollars but will be payable in pesos at the exchange rate for sales operations of Banco de la Nación Argentina effective on the last business day of the month corresponding to the production subject to compensation.

On November 2, 2017, MEyM Resolution No. 419/2017 was published in the BO. This resolution amends Resolution No. 46/2017 and classifies concessions into pgilot and developing, with an Initial Production equal to or higher than 500,000 m3/day (monthly average between July 2016 and June 2017). Undeveloped concessions may obtain a guaranteed minimum price for their whole production provided they reach an annual average production equal to or higher than 500,000 m3/day during a twelve-month period by December 31, 2019. Developing concessions may only apply for the benefit for the incremental portion of their Initial Production. The reference price for the incentive will be calculated using the domestic market’s weighted average reported by the MEyM’s Secretariat of Hydrocarbon Resources.

On November 17, 2017, MEyM Resolution No. 447/2017 was published in the BO. This resolution extends the application of the Unconventional Gas Plan created by Resolution No. 46/2017 and amended by Resolution 419/2017 to natural gas production from unconventional reservoirs in the austral basin.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

Finally, on January 23, 2018, MEyM Resolution No. 12E/2018 was published, which introduces certain modifications to the Unconventional Gas Plan created by MEyM Resolution No. 46/17, as amended, including an extension of the definition of “Covered Concessions” to include more than one concession in a single Plan provided:

(i)	they are adjacent;
(ii)	they have a jointly-applicable investment plan;
(iii)	they are operated on a joint basis through the use of substantially the same surface facilities;
(iv)	the companies making up the consortium holding such concessions have the same interest percentages in all concessions involved; and
(v)	during the life of the program, any assignment of an interest in the consortium holding any of the concessions making up the Covered Concession should be made jointly and simultaneously with the assignment of a like interest in all the concessions making up such Covered Concession.

The Company has requested the SGE to include the following exploitation projects timely approved by the provincial enforcement authority in the Unconventional Gas Plan: (i) “Río Neuquén”, filed on February 5, 2018, as owner of 33.07% of production, (ii) “El Mangrullo”, filed on July 26, 2018, as operator and owner of 100% of production; and (iii) “Sierra Chata”, filed on July 30, 2018, as operator and owner of 45.55% of production.

However, on January 30, 2019, in a meeting called by the SGE, affected gas producers (including the Company) were informed that no new projects would be approved under the Unconventional Gas Plan, and that the SGE would evaluate a new incentive scheme for the production of unconventional gas during the winter period.

As of the issuance of these financial statements, the SGE has still not issued any resolution or administrative decision in this respect, and the Company has not been formally notified of the rejection of the above-mentioned exploitation projects; notwithstanding that, the Company is currently analyzing the course of action to take and awaiting a new incentive proposal for the winter period.

2.4.2.2 Natural Gas for the Residential Segment and CNG

2.4.2.2.1 Administration of the Priority Demand

In June, 2016, MEyM Res. No. 89/16 was published in the BO, which established the criteria for the standardization of natural gas purchases within the PIST by distribution service providers in order to meet the Priority Demand. Additionally, criteria were established to guarantee the meeting of the Priority Demand through the Emergency Executive Committee (CEE) in case of operational emergencies which may affect its normal supply.

In June, 2017 ENARGAS Resolution No. 4502/17 was published, which approved the procedure for dispatch administration in the CEE. In case the CEE does reach an agreement, ENARGAS will define the supply taking into consideration each producer’s available quantities minus the amounts previously purchased to meet the Priority Demand, with a progressive allocation until matching the proportional quota of each producer/importer in the Priority Demand.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

2.4.2.2.2 New Natural Gas Prices within the PIST

In early January, 2018, the extension period set forth by Law No. 27,200 to the public emergency declared in 2002 terminated and, therefore, Law No. 24,076 was reinstated, which provides that the price of natural gas supply agreements will be determined by the free interaction of supply and demand. As a result, on November 29, 2017, with the backing of the MEyM, natural gas distributors executed an agreement with the country’s main natural gas producers, including the Company, effective from January 1, 2018 to December 31, 2018. Prices were differentiated based on the source basin, the user category, and whether the tariff was full or differential, with periodic increases, and ranged from U$S 1/MBTU to U$S 6.5/MBTU.

However, on account of the significant devaluation of the Argentine peso and the impossibility to transfer this new exchange rate on to final users’ tariff schemes, in early October, 2018 this agreement was ineffective and, consequently, prices with gas distributors began to be agreed in the spot market on a daily basis.

Furthermore, ENARGAS Resolutions No. 280-289 and 292/2018 were issued, which established, effective for a six-month period beginning October 1, 2018, the new natural gas final tariffs for SGP, CNG and residential users considering a price for natural gas as input ranging between U$S 1.74/MBTU y U$S 3.98/MBTU, including the differential tariff.

Furthermore, on November 15, 2018 Decree No. 1,053/2018 was issued, which established, on a one-off basis, that the National Government assume the difference between the price of gas purchased by gas distributors and the price of gas recognized in distributors’ final tariffs for the April 2018 – March 2019 period. ENARGAS will determine the net amount, which will be transferred to each Distributor in 30 monthly and consecutive installments as from October 1, 2019 updated using the BNA’s 30-day interest rate; once an installment has been received, Distributors must immediately make the corresponding payments to gas suppliers, and must inform and credit them monthly before the ENARGAS.

As of the issuance of these financial statements, the Company has not still decided whether or not to adhere to the payment procedure established by Decree No. 1,053/18.

Finally, on February 12, 2019, with the publication in the BO of ENARGAS Res. No. 72/19, the methodology for passing the gas price on to tariffs and the general procedure for calculating accumulated daily exchange differences entered into effect. Among other aspects, this methodology contemplates the recognition of prices stipulated in the agreements entered into between distributors and producers and the definition of the exchange rate to be used. Specifically, it provides that the exchange rate to be considered between producers and distributors should be BNA’s average exchange rate for the first 15 days of the month immediately preceding the beginning of each seasonal period or, if lower, the exchange rates stipulated in the agreements.

2.4.2.3 Tender for Firm Gas Supply

SGE Resolution No. 32/19, published in the BO on February 11, 2019, approved the mechanisms for the single price tender for firm gas supply to distributors by producers and IEASA. It also defined commitments for up to 70% of the maximum daily volume for a term of 12 months, with seasonal variations, effective as from April 2019.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

From the Southern and Neuquina basin, 14.4 million m3-day were assigned for the summer and 36.1 million m3-day for the winter, at a weighted average price between auctioned offers of U$S 4.62/MBTU. Out of these volumes, 83% corresponded to the Neuquina Basin at a weighted average price of U$S 4.61/MBTU. Pampa took part in this auction.

Furthermore, from the Northwest basin, 3.8 million m3-day were assigned for the summer and 9.4 million m3-day for the winter, at a weighted average price of U$S4.35/MBTU.

2.4.2.4 Acquisition of Natural Gas for Generation

As explained in detail in Note 2.1.9, MINEM Resolution No. 46/18 and MEGSA Circular Letter No. 254/18 established new maximum prices within the PIST for natural gas and a mechanism for online auctions for the acquisition of natural gas by CAMMESA to supply thermal power plants during the September-December 2018 period. On September 6, 2018, CAMMESA’s auction for the stated period took place, and offers for a total 143 million m3 of interruptible gas-day were received with a weighted average PIST price of U$S3.8/MBTU. Pampa took part in this auction.

Later, SGE Resolution No. 70/18 empowered generating, self-generating and co-generating agents to acquire the fuels required for their generation, without making a distinction between liquid fuels, natural gas or other types of fuel.

However, as this is an option granted to the generator, it could be argued that, even if the agreement provides that the supply is an obligation by the generator, in case it opts not to acquire the fuel on its own, CAMMESA should keep supplying the necessary fuel.

It should be pointed out that since the seasonal programming conducted on November 12, 2018, the Company has opted to make use of its self-supply capacity, and has destined a significant part of its natural gas production to its thermal units’ dispatch.

Furthermore, on December 27, 2018, under another CAMMESA auction conducted for the year 2019, offers for a total 222 million m3 interruptible gas-day were received, at seasonal PIST prices with a maximum price of U$S5.2/MBTU and a minimum price of U$S3.2/MBTU for the June-August 2019 period, and with a maximum price of U$S3.7/MBTU and a minimum price of U$S2.2/MBTU for the rest of the year. Pampa took part in this auction.

2.4.2.5 Natural Gas Exports

MEyM Resolution No. 104/2018 and SGE Resolution No. 9/2018, issued on August 21 and September 15, 2018, respectively, established a Procedure for the Authorization of Natural Gas Exports. Authorizations may consist of short-term (up to 1 year) or long-term (1 to 10 years) exports, whether on an interruptible basis or on a firm basis for summer periods (October - April for a term of up to 5 years), or operational exchanges in emergency situations, the security of supply to the Argentine domestic market being a condition in all cases. Furthermore, in the case of projects covered by the Unconventional Gas Plan, exported natural gas may not be computed as part of and/or within the production applicable to such program.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

On December 12, 2018, the Company was authorized pursuant to SGE Resolution No. 252/2018 to export natural gas to Chile, on an interruptible basis, from the Río Neuquén and Rincón del Mangrullo areas, to Colbún S.A., at a PIST price of U$S4.2/MBTU, for a maximum volume of 2 million m3-day until November 15, 2019, or until meeting the total maximum quantity equivalent to the authorized daily export volume by the number of days this authorization is effective, whichever occurs first.

Furthermore, on January 22, 2019, the Company was authorized pursuant to SGE Resolution No. 12/2019 to export natural gas to Uruguay, also on an interruptible basis, from the Río Neuquén and Rincón del Mangrullo areas, to the National Administration of Power Stations and Electric Transmissions, at a PIST price of U$S4.01/MBTU, for a maximum volume of 600 million m3-day until May 1, 2019, or until meeting the total maximum quantity equivalent to the authorized daily export volume by the number of days this authorization is effective, whichever occurs first.

It should be pointed out that from September 4, 2018 to December 31, 2020, the application of a natural gas export tax of $ 4 over each exported U$S, with a maximum 12% tax rate, was regulated.

2.5 Gas Transportation

2.5.1. General aspect

TGS’ license has been granted for an original term of 35 years starting December 28, 1992. However, upon termination TGS may request to the ENARGAS a License extension for an additional ten-year period. Upon termination of the License’s life, whether it be 35 or 45 years, the Natural Gas Law requires the call for a new bid for the granting of a new license, where TGS —provided it has substantially met its obligations resulting from the License— will have the option to match the best offer received by the National Government during the bidding process.

2.5.2. TGS’s Tariff situation

2.5.2.1.    Integral Agreement

On March 30, 2017, within the framework of the tariff renegotiation process mentioned above, TGS entered into the Integral Renegotiation Agreement (the “2017 Integral Agreement”). The 2017 Integral Agreement had as background the transitional agreements celebrated in 2008, 2016 and 2017 (the "Transitional Agreements") by which TGS was granted with transitional tariff schedule applicable in order to continue providing the service of natural gas transportation service.

After being approved by the different intervening government agencies and the National Congress, the 2017 Integral Agreement was ratified on March 27, 2018, through PEN Decree No. 250/2018. This decree represents the conclusion of the RTI process and the completion of the 2017 Transitional Agreement, and thus, the final renegotiation of the license after seventeen years of negotiations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

The 2017 Integral Agreement sets the guidelines for the provision of the natural gas transportation service until the end of the License. Among these guidelines:

-

The RTI Process, which will culminate in the signing of the integral agreement, was approved. As a result of this RTI, a new tariff schedule was also approved. This new tariff schedule applicable to the Company determined a total tariff increase of 214.2% and 37%, in the event that it had been granted in a single installment as of April 1, 2017, on the tariff of the natural gas transportation service and the charge of access and use (CAU), respectively.

-

A Five-Year Investment Plan is approved. Resolution 4362 obliged TGS for the execution of the Five-Year Plan, which requires a high level of essential investments for the operation and maintenance of the pipeline system, to provide quality, safe and reliable service. The Five-Year Plan shall be for the period from April 1, 2017 to March 31, 2022 and will amount to Ps. 6,786,543 (valued at December 31, 2016).

-

A non-automatic six-month adjustment mechanism for the natural gas transportation tariff and the investment commitments were approved. This adjustment must be approved by ENARGAS and for its calculation, the evolution of the WPI published by INDEC will be considered.

-

TGS and its shareholders must withdraw any claim against the Government related to the natural gas transportation business, including the arbitration proceedings before the ICSID. The Company desisted from it on June 26, 2018.

As it is mentioned above the tariff increase was granted in 3 installments according to the following resolutions:

-	Effective as of April 1, 2017, 64.2% of the tariff for the natural gas transport service, the CAU not being adjusted, in accordance with the provisions of Resolution No. 4362/2017.
-	Effective as of December 1, 2017, after the issuance of Resolution 120, 81.1% on the tariff for the natural gas transport service and 29.7% on the CAU, which includes the first adjustment by WPI.
-

Effective as of April 1, 2018, an increase of 50% over the tariff for the natural gas transport service and the CAU within the framework of the provisions of Resolution No. 310/2018 issued by the ENARGAS.

In addition, completing the RTI process, prior to the ratification of the 2017 Integral Agreement and within the framework of the Transitional Agreements, the Company received the following tariff increases:

-

Through Resolution ENARGAS I-2852/2014 on April 7, 2014, a staggered increase of 8% was established as of April 1, 2014, from 14% accumulated since 1 June 2014 and 20% accumulated since August 1, 2014.

-

On June 5, 2015, ENARGAS issued Resolution No. I-3347/2015, which complements Resolution I-2852, which approved an increase in the tariffs applicable to the natural gas transportation service from May 1, 2015. This increase represented for TGS a transitional increase of 44.3% in the price of the natural gas transport service and 73.2% in the CAU.

-	Effective since April 1, 2016, an increase of 200.1% on the rates applicable to the public service of Natural Gas Transportation and to the CAU in accordance with the provisions of Resolution No. I-3724/2016 of ENARGAS, which could only be invoiced in full from October 7, 2016 after the ruling issued by the CSJN that determined the nullity of Resolutions N° 28/2016 and 31/2016 (jointly "Resolutions 28 and 31") of the MINEM.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

2.5.2.2 Semi-annual tariff increase

This increase is granted within the framework of the semi-annual tariff adjustment of the natural gas transportation service in accordance with the provisions of the RTI process.

In the public hearing held on September 4, 2018, in which the Company requested, based on the variation of the WPI recorded for the period February - August 2018, a tariff increase of approximately 30%. Considering the hearing, on September 27, 2018, ENARGAS issued Resolution No. 265/2018 which determined a 19.7% tariff increase effective as of October 1, 2018.

This increase was determined by ENARGAS based on the simple average of the WPI, the Construction Cost Index for the period February and August 2018 and the Salary Variation Index between December 2017 and June 2018.

It is noteworthy that ENARGAS supported the determination of the aforementioned tariff increase in the provisions of Resolution 4362, which, among other issues, provided that under certain circumstances and macroeconomic conditions, such as the significant devaluation occurred after April 2018, ENARGAS may use other indexes than the WPI to determine the tariff increase. TGS notified ENARGAS its disagreement with respect to the methodology for calculating the semi-annual adjustment.

On February 26, 2019, within the framework of the RTI, a new public hearing took place with the aim of the determination of the biannual tariff increase that will come into effect as of April 1, 2019. As of the date of issuance of these consolidated financial statements, ENARGAS has not issued the corresponding resolution.

2.5.2.3 Non-regulated segments

2.5.2.3.1 Domestic market

The Production and Commercialization of Liquids segment is not subject to regulation by ENARGAS. However, over recent years, the Argentine Government enacted regulations which significantly impacted on it.

GLP domestic sales prices are impacted by the provisions of Law No. 26.020 "Regime of the industry and commercialization of liquefied petroleum gas" and the SRH (former Secretary of Hydrocarbon Resources), that sets forth LPG minimum volumes to be sold in the local market in order to guarantee domestic supply.

In this context, TGS sells the production of propane and butane to fractionators at prices determined semiannually by the SRH. On March 30, 2015, the PEN issued Decree No. 470/2015, regulated by SE Resolution No. 49/2015, which sets a maximum reference price for the members of the marketing chain in order to guarantee the supply to low-income residential user, by committing the GLP producers to supply at a fixed price with a quota assigned to each producer. Additionally, payment of compensation to the participating producers of the Households with Bottles Program was established.

During 2017, the MINEM issued Resolutions No. 56/2017 and No. 287/2017, setting the prices at Ps. 2,568 per ton of butane and $ 2,410/tn of propane as of April 2017 and at $ 4,302/tn of butane and $ 4,290/tn of propane as of December 1, 2017. For 2016 and the first quarter of 2017, the price was set by Resolution No. 70/2015 in $ 650 /tn.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

On March 27, 2018, the SRH issued Resolution No. 5/2018, which increases as from April 1, 2018, the price of the products contributed to the Households with Bottles Program to $ 5,416/tn and $ 5,502/tn of butane and propane, respectively. On the other hand, the compensation received from the National Government remained at $550/tn.

Finally, on January 28, 2019, the Energy Government Secretariat issued Resolution No. 15/2019 modifying the price for which the products contributed to the Households with Bottles Program are sold. As of February 1, 2019, the price increased to $ 9.154/tn and $9,042/tn of butane and propane, respectively, eliminating the compensation received by the Argentine government.

In this context, the Company has filed various administrative and judicial claims challenging the general regulations of the program, as well as the administrative acts that determine the volumes of butane that must be sold in the domestic market, in order to safeguard its economic-financial situation and thus, preventing that this situation does not extend over time.

As of December 31, 2018, the Argentine Government owes TGS $ 293 million for these concepts.

In addition, the Company is a party of the Propane Gas Supply Agreement for Induced Propane Gas Distribution Networks ("Propane for Networks Agreement") entered into with the Argentine Government by which it undertakes to supply propane to the domestic market at a lower price to the market. In compensation, the Company receives an economic compensation calculated as the difference between the sales price and the export parity determined by the MINEM.

In 2017, the MINEM issued Resolutions No. 74 and 474 /2017 that stipulate increases in the price of undiluted propane gas destined to the Propane for Networks Agreement as of April 1 and December 1, 2017, respectively. From those dates onwards, the price of undiluted propane gas has been set at $ 1,267/tn and $ 2,832/tn and $ 1,941.20/tn and $ 3,694/tn, respectively, depending on the client to whom the undiluted propane gas is delivered.

Finally, on May 30, 2018, the Company initiated the sixteenth extension by which the methodology for determining the price and volumes for the period April 1, 2018 - December 31, 2019 is established. Additionally, this last extension established the propane sale price to customers under this program.

During 2018 and 2017, the Company received the amount of $ 407 million and $ 383 million, for subsidies for the programs mentioned above, respectively.

2.5.3.2 Foreign market

On September 3, 2018, the Executive Branch issued Decree No. 793/2018, which, between September 4, 2018 and December 31, 2020, sets an export duty of 12% on the exported amount of propane, butane and natural gasoline. This withholding is capped at $4 for each dollar of the tax base or the official FOB price.

2.6 Restructuring of the National Government’s interests in assets and energy sector companies

On November 1, 2017, Decree No. 882/2017 was published, which provides for the restructuring of the National Government’s interests in several energy sector companies and ventures to limit its participation to those works and services which may not be properly undertaken by the private sector.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

This Decree instructed the MEyM:

(i)  to take the necessary steps so that EBISA should be merged through absorption into ENARSA, which corporate name will be changed to Integración Energética Argentina S.A. (“IEASA”). As from the pre-merger agreement, IEASA will sell the energy corresponding to Argentina in all binational projects where EBISA takes part;

(ii) to adopt the necessary measures to sell, or, if applicable, so that IEASA may sell, assign or otherwise transfer to the private sector, certain assets, works and participations, including the Ensenada de Barragán and Brigadier López power plants, pursuant to public bidding processes, preserving the rights stipulated in the applicable corporate and contractual instruments (i.e., preemptive rights).

Furthermore, the MEyM and IEA were authorized to receive in payment the LVFVDs issued pursuant to Resolution No. 406/2003 and other provisions passed by the SE for up to the maximum amounts and under the conditions to be established by the MEyM.  The applicable public bodies will take part in the valuations necessary to execute these processes, although the MEyM is authorized to hire private entities to such effect.

In observance of the previous instructions, IEASA launched the national and international public tenders for the sale of Ensenada de Barragán and Brigadier López thermal power plants. The deadline for the presentation of offers is January 31, 2019. The public tender contemplates the transfer of the goodwill and the assignment of certain rights, contracts and staff, as well as the repurchase of part of the liabilities issued by the trusts. Appraisals were made by the National Appraisal Court. Bids should contemplate the payment in cash of 75% of the applicable appraisal. Bids above the minimum price may consist of cash or LVFVDs.

The Company has not submitted any bid under these public tenders.

2.7. Tax reform

On December 29, 2017 the PEN issued Law No. 27,430 that has introduced several modifications in tax treatment, the key components of which are described below:

2.7.1 Income tax

2.7.1.1 Income tax rate

The income tax rate for Argentine companies will be gradually reduced from 35% to 30% for fiscal years beginning as from January 1, 2018 until December 31, 2019, and to 25% for fiscal years beginning as from January 1, 2020.

The effect of the application of the income tax rate changes on deferred tax assets and liabilities pursuant to the above-mentioned tax reform was recognized, based on their expected realization year, in “Income tax rate change” under Income tax and Minimum notional income tax of the Consolidated Statement of Comprehensive Income (Note 10.6).

2.7.1.2 Tax on dividends

The tax on dividends or earnings distributed by, among others, Argentine companies or permanent establishments to individuals, undivided estates or beneficiaries residing abroad is introduced based on the following considerations: (i) dividends resulting from earnings accrued during fiscal years beginning as from January 1, 2018 until December 31, 2019, will be subject to a 7% withholding; and (ii) dividends resulting from earnings accrued during fiscal years beginning as from January 1, 2020 will be subject to a 13% withholding.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

Dividends resulting from benefits gained until the fiscal year prior to that beginning on January 1, 2018 will remain subject to the 35% withholding on the amount exceeding the untaxed distributable retained earnings (equalization tax’ transition period) for all beneficiaries.

2.7.1.3 Transfer prices

Controls are established for the import and export of goods through international intermediaries different from the exporter at the point of origin or the importer at destination.

Furthermore, the Act sets out the obligation to provide documentation allowing for the verification of the characteristics of the transaction for the import and export of goods and the export of commodities, in both cases when they are conducted through an international intermediary different from the exporter at the point of origin or the importer at destination.

2.7.1.4 Optional Tax revaluation

The Act provides that Companies may opt to make a tax revaluation of assets located in the country and subject to the generation of taxable earnings existing as of December 31, 2017. The special tax on the revaluation amount depends on the asset, and will amount to 8% for real estate not accounted for as inventories, 15% for real estate accounted for as inventories, and 10 % for personal property and the remaining assets. Once the option is exercised for a certain asset, all assets within the same category should be revalued.

The tax result from the revaluation will not be subject to income tax, and the special tax on the amount of the revaluation will not be deductible from such tax.

Several regulations (Decrees No. 353/2018 and 613/2018 and General Resolution (AFP) No. 4287), have repeatedly postponed the date for exercising this option based on the international context and the greater volatility in financial variables affecting decision-making regarding the exercise of the option. Even though in principle the deadline for exercising this option is February 28, 2019 for companies with fiscal years closing as of December 31, Decree No. 143/19 issued on February 22, 2019 that extended this period by one month, until March 29, 2019.

On March 27, 2019, Pampa and CPB have decided to exercise the above-mentioned option, (See note 23).

2.7.1.5. Adjustment

Law No. 27,430 sets out the following rules for the application of the income tax inflation adjustment mechanism:

i.

a cost adjustment for goods acquired or investments made during fiscal years beginning after January 1, 2018 taking into consideration the variations in the Consumer Price Index: General Level (IPC) published by the National Institute of Statistics and Censuses (INDEC); and

ii.	the application of the comprehensive adjustment provided for by Title VI of the Income Tax Law when variations in the above-mentioned index exceed one hundred percent (100%) over the thirty-six (36) months preceding the closing of the fiscal period to be settled; alternatively, for the first, second and third fiscal year as from its effective date, this proceeding will apply in case the accumulated variation in such price index, calculated from the beginning of the first fiscal year to the closing of each fiscal year, are higher than fifty-five percent (55%), thirty percent (30%) and fifteen percent (15%) for the first, second and third year of application, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 2: (Continuation)

As of the end of fiscal year 2018, an accumulated variation in the price index exceeding the foreseen 55% condition for the application of the comprehensive adjustment in such first fiscal year has not been evidenced. However, the costs of goods acquired during fiscal year 2018 have been adjusted in accordance with the procedure stated in subsection (i).

2.7.2 Value-added tax

Reimbursement of favorable balances from investments.

A procedure is established for the reimbursement of tax credits originated in investments in property, plant and equipment which, after 6 months as from their assessment, have not been absorbed by tax debits generated by the activity.

2.7.3. Fuel tax

Certain modifications are introduced to the fuel tax, incorporating a tax on the emission of carbon dioxide. Tax on Fuels comprises the Tax on Liquid Fuels ("ICL") and the Carbon Dioxide Tax ("IDC"). The reform simplifies the fuel taxation structure, keeping the same tax burden effective prior to the reform.

By means of Law No. 27,430, subsection c) of Section 7 of Chapter I of Title III of Law No. 23,966 was modified, establishing the fuel tax exemption for the transfers of certain taxable products used as raw material in petrochemical processes. Later, Decree No. 501/2018, regulated Law No. 23,966 and established that transfers of virgin naphtha and pyrolysis gasoline are exempted from the fuel tax when are destined to a petrochemical catalytic reform process.

This regulatory modification allowed a significant financial saving for the Company as a consequence of the tax exemption on the purchase of virgin naphtha as raw material.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 3: BASIS OF PRESENTATION

These consolidated financial statements have been prepared in accordance with IFRS issued by IASB.

These consolidated financial statements have been approved for issue by the Board of Directors dated March 11, 2019.

Significant accounting policies adopted in the preparation of these financial statements are described in Note 4, which have been consistently applied in these financial statements, unless otherwise stated.

These accounting policies have been applied consistently by all Group companies.

Restatement of financial statements

The financial statements have been stated in terms of the measuring unit current as of December 31, 2018 in accordance with IAS 29 "Financial reporting in hyperinflationary economies".

Comparative information

The comparative information has been stated in terms of the measuring unit current as of December 31, 2018 in accordance with IAS 29 "Financial reporting in hyperinflationary economies".

Certain reclassifications have been made to those financial statements to keep the consistency in the presentation with the amounts of the current year.

Additionally, with the purpose of improving the quality of the revised internal information for decision-making and resource allocation processes, the Company has assigned to each business segment the expenses of the centralized structure and the financial results associated with the management of the net financial debt and the income tax considered in the Holding and Others segment.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: ACCOUNTING POLICIES

The main accounting policies used in the preparation of these financial statements are explained below.

4.1    New accounting standards, amendments and interpretations issued by the IASB effective as of December 31, 2018 and adopted by the Company

The Group has applied the following standards and/or amendments for the first time for their annual reporting period commencing January 1, 2018

- IFRS 15 "Revenue from contracts with customers" (issued in May 2014 and amended in September 2015)

- IFRS 9 "Financial instruments" (amended in July 2014)

- IFRS 2 "Share based payments" (amended June 2016)

- IFRIC 22 "Foreign currency transactions and advance consideration" (issued in December 2016)

- Annual improvements to IFRS Standards - Cycle 2014-2016 (issued in December 2016)

The impact of the main issues related to the initial application of IFRS 9 and IFRS 15 is disclosed below, the application of the rest of the standards, amendments or interpretations did not have any impact on the results of the operations or the financial position of the Company, neither on the accounting policies applicable as from January 1, 2018.

4.1.1 Impacts of adoption

4.1.1.1 IFRS 15

The Company opted to apply IFRS 15 retrospectively as from of January 1, 2018, only in relation to contracts that were not completed at the date of initial application, recognizing, when applicable, the cumulative effect of the application as an adjustment to the opening balance of retained earnings.

The management has assessed the effects of the application of IFRS 15, in relation to the contracts not completed as of January 1, 2018 and has not identified differences related to the identification of performance obligations, nor the methodology for allocating prices to those obligations, that could affect the amount or timing of revenue recognition and, as a consequence, the Company did not recognize any adjustment to the opening balance of retained earnings. Finally, no significant contract assets or contract liabilities to be separately presented in accordance with IFRS 15, have been identified.

4.1.1.2 IFRS 9

The Company applied IFRS 9 amended as from January 1, 2018, with the practical expedient permitted under the standard, without restating comparative periods.

The Company has reviewed its financial assets measured and classified at fair value through profit and loss or at amortized cost and has concluded that satisfy conditions to maintain the classification. As a result, the initial adoption did not affect the classification and measurement of financial assets of the Company.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

On the other hand, regarding the new hedge accounting model, the Company has not opted for the designation of any hedge relationship at IFRS 9 amended initial adoption date and, consequently, the initial adoption did not have any impact on the results of operations or the financial position of the Company.

Finally, in relation to the change in the impairment methodology for financial assets based on expected credit losses, the Company applied the simplified approach of IFRS 9 for trade receivables and for other receivables with similar risk characteristics. To measure the expected credit losses, rates are calculated for different ranges of days past due on receivables that are grouped by business segment, and based on shared credit risk characteristics.

The expected credit loss as of January 1, 2018 was determined based on credit loss rates calculated for days past due detailed below:

Rates	Undue	30 days	60 days	90 days	120 days	150 days	180 days	+180 days
Distribution of energy	8%	8%	12%	19%	26%	59%	69%	69%
Rest of business segments	0.32%	0.93%	8.11%	19.61%	35.69%	45.63%	59.00%	63.01%

The loss allowance for trade receivables adjustment as of January 1, 2018 for the application of the expected credit losses methodology to the loss allowance as of December 31, 2017, stated in terms of the measuring unit current as of December 31, 2018, amounted to $ 153 million and is detailed as follows:

Initial Adjustment
Loss allowance for trade receivables calculated under IAS 39 as of 12/31/2017	822
Adjustment to the opening balance of retained earnings	153
Loss allowance for trade receivables calculated under IFRS 9 as of 01/01/2018	975

The loss allowance for other receivables adjustment as of January 1, 2018 for the application of the expected credit losses methodology to the loss allowance as of December 31, 2017, stated in terms of the measuring unit current as of December 31, 2018, amounted to a decrease of $ 39 million and is detailed as follows:

Initial Adjustment
Loss allowance for other receivables calculated under IAS 39 as of 12/31/2017	256
Adjustment to the opening balance of retained earnings	(39)
Loss allowance for other receivables calculated under IFRS 9 as of 01/01/2018	217

The detailed adjustments to the opening balance in equity as a result of the application of IFRS 9, stated in terms of the measuring unit current as of December 31, 2018, are disclosed net of tax effect for a total amount of $ 80 million, with counterpart in retained earnings of $ 55 million and in non-controlling interest of $ 25 million.

In the prior year, the calculation of the loss allowance for trade receivables and other receivables was assessed based on the incurred loss model, and considered the existence of objective evidence of default for the recognition of losses in the statement of comprehensive income.

Finally, although cash, cash equivalents and financial assets are also subject to the impairment requirements of IFRS 9, the identified impairment loss is immaterial.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

4.2    New accounting standards, amendments and interpretations issued by the IASB which are not yet effective and have not been early adopted by the Company

- IFRS 16 “Leases”: issued in January 2016 and replaces the current guidance in IAS 17. It defines a lease as a contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a period of time in exchange for consideration. Under this standard, lessees have to recognize a lease liability reflecting future lease payments and a ‘right-of-use asset’ for lease contracts. This is a significant change compared to IAS 17 under which lessees were required to make a distinction between a finance lease (on balance sheet) and an operating lease (off balance sheet). IFRS 16 contains an optional exemption for lessees in case of short-term leases and leases for which the underlying asset is of low value assets.  The IFRS 16 is effective for annual periods beginning on or after 1 January 2019.

The Company will apply the practical expedients permitted under IFRS 16, in relation to the lease contracts previously identified as such under IAS 17, retrospectively with the cumulative effect recognised as an adjustment to the opening balance of retained earnings as of January 1, 2019, without restating the comparative information.

The company will recognise right-of-use assets for an amount equal to the lease liability at the adoption date (which is equivalent to the present value of the remaining lease payments), adjusted by the amount of any prepaid or accrued lease payments as of December 31, 2018. The Company is ending the analysis of its application and estimates that the initial application will not have a significant impact in retained earnings.

The Company, will maintain the recorded book value for the right-of-use assets and lease liabilities previously classified as finance leases under IAS 17, at the adoption date.

Finally, no transition adjustments will be made for leases in which Pampa is a lessor.

- IFRS 17 "Insurance contracts": issued in May 2017. Replaces IFRS 4, which was brought in as an interim standard in 2004 establishing the dispensation to carry on accounting for insurance contracts using national accounting standards, resulting in a multitude of different approaches. IFRS 17 establishes the principles for recognition, measurement, presentation and disclosure related to insurance contracts and shall by applied for annual reporting periods beginning on or after January 1, 2021, early application for entities that apply IFRS 9 and IFRS 15 is permitted. The Company is analyzing the impact of the application of IFRS 17, however, it estimates that it will not have any impact on the Company’s results of operations or financial position.

- IFRIC 23 "Uncertainty over Income Tax Treatments": issued in June 2017. Clarifies how to apply IAS 12 when there is uncertainty over income tax treatments to determine income tax. According to the interpretation, an entity shall reflect the effect of the uncertain tax treatment by using the method that better predicts the resolution of the uncertainty, either through the most likely amount method or the expected value method. Additionally, an entity shall assume that the taxation authority will examine the amounts and has full knowledge of all related information in assessing an uncertain tax treatment in the determination of income tax. The interpretation shall apply for annual reporting periods beginning on or after January 1, 2019, early application is permitted. The Company estimates that application of IFRIC 23 will not have any impact on the Company’s results of operations or financial position.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

- IFRS 9 "Financial instruments": application guidance modified in October 2017, in relation to the classification of financial assets in the case of contractual terms that change the timing or amount of contractual cash flows to determine whether the cash flows that could arise due to that contractual term are solely payments of principal and interest on the principal amount. It is effective for annual periods beginning on or after January 1, 2019, early adoption is permitted. The Company estimates that its application will not have any impact on the Company´s results of operations or financial position.

- IAS 28 "Investments in associates and joint ventures": amended in October 2017. Clarifies IFRS 9 applies to other financial instruments in an associate or joint venture to which the equity method is not applied. It is applicable to annual periods beginning on or after January 1, 2019, early adoption is permitted. The Company estimates that its application will not have any impact on the Company’s results of operations or financial position.

- Improvements to IFRSs – 2015-2017 Cycle: amendments issued in December 2017 that are effective for periods beginning on or after January 1, 2019. The Company estimates that these amendments will not have any impact on the Company’s operating results or financial position.

-   IAS 19 "Employee benefits": amended in February 2018, establishes changes for measurement of past services costs and net interest in case of post-employment defined benefit plans amendments, curtailments or settlements. It is applicable to plan amendments, curtailments or settlements occurring on or after 1 January 2019.

-   Conceptual Framework: the IASB issued a revised conceptual framework for financial reporting that will replace the current framework. However, the framework is not a standard, nor does it replace any existing standard. The set of concepts of the revised conceptual framework is effective immediately for the IASB and Interpretations Committee. It is effective for annual periods beginning on or after January 1, 2020 for companies with financial statements under IFRS that use the conceptual framework to develop accounting policies when no IFRS Standard applies to a particular transaction.

-   IFRS 3 "Business Combinations": amended in October 2018. Clarifies the business definition and establishes guidelines to determine whether a transaction should be accounted as a business combination or as an asset acquisition. It is applicable to acquisition transactions on or after January 1, 2020 and early adoption is permitted.

-   IAS 1 "Presentation of financial statements" and IAS 8 "Accounting policies, changes in accounting estimates and errors": amended in October 2018. Clarify the definition of material and incorporate the concept of "obscured information" when there is a similar effect to omitting or misstating that information. It is applicable prospectively to annual periods beginning on January 1, 2020 and early adoption is permitted.

4.3    Effects of changes in inflation and foreign exchange rate

4.3.1 Functional and presentation currency

Information included in the financial statements is measured in the functional and presentation currency of the Company, which is the currency of the primary economic environment in which the entity operates. The functional currency is Argentine peso, which is the Group’s presentation currency.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

IAS 29 "Financial reporting in hyperinflationary economies" requires for financial statements of an entity whose functional currency is the currency of a hyperinflationary economy, whether they are based on a historical cost approach or a current cost approach, to be stated in terms of the measuring unit current at the end of the reporting year. In general terms, by applying to non-monetary items the change in a general price index from the date of acquisition or the date of revaluation, as appropriate, to the end of the reporting period.

In order to determine whether an economy is categorized as a high inflation economy under IAS 29, the standard details several factors to be assessed, including the existence of a cumulative inflation rate over three years approaching, or exceeding, 100%. Cumulative inflation over the last three years exceeds 100%. Therefore, the Argentine economy should be considered a high inflation economy under IAS 29 as from July 1, 2018. The standard establishes that the adjustment methodology should be applied from its last application date, which was February 2003.

In an inflationary period, an entity holding an excess of monetary assets over monetary liabilities loses purchasing power, and an entity with an excess of monetary liabilities over monetary assets gains purchasing power, provided such items are not subject to an adjustment mechanism.

In turn, Law No. 27,468, published in the BO on December 4, 2018, amended Article 10 of Law No. 23,928 as amended, establishing that the repeal of all legal or regulatory standards that establish or authorize the indexation by prices, monetary update, variation of costs or any other form of repowering of debts, taxes, prices or rates of goods, works or services, does not include financial statements, for which the provisions of article 62 of Law No. 19,550 as amended will continue to be applicable. Additionally, the aforementioned law repealed of Decree No. 1,269 / 2002 dated on July 16, 2002 as amended and delegated to the PEN, through its controlling agencies, to establish the date from which the mentioned provisions will take effect in relation to the presentation of financial statements. Therefore, through General Resolution 777/2018, published in the BO on December 28, 2018, the CNV provided that entities subject to its control should apply the restatement method in a constant currency as established by IAS 29 for financial statements, interim financial statements and special purposes financial statements for periods ending as from December 31, 2018.

The main procedures for adjusting for inflation are the following:

-	Monetary assets and liabilities are not restated since they are already stated in terms of the measuring unit current at the end of the reporting year.
-	Assets and liabilities subject to adjustments based on specific agreements are restated in accordance with such agreements.
-	Non-monetary assets and liabilities are restated by applying the variation of the general price index from the acquisition or revaluation to the end of the reporting year.
-	Equity components are restated by applying the variation of the general price index from the date of contribution, or from the moment they arose by any other means.
-	Non-monetary assets and liabilities measured at fair value are not restated since they are already stated in terms of the measuring unit current at the end of the reporting year.
-	Components of the statement of comprehensive income are restated by applying the variation of the general price index form the date on which the income and expenses were originally recognized.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

-	The loss or gain derived from the net monetary position of the Company is included in the statement of comprehensive income, in “Financial results”, under the heading "Gain on monetary position".
-	All the comparative figures are restated by applying the variation of the general price index until the end of the current year.

For initial application of the restatement method, equity accounts were restated as follows:

-

Share capital and treasury shares were restated from the date of subscription, repurchase or from last adjustment for inflation application date, whichever happened later. The resulting amount was included in "Adjustment of capital" and "Adjustment of own shares in portfolio" lines, respectively.

-	Share premiums were restated from the date of the respective merger.
-	Exchange differences on translation were stated in real terms.
-	Other comprehensive income or loss were restated from the date of each accounting registration.
-	Reserves were not restated in the initial application.
The adjustment for inflation was calculated considering the price index established by the FACPCE based on the price index published by the INDEC. As of December 31, 2018, the price index amounted to 184,255, with an inflation rate of 47.6% and 148.0% for the periods of 12 and 36 months, ended on that date, respectively.

4.3.2 Transaction and balances in foreign currency

Foreign currency transactions are translated into the functional and presentation currency using the exchange rates as of at the date of the transaction or measurement, if there are remeasured items. Foreign exchange gain and loss resulting from the settlement of any transaction and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of comprehensive income, net of inflation effect, unless they have been capitalized.

The exchange rates used are as follows: buying rate for monetary assets, selling rate for monetary liabilities, average rate at the end of the year for balances with related parties, and transactional exchange rate for foreign currency transactions.

4.3.3 Group companies

Results and financial position of subsidiaries and associates that have a different functional currency from the presentation currency are translated into the presentation currency as follows:

-	assets and liabilities are translated using the closing exchange rate;
-	gains and losses are translated using the exchange rates prevailing at the date of the transactions, stated in terms of the measuring unit current at the end of the reporting year.

The results from the remeasurement process into the functional currency are recorded in line “Financial results” of the Consolidated Statement of Income.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

The results from the translation process into the functional currency to presentation currency transactions are recognized in “Other Comprehensive Income”, net of inflation effect. When an investment is sold or disposed of, in whole or in part, the related differences are recognized in the Consolidated Statement of Income as part of the gain/loss on the sale or disposal.

4.4    Principles of consolidation and equity accounting

4.4.1 Subsidiaries

Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases.

The acquisition method of accounting is used to account for business combinations by the group (see Note 4.4.5 below).

Intercompany transactions, balances and unrealized gains on transactions between Group companies are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

Since the functional currency of some subsidiaries is different from the functional currency of the Company, exchange gains or losses arise from intercompany operations. Those exchange results are included in “Financial results” in the Consolidated Statement of Comprehensive Income under the heading Foreing Currency Exchage Difference, net.

Non-controlling interests in the results and equity of subsidiaries are shown separately in the Consolidated Statement of Comprehensive Income, Consolidated Statement of Changes in Equity and Consolidated Statement of Financial Position respectively.

4.4.2 Associates

Associates are all entities over which the group has significant influence but not control or joint control. This is generally the case where the Group holds between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method of accounting (see Note 4.4.4 below), after initially being recognized at cost.

4.4.3. Joint arrangements

Under IFRS 11 “Joint Arrangements” investments in joint arrangements are classified as either joint operations or joint ventures. The classification depends on the contractual rights and obligations of each investor, rather than the legal structure of the joint arrangement. The Company has both joint operations and joint ventures.

Joint operations

The Company recognizes its direct right to the assets, liabilities, revenues and expenses of joint operations and its share of any jointly held or incurred assets, liabilities, revenues and expenses. These have been incorporated in the financial statements under the appropriate headings.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

Joint ventures

Interests in joint ventures are accounted for using the equity method (see Note 4.4.4 below), after initially being recognized at cost.

4.4.4. Equity Method

Under the equity method of accounting, the investments are initially recognized at cost and adjusted thereafter to recognize the Group’s share of the post-acquisition profits or losses of the investee in profit or loss, and the Group’s share of movements in other comprehensive income of the investee in other comprehensive income. Dividends received or receivable from associates and joint ventures are recognized as a reduction in the carrying amount of the investment.

When the Group’s share of losses in an equity-accounted investment equals or exceeds its interest in the entity, together with any long-term interests that, in substance, form part of the net investment, the Group does not recognize further losses, unless it has incurred obligations or made payments on behalf of the other entity.

Unrealized gains on transactions between the Group and its associates and joint ventures are eliminated to the extent of the group’s interest in these entities. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of equity accounted investees have been changed where necessary to ensure consistency with the policies adopted by the Group.

The carrying amount of equity accounted investments is tested for impairment in accordance with the policy described below in Note 4.9.

4.4.5 Business combinations

The acquisition method of accounting is used to account for all business combinations, regardless of whether equity instruments or other assets are acquired. The consideration transferred for the acquisitions comprises:

i)               the fair value of the transferred assets,

ii)             the liabilities incurred to the former owners of the acquired business,

iii)           the equity interests issued by the group,

iv)          the fair value of any asset or liability resulting from a contingent consideration arrangement, and

v)            the fair value of any pre-existing equity interest in the subsidiary.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The group recognises any non-controlling interest in the acquired entity on an acquisition-by-acquisition basis either at fair value or at the non-controlling interest’s proportionate share of the acquired entity’s net identifiable assets.

Acquisition-related costs are expensed as incurred. The value of the goodwill represents the excess of: i) the consideration transferred, ii) the amount of any non-controlling interest in the acquired entity, and iii) the acquisition-date fair value of any previous equity interest in the acquired entity, over the fair value of the net identifiable assets acquired is recorded as goodwill. If the fair value of the net identifiable assets of the business acquired exceeds those amounts, the gain on bargain purchase is recognised directly in profit or loss.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

Where settlement of any part of cash consideration is deferred, the amounts payable in the future are discounted to their present value as at the date of exchange. The discount rate used is the entity’s incremental borrowing rate, being the rate at which a similar borrowing could be obtained from an independent financier under comparable terms and conditions.

Contingent consideration is classified either as equity or a financial liability. Amounts classified as a financial liability are subsequently remeasured to fair value with changes in fair value recognised in profit or loss.

If the business combination is achieved in stages, the acquisition date carrying value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date. Any gains or losses arising from such remeasurement are recognised in profit or loss. The Group has up to 12 months to finalize the accounting for a business combination. Where the accounting for a business combination is not complete by the end of the year in which the business combination occurred, the Group reports provisional amounts.

4.4.6. Changes in ownership interests

The group treats transactions with non-controlling interests that do not result in a loss of control as transactions with equity owners of the group. A change in ownership interest results in an adjustment between the carrying amounts of the controlling and non-controlling interests to reflect their relative interests in the subsidiary. Any difference between the amount of the adjustment to non-controlling interests and any consideration paid or received is recognized in “Other reserves” within equity attributable to owners of the Company.

When the Group ceases to consolidate or equity account for an investment because of a loss of control, joint control or significant influence, any retained interest in the entity is remeasured to its fair value with the change in carrying amount recognized in profit or loss. This fair value becomes the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, joint venture or financial asset. In addition, any amounts previously recognized in other comprehensive income in respect of that entity are accounted for as if the Group had directly disposed of the related assets or liabilities. This may mean that amounts previously recognised in other comprehensive income are reclassified to profit or loss.

If the ownership interest in a joint venture or an associate is reduced but joint control or significant influence is retained, only a proportionate share of the amounts previously recognized in other comprehensive income are reclassified to profit or loss where appropriate.

4.5    Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the Executive committee.

The Executive committee, is the highest decision-making authority, is the person responsible for allocating resources and setting the performance of the entity’s operating segments, and has been identified as the person/ body executing the Company’s strategic decisions.

In segmentation the Company considers transactions with third parties and intercompany operations, which are done on internal transfer pricing based on market prices for each product.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

4.6    Property, plant and equipment

Property, Plant and Equipment is measured following the cost model. It is recognized at acquisition cost stated in terms of the measuring unit current at the end of the reporting year, less depreciation a less any accumulated impairment.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the group and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognised when replaced. All other repairs and maintenance are charged to profit or loss during the reporting period in which they are incurred.

The cost of work in progress whose construction will extend over time includes, if applicable, the computation of financial costs, net of the inflation effect, accrued on loans granted by third parties and other pre-production costs, net of any income obtained from the sale of commercially valuable production during the launching period.

Works in progress are valued according to their degree of progress. Works in progress are recorded at cost stated in terms of the measuring unit current at the end of the reporting year, less any loss due to impairment, if applicable.

The depreciation methods and periods used by the group are described below.

Assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each year. An asset’s carrying amount is written down immediately to its recoverable amount if the asset´s carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposals are determined by comparing the sale price with the carrying amount, stated in terms of the measuring unit current at the disposal date. The resulting amount is subsequently stated in terms of the measuring unit current at the end of the reporting year.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

4.6.1          Depreciation methods and usefull lives

The group depreciates productive wells, machinery and camps in the oil and gas production areas according to the units of production method, by applying the ratio of oil and gas produced to estimated proved developed oil and gas reserves. The acquisition cost of property with proved reserves is depreciated by applying the ratio of oil and gas produced to estimated proved oil and gas reserves. Acquisition costs related to properties with unproved reserves is valued at cost with recoverability periodically assessed on the basis of geological and engineering estimates of possible and probable reserves that are expected to be proved over the life of each concession.

Machinery and generation equipment (including any significant identifiable component) are depreciated under the unit of production method.

The group´s remaining items of property, plant and equipment (including any significant identifiable component) are depreciated by the straight-line method based on estimated useful lives, as detailed below:

Buildings:	50 years
Substations:	35 years
High voltage lines:	40 - 45 years
Medium voltage lines:	35 - 45 years
Low voltage lines:	30 - 40 years
Transformer centrals:	25 - 35 years
Meters:	25 years
Vehicles:	5 years
Furniture, fittings and communication equipment:	5- 20 years
Computer equipment and software:	3 years
Tools:	10 years
Gas Plant and Pipeline:	20 years

The depreciation method is reviewed, and adjusted if appropriate, at the end of each year.

4.7    Intangible assets

4.7.1          Goodwill

Goodwill is the result of the acquisition of subsidiaries. Goodwill represents the excess of the acquisition cost over the fair value of the equity interest in the acquired entity held by the company on the net identifiable assets acquired at the date of acquisition, stated in terms of the measuring unit current at the end of the reporting year.

For the purpose of impairment testing, goodwill acquired in a business combination is allocated from the acquisition date to each of the acquirer’s cash-generating units or group of CGUs that are expected to benefit from the synergies of the combination. Each unit or group of units that goodwill is allocated represents the lowest level within the entity at which the goodwill is monitored for internal management purposes.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

4.7.2          Concession arrangements

Concession arrangements corresponding to Edenor and hydroelectric generation plants Diamanteand Nihuiles are not under the scope of the guidelines of IFRIC 12 “Service Concession Arrangements”.

These concession agreements meet the criteria set forth by the IFRSs for capitalization and are stated in terms of the measuring unit current at the end of the reporting year less depreciation a less any accumulated impairment. They are amortized following the straight-line method based on each asset’s useful life, which corresponds to the life of each concession agreement.

4.7.3          Identified intangible assets in acquired investments

Corresponds to intangible assets identified at the moment of the acquisition of companies. Identified assets meet the criteria established in IFRS for capitalization and are stated in terms of the measuring unit current at the end of the reporting year less depreciation a less any accumulated impairment. They are amortized by the straight-line method according to the useful life of each asset, considering the estimated way in which the benefits produced by the asset will be consumed.

4.8    Assets for oil and gas exploration

The Company uses the successful efforts method of accounting for its oil and gas exploration and production activities. This method involves the capitalization of: (i) the cost of acquiring properties in oil and gas exploration and production areas; (ii) the cost of drilling and equipping exploratory wells that result in the discovery of commercially recoverable reserves; (iii) the cost of drilling and equipping development wells, and (iv) the estimated asset retirement obligations.

According to the successful efforts method of accounting, exploration costs (including geological and geophysical costs), excluding exploratory well costs, are expensed during the period in which they are incurred. Drilling costs of exploratory wells are capitalized until it is determined that proved reserves exists and they justify the commercial development.  If reserves are not found, such drilling costs are expensed. Occasionally, an exploratory well may determine the existence of oil and gas reserves but they cannot be classified as proved when drilling is complete.  In those cases, such costs continue to be capitalized insofar as the well has allowed determining the existence of sufficient reserves to warrant its completion as a production well and the Company is making sufficient progress in evaluating the economic and operating feasibility of the project.

The initial estimated asset retirement obligations in hydrocarbons areas, discounted at a risk adjusted rate, are capitalized in the cost of the assets and depreciated using the units of production method.  Additionally, a liability at the estimated value of the discounted amounts payable is recognized. Changes in the measurement of asset retirement obligations that result from changes in the estimated timing, amount of the outflow of resources required to settle the obligation, or the discount rate, are added to, or deducted from, the cost of the related asset. If a decrease in the liability exceeds the carrying amount of the asset, the excess is recognized immediately in profit or loss.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

4.9    Impairment of non-financial assets

Intangible assets that have an indefinite useful life and goodwill are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired.

Other assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset´s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset´s fair value less costs of disposal and value in use. For the purpose of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows which are largely independent of the cash inflows from other assets or groups of assets (cash generating units or CGUs).

Non-financial assets, other than goodwill, that have been impaired are reviewed for possible reversal of the impairment at the end of each reporting period.

4.10            . Financial assets

4.10.1       Classification

The Group classifies its financial assets in the following categories:

  i.          those that are subsequently measured at fair value (either through other comprehensive income or through profit or loss), and

ii.          those that are subsequently measured at amortised cost.

The classification depends on the entity´s business model for managing the financial assets and the contractual cash flow characteristics.

Gains and losses from financial assets measured at fair value, will be recorded in the Statement of Comprehensive Income or in Statement of Other Comprehensive Income.

Investments in equity instruments are measured at fair value. For those investments that are not held for trading, the Company may make an irrevocable election at initial recognition to present subsequent changes in other comprehensive income. The Company's election was to recognize changes in fair value through profit and loss.

The company reclassifies financial assets when and only when it changes its business model for managing those financial assets.

4.10.2       Recognition and derecognition

Regular way purchases and sales of financial assets are recognised and derecognised, as applicable, using trade date accounting or settlement date accounting on the date of contracting or settlement, that is, the date on which the Company commits itself to purchase or sell an asset. Financial assets are derecognized only when the contractual rights to receive the cash flows from the financial assets have expired or have been transferred and the Company has transferred substantially all the risks and rewards of ownership of the asset.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

4.10.3 Measurement

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition of the financial asset.

A gain or loss on a debt investment that is subsequently measured at fair value and is not part of a hedging relationship is recognised in profit or loss and disclosed in “Changes in the fair value of financial instruments” within “Other financial Results. A gain or loss on a debt investment that is subsequently measured at amortised cost and is not part of a hedging relationship is recognized in profit or loss when the financial asset is derecognised or impaired and through the amortization process using the effective interest rate method.

The Group subsequently measures equity investments at fair value. Dividends from such investments continue to be recognized in profit or loss as long as they represent a return on investment.

4.10.4 Impairment of financial assets

As from January 1, 2018, the Company assesses the expected credit losses related to its financial instruments at amortized cost and financial instruments at fair value through other comprehensive income, if applicable.

The Company applies the simplified approach allowed by IFRS 9 to measure expected credit losses for trade receivables and other receivables with similar risk characteristics. For this purpose, receivables are grouped by business segment and based on shared credit risk characteristics and expected credit losses are determined based on rates calculated for different ranges of default days from the due date.

The expected loss rates are based on the sales collection profiles over a period of 24 months before the end of each year, considering historical credit losses experienced within this period that are adjusted, if applicable, to reflect forward-looking information that could affect the ability of customers to settle the receivables.

Edenor’s allowance for impairment of receivables is assessed based on the delinquent balance, which comprises all such debt arising from the bills for electricity consumption of small-demand (T1), medium-demand (T2), and large-demand (T3) customers that remain unpaid 7 working days after their first due dates. The Company’s Management records an allowance applying to the delinquent balances of each customer category an uncollectibility rate that is determined according to each customer category based on the historical comparison of collections made.

Additionally, and faced with temporary and/or exceptional situations, Edenor’s Management may redefine the amount of the allowance, specifying and supporting the criteria used in all the cases.

4.10.5 Offsetting of financial instruments

Financial assets and liabilities are offset, and the net amount reported in the consolidated statements of financial position, when there is a legally enforceable right to offset the recognized amounts, and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

4.11              Trade and other receivables

Trade receivables and other receivables are recognized at fair value and subsequently measured at amortized cost, using the effective interest method, less provision for impairment, if applicable.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

The Company recongnises provisions for impairment on trade and other receivables based on expected credit loss model described in Note 4.10.4. Trade receivables are written off when there is no reasonable expectation of recovery. The Company considers the following default indicators: i) voluntary reorganization proceedings, bankruptcy or initiation of judicial demands; ii) insolvency implying a high impossibility of collection and iii) past due balances greater than 90 days.

Receivables from CAMMESA, documented as LVFVDs, have been valued at their amortized cost, the maximum value of which is their recoverable amount at the period’s closing date. The amortized cost has been determined based on the estimated future cash flows, discounted based on a rate reflecting the time value of money and the risks inherent to the transaction.

Receivables arising from services billed to customers but not collected by Edenor, as well as those arising from services rendered but unbilled at the closing date of each financial year are recognized at fair value and subsequently measured at amortized cost using the effective interest rate method.

Receivables from electricity supplied to low-income areas and shantytowns are recognized, also in line with revenue, when the Framework Agreement has been renewed for the period in which the service was provided.

Where applicable, allowances for doubtful tax credits have been recognized based on estimates on their uncollectibility within their statutory limitation period, taking into consideration the Company’s current business plans.

4.12             Derivative financial instruments and hedging account

Derivative financial instruments are measured at fair value, determined as the amount of cash to be collected or paid to settle the instrument as of the measurement date, net of any prepayment collected or paid. Fair value of derivative financial instruments traded in active markets is disclosed based on their quoted market prices and fair value of instruments that are not traded in active markets is determined using different valuation techniques. Subsequent accounting of changes in fair value depends on whether the derivative is designated as a hedging instrument and, if so, the nature of the item being hedged. The Company may designate derivative financial instruments in the following categories:

  fair value hedge of recognized assets or liabilities or over firm commitment (fair value hedge);
  cash flow hedges of a particular risk associated with recognized assets and liabilities and highly probable future transactions (cash flow hedges), or net investment hedge in foreign operation (net investment hedges).

At the beginning of the hedge relationship, the Group documents the economic relationship between the hedging instruments and the hedged items, even if it is expected that changes in the cash flows of the hedging instruments offset changes in the cash flows of the hedged items. The Group documents its objective and risk management strategy to carry out its hedging operations.

Changes in the measurement of derivative financial instruments designated as cash flow hedge, which have been determined as effective, are recognized in equity. The gain or loss related to the ineffective portion is recognized immediately in profit or loss. Changes in the measurement of derivative instruments that do not qualify for hedge accounting are recognized in profit or loss.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

Changes in the measurement of derivative financial instruments designated as effective cash flow hedges are recognized in other comprehensive income. The gain or loss related to the ineffective portion is recognized immediately in the statement of income. Changes in the measurement of derivative financial instruments that do not qualify for hedge accounting or are not designated as hedges are recognized in the statement of income.

The Company partially hedges its exchange rate risk mainly through the execution of forward contracts denominated in U.S. dollars. However, the Company has not formally designated privately negotiated derivatives as hedging instruments. Therefore, changes in their value are disclosed in “Foreign currency exchange difference”, under “Other financial results”.

4.13             Inventories

This line item includes crude oil stock, raw materials, work in progress and finished products relating to Petrochemicals and Oil and Gas business segments as well as materials and spare parts relating to the Generation and Distribution of Energy business segments.

Inventories are stated at the lower of cost stated in terms of the measuring unit current at the end of the reporting year or net realizable value. Cost is determined using the weighted average price method. The cost of inventories includes expenditure incurred in purchases and production and other necessary costs to bring them to their existing location and condition. In case of manufactured products and production in process, the cost includes a portion of indirect production costs, excluding any idle capacity (slack).

The net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs to make the sale.

The assessment of the recoverable value of these assets is made at each reporting date, and the resulting loss is recognized in the statement of income when the inventories are overstated.

The Company has classified materials and spare parts into current and non-current, depending on the timing in which they are expected to be used for replacement or improvement on existing assets. The portion of materials and spare parts for maintenance or improvements on existing assets, is exposed under the heading “Property, plant and equipment”.

4.14  Non-current assets (or disposal group) held for sale and discontinued operations

Non-current assets are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use and a sale is considered highly probable. They are measured at the lower of their carrying amount stated in terms of the measuring unit current at the end of the reporting year and fair value less costs to sell, except deferred tax assets, assets arising from employee benefits, financial assets and investment property that are carried at fair value and contractual rights from insurance contracts, which are specifically exempt from this requirement.

An impairment loss is recognised for any initial or subsequent write-down of the asset (or disposal group) until fair value less costs to sell. A gain is recognised for any subsequent increases in fair value less costs to sell of an asset (or disposal group), but not in excess of any cumulative impairment loss previously recognised. The gain or loss not previously recognised by the date of the sale of the non-current asset (or disposal group) is recognised at the date of derecognition.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

Non-current assets (including those that are part of a disposal group) are not depreciated or amortized while they be classified as held for sale. Interest and other expenses attributable to the liabilities of a disposal group classified as held for sale continue to be recognized.

Non-current assets classified group of assets classified as held for sale are presented separately from the other assets in the balance sheet. The liabilities of a disposal group classified as held for sale are presented separately from other liabilities in the balance sheet. These assets and liabilities are not offset.

If it is a discontinued operation, that is, an item which has been disposed of or classified as held for sale; and (i) it represents a significant business line or geographic area which may be considered separate from the rest; (ii) it is part of a single coordinated plan to dispose of a significant business line or operating geographic area which may be deemed separate from the rest; or (iii) it is a subsidiary entity acquired solely for the purpose of reselling it; a single amount is disclosed in the statement of comprehensive income, which shows results of discontinued operations, net of tax, including the result for the valuation at fair value less cost of sales or asset disposal costs, if applicable.

4.15  Cash and cash equivalents

For the purpose of presentation in the Consolidated Statement of Cash Flows, cash and cash equivalents includes cash on hand, deposits held at call with financial institutions, other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. If any, bank overdrafts are shown within borrowings in current liabilities in the Consolidated Statement of Financial Position and there are not disclosed under Cash and cash equivalents in the Consolidated Statement of Cash Flows since they are not part of the Company’s cash management.

4.16             Shareholder´s equity

Equity’s movements have been accounted for in accordance with the pertinent decisions of shareholders' meetings and legal or regulatory standards.

All equity items are stated in terms of the measuring unit current at the end of the reporting year, except for “Share Capital” and “Treasury Shares”, which represent the subscribed and integrated capital in circulation and portfolio, respectively. Adjustments derived from restating those items into the measuring unit current at the end of the reporting year are disclosed in items “Share capital Adjustment” and “Treasury shares Adjustment”, respectively.

a.     Share capital

Share capital represents the capital issued, composed of the contributions that were committed and/or made by the shareholders and represented by shares that comprise outstanding shares at nominal value. Ordinary shares are classified as equity. The restatement into the measuring unit current at the end of the reporting year has been applied from the date of subscription. The restatement of Treasury shares and Treasury shares cost have been applied from the date of each share repurchase transaction.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

b.     Share premium

It includes:

(i)

The portion of the collected price exceeding the face value of the shares issued by the Company, net of absorbed accumulated losses. The restatement into the measuring unit current at the end of the reporting year has been applied from the date of subscription.

(ii)

The difference between the fair value of the consideration paid/collected and the accounting value of the equity interest in the subsidiary acquired/sold/diluted which does not represent a loss of control or significant influence. The restatement into the measuring unit current at the end of the reporting year has been applied from the date of each purchase transaction after restating the result into the measuring unit current at the date of each purchase.

(iii)

The difference between the proportional equity value registered before the merger of subsidiary and the value resulting from applying to the subsidiary’s merged equity interest, the new ownership share resulting from the exchange relationship. The restatement into the measuring unit current at the end of the reporting year has been applied from the merger effective date as determined by the Merger Commitment.

c.     Legal reserve

In accordance with the Argentine Commercial Companies Law No. 19,550, 5% of the profit arising from the statement of comprehensive income for the year, prior years' adjustments, the amounts transferred from other comprehensive income and prior years' accumulated losses, must be appropriated to a legal reserve until such reserve equals 20% of the Company’s share capital and the related adjustment of share capital. When for any reason, the amount of this reserve will be shorter, dividends may not be distributed, until such amount is reached. The amount is stated at book value at the beginning of the first period of application of IAS 29 and subsequently is stated in terms of the measuring unit current at the end of the reporting year. Any amounts of legal reserve appropriated after IAS 29 first application, is restated from the end of the prior year.

d.     Voluntary reserve

This reserve results from an allocation made by the Shareholders’ Meeting, whereby a specific amount is set aside to cover for the funding needs of projects and situations associated with Company policies. The amount is stated at book value at the beginning of the first period of application of IAS 29 and subsequently is stated in terms of the measuring unit current at the end of the reporting year. Any amounts of legal reserve appropriated after IAS 29 first application, is restated from the end of the prior year.

e.     Other reserves

It includes the result of operations with non-controlling interest that do not result in a loss of control and reserves for stock compensation plans. The amount is stated at book value at the beginning of the first period of application of IAS 29 and subsequently is stated in terms of the measuring unit current at the end of the reporting year. Any amounts of legal reserve appropriated after IAS 29 first application, is restated from the end of the prior year.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

f.      Retained earnings (Acumulated losses)

Retained earnings comprise accumulated profits or losses without a specific appropriation; positive earnings can be distributable by the decision of the Shareholders' meeting, as long as they are not subject to legal restrictions. These earnings comprise prior years' earnings that were not distributed, the amounts transferred from other comprehensive income and prior years' adjustments, according to IFRS. The restated amount is derived from the difference between the equity at the beginning of the first period of application of IAS 29 and the restatement of assets, liabilities and the rest of the equity items. Subsequently, the amounts are restated into the measuring unit current at the end of the reporting year.

General Resolution No. 593/2011 issued by the CNV provided that Shareholders in the Meetings at which they should decide upon the approval of financial statements in which the Retained earnings account has a positive balance, should adopt an express resolution as to the allocation of such balance, whether to dividend distribution, capitalization, setting up of reserves or a combination of these. The Company’s Shareholders have complied with these requirements.

g.     Other comprehensive income

It includes gains and losses from the remeasurement process of foreign operations and actuarial gains and losses for defined benefit plans and the related tax effect, net of the inflation effect.

h.     Dividends distribution

Dividend distribution to Company shareholders is recognized as a liability in the consolidated financial statements in the year in which the dividends are approved by the Shareholders' Meeting. The distribution of dividends is made based on the Company’s Stand-Alone Financial Statements. The restatement into the measuring unit current at the end of the reporting year has been applied from the date of the Shareholders' Meeting in which distsribution decision has been taken.

4.17             Compensation plans

Note 45 details the conditions applicable to the different compensation agreements, the payment conditions, and the main variables considered in the corresponding valuation model.

The following guidelines under IFRS 2 have been taken into consideration for the registration of stock-based compensations:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

- Compensations payable in cash:

i)

Compensation agreements – Senior Management: the reasonable value of the received services is measured through a share appreciation estimate using the Black-Scholes-Merton valuation model. The fair value of the amount payable under the compensation agreements is accrued and acknowledged as an expense, with the corresponding increase in liabilities. Liabilities are revalued on each balance sheet date. Any change in the fair value of liabilities is disclosed under profit or loss.

ii)

Company Value Sharing (“Company-Value Compensation”) – Pampa (as PEPASA´s successor company): the Black-Scholes-Merton financial valuation model was used to make this estimate, taking into consideration the enforceability of the remuneration. The fair value of the amount payable for the compensation plan is accrued and acknowledged as an expense, with the recognition of an increase in liabilities. Liabilities are revalued on each balance sheet date and at their settlement date. Any change in the fair value of liabilities is disclosed under profit or loss.

iii)	Annual Variable Compensation granted to certain officers for the performance of technical and administrative duties amounting to 7% of the EBDA accrued (EBITDA less paid income tax, less total net financial costs, less interest on its own capital, considering an annual 10% dollar-denominated rate) of PEPASA´s continuing business in Pampa. The Company recognizes a provision (liability) and an expense for this EBDA Compensation based on the previously mentioned formula.

- Compensations payable in shares

i)

Stock-based Compensation Plan – Officers and other key staff: the fair value of the received services is measured at the fair value of shares at the time of granting, and is disclosed during the vesting period, together with the corresponding increase in equity.

ii)	Stock-based Compensation Plan -Edenor: The fair value of the services received is disclosed as an expense and determined by reference to the fair value of the granted shares and charged to profit or loss in the vesting period, or immediately if vested at the grant date.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

4.18             Trade payables and other payables

Trade payables and other payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, except for particular matters described below.

4.18.1 Customer guarantees

Customer guarantees are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method.

In accordance with the Concession Agreement, Edenor is allowed to receive customer guarantees in the following cases:

i.    When the power supply is requested and the user is unable to provide evidence of his legal ownership of the premises;

ii.   When service has been suspended more than once in one-year period;

iii.  When the power supply is reconnected and Edenor is able to verify the illegal use of the service (fraud).

iv.  When the customer is undergoing liquidated bankruptcy or reorganization proceedings.

Edenor has decided not to request customer guarantees from residential tariff customers.

Customer guarantees may be either paid in cash or through the customer’s bill and accrue monthly interest at a specific rate of Banco de la Nación Argentina for each customer category.

When the conditions for which Edenor is allowed to receive customer guarantees no longer exist, the customer’s account is credited for the principal amount plus any interest accrued thereon, after deducting, if appropriate, any amounts receivable which Edenor has with the customer.

4.18.2 Edenor’s customer refundable contributions

Edenor receives assets or facilities (or the cash necessary to acquire or built them) from certain customers for services to be provided, based on individual agreements and the provisions of ENRE Resolution No. 215/12. These contributions are initially recognized as trade payables at fair value against Property, plant and equipment, and are subsequently measured at amortized cost using the effective interest rate method.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

4.18.3 Edenor’s particular matters

The recorded liabilities for the debts with the FOTAE, the penalties accrued, whether imposed or not yet issued by the ENRE (Note 2.3), and other provisions are the best estimate of the settlement value of the present obligation in the framework of IAS 37 provisions at the date of these financial statements.

The balances of ENRE Penalties and Discounts are adjusted in accordance with the regulatory framework applicable thereto and are based on Edenor’s estimate of the outcome of the RTI process described in Note 2.3, whereas the balances of the loans for consumption (mutuums) are adjusted by a rate equivalent to the monthly average yield obtained by CAMMESA from its short-term investments.

4.19             Borrowings

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in profit or loss over the period of the borrowings, using the effective interest method.

Borrowings are removed from the statement of financial position when the obligation specified in the contract is discharged, cancelled or expired. The difference between the carrying amount of a financial liability that has been extinguished or transferred to another party and the consideration paid, including any non-cash assets transferred or liabilities assumed, is recognised in profit or loss as other income or finance costs.

Borrowings are classified as current liabilities unless the group has an unconditional right to defer settlement of the liability for at least 12 months after the reporting period.

Borrowing costs

General and specific borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset are capitalized during the period of time that is required to complete and prepare the asset for its intended use or sale, net of the inflation effect. Qualifying assets are assets that necessarily take a substantial period of time to get ready for their intended use or sale.

Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalization.

Other borrowing costs are expensed in the period in which they are incurred.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

4.20             Deferred revenues

Non-refundable customer contributions

Edenor receives assets or facilities (or the cash necessary to acquire or built them) from certain customers for services to be provided, based on individual agreements. The assets received are recognized by Edenor as Property, plant and equipment with a contra-account in deferred revenue, the accrual of which depends on the nature of the identifiable services, in accordance with the following:

i.    Customer connection to the network: revenue is accrued until such connection is completed;

ii.   Continuous provision of the electric power supply service: throughout the shorter of the useful life of the asset and the term for the provision of the service.

4.21             Employee benefits

4.21.1 Short-term obligations

Liabilities for wages and salaries, including non-monetary benefits and accumulating sick leave that are expected to be settled wholly within 12 months after the end of the period in which the employees render the related service are recognised in respect of employees’ services up to the end of the reporting period and are measured at the amounts expected to be paid when the liabilities are settled. The liabilities are presented as current salaries and social security payable in the consolidated statement of financial position.

4.21.2 Defined benefit plans

Labor costs liabilities are accrued in the periods in which the employees provide the services that trigger the consideration.

The cost of defined contribution plans is periodically recognized in accordance with the contributions made by the Company.

Additionally, the Company operates several defined benefit plans. Defined benefit plans define an amount of pension benefit that an employee will receive on retirement, depending on one or more factors, such as age, years of service and compensation. In accordance with conditions established in each plan, the benefit may consist in a single payment, or in making complementary payments to those made by the pension system.

The defined benefit liability recognized in the financial statement balance sheet, at the end of the reporting period, is the present value of the defined benefit obligation net of the fair value of the plan assets, when applicable. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using future actuarial assumptions about demographic and financial variables that affect the determination of the amount of such benefits.

Actuarial gains and losses from experience adjustments and changes in actuarial assumptions, are recognized in other comprehensive income (loss) in the period in which they arise and past service costs are recognized immediately in the statement of income (loss).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

4.22             Provisions, contingent liabilities and contingent assets

Provisions are recognized when the group has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of resources will be required to settle that obligation, and the amount can be reliably estimated. Provisions are not recognised for future operating losses.

Provisions are measured at the present value of the expenditures expected to be required to settle the present obligation, taking into account the best available information as of the date of the financial statements based on assumptions and methods considered appropriate and taking into account the opinion of each Company’s legal advisors. As additional information becomes available to the Company, estimates are revised and adjusted periodically. The discount rate used to determine the present value reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognised as other financial results.

Contingent liabilities are possible obligations that arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of uncertain future events not wholly within the control of the entity; or present obligations that arise from past events but it is not probable that an outflow of resources will be required to its settlement; or whose amount cannot be measured with sufficient reliability.

Contingent liabilities are not recognised. The Company discloses in notes to the financial statements a brief description of the nature of material contingent liabilities.

Contingent liabilities, whose possibility of any outflow in settlement is remote, are not disclosed unless they involve guarantees, in which case the nature of the guarantee is disclosed.

Contingent assets are possible assets that arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of uncertain future events not wholly within the control of the entity.

Contingent assets are no recognised. The Company discloses in notes to the financial statements a brief description of the nature of material contingent assets, where the related inflows of economic benefits are estimated to be probable.

4.23             Revenue from contracts with customers

4.23.1 Generation segment

(i) Revenues from SPOT market sales (SEE Resolution No. 19 /2017)

The Company recognizes revenues from i) power availability on a monthly basis as the different power stations are available to generate and ii) energy generated when the delivery of energy is effective, based on the price specified in the applicable Resolution depending on the technology of each plant, including the additional remuneration, if applicable. Revenues are not adjusted for the effect of financing components as sales are made with an average credit term of 45 days.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

(ii) Revenues from contracts with CAMMESA (SE Resolution No. 220/07, SEE Resolution No. 21/16, SEE Resolution No. 287/17 and Renovar Programs)

The Company recognizes revenues from supply contracts with CAMMESA for i) power availability, when applicable, on a monthly basis, as the different power plants are available to generate and ii) energy generated when the delivery of energy is effective, based on the price established in each contract. Revenues are not adjusted for the effect of financing components as sales are made with an average credit term of 45 days.

(iii) Revenues from contracts within the MAT (energy plus Resolution SE No. 1,281/06)

The Company recognizes revenues from energy plus sales and renewable energy when the delivery of energy is effective based on the price established in each contract. Revenues are not adjusted for the effect of financing components as sales are made with an average credit term of 30 days, which is consistent with market practice.

4.23.2 Distribution segment

(i) Revenues from contracts with customers (ENRE Resolutions No. 63/17, 603/17, 33/18, 208/18 and SE Resolution No. 366/18)

Edenor recognizes, on a monthly basis, revenues from electricity distribution and commercialization as energy is distributed to each client based on the applicable tariff and procedures established by the ENRE. Such revenue includes energy delivered, whether billed or unbilled, at the end of each period. Revenues are not adjusted for the effect of financing components as sales’ payments are not deferred over time, which is consistent with market practice.

The current remuneration scheme establishes certain limits to the increase in the VAD resulting from the tariff structure review process, as well as a mechanism for monitoring the variation of CPD, which implies an increase in the compensation scheme for certain cases; the Company recognizes related revenues only to the extent that it is highly probable that a significant reversal will not occur and it is probable that the consideration will be collected regardless the period in which the energy is distributed.

Edenor recognizes revenues related to energy supply to low-income areas and shantytowns, only to the extent that the Framework Agreement with Argentine Nation and Province of Buenos Aires has been renewed for the period in which the service was rendered.

(ii) Edenor’s other revenues from contracts with customers

Edenor recognizes other revenues from contracts with customers in relation to connection and reconnection services, rights of use on poles and transport of energy to other distribution companies on a monthly basis as services are rendered based on the price established in each contract. Revenues are not adjusted for the effect of financing components as sales’ payments are not deferred over time, which is consistent with market practice.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

4.23.3 Oil and gas segment

The Company recognizes revenues from the sale of gas when control of the product is transferred, that is, at the output of each area, when the gas is delivered to the carrier and to the extent there is no unfulfilled obligation that could affect the acceptance of the product by the client. In all cases the transport of the gas is in charge of the client. Revenues from these sales are recognized based on the price by product specified in each contract or agreement to the extent that it is highly probable that a significant reversal will not occur.

Revenues are not adjusted for the effect of financing components as sales are made with a credit term not exceeding 45 days, which is consistent with market practice.

4.23.4 Petrochemical segment

The Company recognizes revenues from the sale of petrochemical products, whether in local or foreign market, when the control of the product is transferred, that is, when the products are delivered to the client and there is no unfulfilled obligation that could affect the acceptance of the product by the client. The delivery, as established in each contract, is occurs:

(a) when the products are dispatched and transported by and in charge of the client, or,

(b) when the products have been dispatched by the Company to a specific location, the obsolescence risks and loss have been transferred to the client, and the client has accepted the products according to the sale contract, the acceptance provisions have expired, or when the Company has objective evidence that all acceptance criteria have been met.

Revenues from these sales are recognized based on the price specified in each contract, to the extent that it is highly probable that a significant reversal will not occur. Revenues are not adjusted for the effect of financing components as sales are made with a credit term not exceeding 90 days, which is consistent with market practice.

4.23.5 Holding and others segment

The Company recognizes revenues from contracts with customers in relation to advisory services to related companies as services are rendered based on the price established in each agreement. Revenues are not adjusted for the effect of financing components, as sales are made with a credit term of 30 days, which is consistent with market practice.

4.24             Other Income

4.24.1 Government grants

Grants from the government are recognised at their fair value where there is a reasonable assurance that the grant will be received and the Group will comply with all attached conditions. There are no unfulfilled conditions or other contingencies attaching to the following grants. The group did not benefit directly from any other forms of government assistance.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

4.24.1.1 Recognition of Compensation from Programs Encouraging an Increase in Domestic Natural Gas Production

The Company recognizes revenues from Programs Encouraging an Increase in Domestic Natural Gas Production when the delivery of the gas is effective based on the price established in the applicable regulation, only to the extent that it is highly probable that a significant reversal will not occur and it is probable that the consideration will be collected, that is, as the procedure established by Government is formally complied with. Although, the consideration Programs´ collection depends on the Argentine Government’s payment capacity that has incurred in important delays in the cancellation of the credits in the past, revenues are not adjusted for the effect of financing components, which is consistent with market practice.

The recognition of income from Programs Encouraging an Increase in Domestic Natural Gas Production is covered by IAS 20 since it involves a compensation as a result of the production increase committed.

This item has been disclosed under Programs Encouraging an Increase in Domestic Natural Gas Production, under Other operating income, in the Consolidated Statement of Comprehensive Income. Furthermore, ítem Extroardinary Canon disclosed within Other operating expenses includes fiscal costs related to this Programs.

4.24.2 Interest income

Interest income from financial assets at fair value through profit or loss is included into the result of changes in the fair value of those assets. Interest income from financial assets at amortized cost and financial assets at fair value through other comprehensive income are recognised in the statement of income.

Interest income is calculated by using the effective interest rate to the gross carrying amount of a financial asset (without considering impairment provision), except for impaired financial assets, that is calculated by applying the effective interest rate to carrying amount net of impairment provision.

4.24.3 Dividends

Dividends are received from financial assets measured at fair value through profit or loss or through other comprehensive income. Dividends are recognized as revenue when the right to receive payment has been established. This applies even if they are paid out of pre-acquisition profits.

4.25             Income tax and minimun notional income tax

4.25.1 Current and deferred income tax

The tax expenses for the year include current and deferred tax. Tax is recognized in the income statement, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions, where appropriate, on the basis of amounts expected to be paid to the tax authorities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

Deferred income tax is recognized, using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognized if they come from the initial recognition of goodwill; or if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at time of the transaction affects neither accounting nor taxable profit or loss.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available and can be used against temporary differences.

Deferred income tax is provided on temporary differences from investments in subsidiaries and associates, except for deferred income tax liability where the timing of the reversal of the temporary difference is controlled by the group and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset the recognized amounts and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Current and deferred tax assets and liabilities have not been discounted, and are stated at their nominal value.

Income tax rates prevailing at year-end in Argentina (see Note 2.7), Venezuela, Ecuador, Bolivia, Spain and Uruguay are 30%, 50%, 22%, 25%, 25% and 25%, respectively. Additionally, payment of Bolivian-source income to beneficiaries outside Bolivia is levied with a 12.5% withholding income tax.

4.26.2 Minimum notional income tax

The Company assesses the minimum notional income tax by applying the current 1% rate over the assets computable at the closing of the year. As this tax supplements the income tax, the Company does not assess it for the periods where no income is evidenced on the income tax, based on the case law established by the “Hermitage” decision (CSJN, 15/06/2010), which ruled on the unconstitutionality of this tax when tax losses are disclosed for the period.

The Company’s tax obligation for each year will be the higher of the two taxes. If in a fiscal year, however, minimum notional income tax obligation exceeds income tax liability, the surplus will be computable as a payment in advance of income tax through the next ten years.

As of the closing date hereof, the Company’s Management analyzed the receivable’s recoverability, and allowances are created in as long as it is estimated that the amounts paid for this tax will not be recoverable within the statutory limitation period taking into consideration the Company’s current business plans. The Company’s Management will evaluate the evolution of this recoverability in future fiscal years.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 4: (Continuation)

4.26  Leases

Leases of property, plant and equipment where the Group, as lessor, has transferred all the risks and rewards of ownership are classified as finance leases (Note 18.2). Finance leases are recognized at the lease’s inception at the fair value of the leased property or, if lower, the present value of the minimum lease payments. The corresponding rental rights, net of finance charges, are included in other current and non-current receivables. Each lease payment received is allocated between the receivable and finance income. The finance income is charged to the profit or loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the receivable for each period. The property, plant and equipment leased under finance leases is derecognized if there is reasonable certainty that the Group will assign ownership at the end of the lease term.

Leases in which a significant portion of the risks and rewards of ownership are not transferred to the Group as lessee are classified as operating leases (Note 18.1). Payments made under operating leases (net of any incentives received from the lessor) are charged to profit or loss on a straight-line basis over the period of the lease.

Lease income from operating leases where the Group is a lessor is recognised in income on a straight-line basis over the lease term (Note 18.1). The respective leased assets are included in the Consolidated Statement of Financial Position based on their nature.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: GROUP STRUCTURE

5.1    Business combinations

5.1.1 Acquisition of PPSL’s Capital stock

On May 13, 2016, Petrobras Internacional Braspetro B.V. (“Petrobras Holland”), a subsidiary of Petróleo Brasileiro S.A. (“Petrobras Brazil”) and the Company executed a share purchase agreement for the acquisition by the Company of the whole capital stock of PPSL, which holds 67.1933% of the capital stock and voting rights in Petrobras (respectively, the “Share Purchase Agreement” and the “Transaction”) for an amount of U$S 80 million.

On July 27, 2016, the Transaction was closed upon the meeting of all applicable conditions precedent, the Transaction’s final price, was set at U$S 900 million.

The following operations were completed after the closing of the Transaction:

(i)

On October 14, 2016, YPF acquired from Petrobras 33.33% of all rights and obligations in the concession over the Río Neuquén area for an amount of U$S 72 million and the 80% interest in the concession over the Aguada de la Arena area for an amount of U$S 68 million.

(ii)

On October 27, 2016, an affiliate of Petrobras Brasil acquired from Petrobras 33.6% of the rights and obligations in the concession over the Río Neuquén area for an amount of U$S 72 million and 100% of the rights and obligations pursuant to the Operating Agreement entered into by Petrobras, Bolivia Branch and YPF Bolivia, regarding the Colpa and Caranda areas in Bolivia for a negative value of U$S 20 million.

(iii)

The Company increased its direct and indirect interest in Petrobras to 90.4% as a result of the consummation of mandatory tender offer and voluntary public offer for the exchange of Petrobras’ shares (the offers), on November 22 and 23, 2016.

(iv)

In March 2017 and as a result of the Company's adherence to the regularization regime (moratorium), in relation to certain liabilities identified (see detail in Note 10.4), which established benefits of releasing tax fines and reducing compensatory interests, a payment obligation to Petrobras Brasil of $ 171 million, was generated as a contingent consideration in accordance with the Purchase Agreement and was paid on April 18, 2017.

5.1.2 Sale of participations

5.1.2.1. Sale and swap of indirect interest in TGS

On July 27, 2016, the Company sold its 25.5% indirect interest in TGS (through PEPCA, owner of a 10% equity interest in CIESA  and through other subsidiaries rightholders as the only beneficiary of the trust that owns 40% equity interest in CIESA, the “interest in TGS”) to Grupo Inversor Petroquímica S.L. (members of the GIP Group, headed by the Sielecki family), WST S.A. and PCT L.L.C. (members of the Werthein group) (jointly, the “Purchasers”). The economic impact of the transation reached to a gain of $1,015 million.

On January 11, 2017, the CNDC approved the acquisition by the Company of 40% of CIESA’s capital stock, an interest that had been acquired by the Company through CIESA’s financial debt swap executed on July, 2012 and 100% of PEPCA shares acquired on March, 2011.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: (Continuation)

On January 17, 2017, the exchange whereby the Purchasers transferred to PHA their capacity as beneficiaries and trustees of the trust holding 40% of CIESA's capital stock and voting rights, and the Company and PHA transferred to the Purchasers shares representing 40% of CIESA’s capital stock and voting rights, was perfected; the Group thus keeping a 10% direct interest in CIESA's capital stock and voting rights. The Exchange was approved by ENARGAS on December 29, 2016. The Purchasers and the Company’s direct and indirect interests in TGS remain unaltered as a result of the Exchange.

5.1.2.2 Sale of interest in Greenwind

With the purpose of incorporating into the project a strategic partner contributing part of the investments necessary for the development of the Mario Cebreiro Wind Farm, on March 10, 2017, CTLL and PP entered into an agreement with Valdatana Servicios y Gestiones S.L.U., an entity which later changed its name to Viento Solutions S.L. for the sale of 50% of Greenwind’s capital stock and rights for a total amount of U$S 11.2 million.

As a result of the transaction, the Company has deconsolidated Greenwind's assets and liabilities and presents its interest in the joint venture based on the equity method of accounting.

5.1.2.3 Sale of interest in Oldelval

On November 2, 2018, the Company entered into an agreement with ExxonMobil Exploration Argentina S.R.L. for the sale of 21% of Oldelval’s capital stock and rights, maintaining the remaining 2.1% interest.

Subsequently, on November 27, 2018, the transaction was closed upon the meeting of the applicable precendent conditions, the purchase price paid by the purchaser amounted to U$S 36.4 million.

A a result of the transaction, the Comany has recongnised a $ 1.052 million gain, before taxes, stated in terms of the measuring unit current as of December 31, 2018.

5.1.3 Corporate reorganization

The corporate reorganizations mentioned below are carried out in order to obtain important benefits for the Company and all its corporate group, as it will allow for enhanced operating efficiency; an optimized use of available resources; the leveraging of technical, administrative and financial structures; and the implementation of converging policies, strategies and goals. Furthermore, the high complementarity between the participating companies will be leveraged, thus reducing costs resulting from the duplication and overlapping of operating and administrative structures.

This reorganization was perfected by means of a merger through absorption process, under the terms of tax neutrality pursuant to articles 77 and following of the Income Tax Law, whereby the absorbed companies will be dissolved without liquidation subject to the stipulations of the PMC, the provisions of sections 82 to 87 of Companies Act No. 19,550 and its amending provisions, the CNV provisions, the BCBA Listing Rules and other provisions, the IGJ provisions and all other applicable legal and regulatory provisions.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: (Continuation)

5.1.3.1 2016 Reorganization

On August 10, 2016, the Company and Petrobras’ Board of Directors resolved to instruct both managements to initiate all necessary tasks and procedures to merge Pampa Energía, as absorbing company, with Petrobras, as absorbed company.

Furthermore, it was considered appropriate to incorporate as absorbed companies under such merger, two Petrobras’ subsidiaries: PEISA (95% through a direct interest and 5% through an indirect interest) and Albares (100% direct interest).

The merger was effective as of November 1, 2016, date on which the transfer to the absorbing company of all the rights and obligations, assets and liabilities of Petrobras, PEISA and Albares became effective, all of which subject to the corresponding corporate approvals under the applicable law and the registration with the Registry of Commerce of the merger and the dissolution without liquidation of the absorbed companies.

On December 23, 2016, the Board of Directors of Pampa Energía, as absorbing company and Petrobras Argentina, PEISA and Albares, as absorbed companies, approved the CPF, which was authorized by the CNV on January 13, 2017. On February 16, 2017, the Extraordinary General Meetings of Shareholders approved the merger in agreement with the terms of the CPF. On April 19, 2017, the final merger agreement was entered into.

Pursuant to the provisions of Chapter X of the CNV provisions, the Company has filed a merger authorization proceeding before this entity and obtained from the CNV its authorization to publish the merger prospectus.

On May 2, 2018, the Public Registry registered the merger. On May 21, 2018, the exchange of Petrobras shares for those of the Company was effected (for the remaining 10.6% minority interest). As a result, 193,745,611 shares of Petrobras were exchanged for 101,771,793 shares of the Company, with 2,775 shares remaining as treasury shares since they were fractional or decimal shares which were paid in cash. As of December 31, 2018, in accordance with current regulations, the Company proceeded to sell those shares. There was no exchange ratio for PEISA and Albares’s shares, as Petrobras holds 100% of the capital stock of these companies.

5.1.3.2 2017 Reorganization

On September 22, 2017, the Company’s Board of Directors informed that the companies which would take part in the merger would be the Company, as absorbing company, and BLL, CTG, CTLL, EG3 Red, INDISA, INNISA, IPB, PP II and PEPASA, as absorbed companies.

The merger became effective on October 1, 2017, date as from which the transfer of the absorbed companies’ equity to the absorbing company became effective and, therefore, all their rights and obligations, assets and liabilities will become incorporated into the absorbing company’s equity, all of which subject to the corresponding corporate approvals under the applicable law and the registration with the Public Registry of Commerce of the merger and the dissolution without liquidation of the absorbed companies.

On December 21, 2017, the Board of Directors of Pampa Energía, as absorbing company and BLL, CTG, CTLL, EG3 Red, INDISA, INNISA, IPB, PP II and PEPASA, as absorbed companies, approved the CPF, and on April 27, 2018, the Extraordinary General Meetings of Shareholders approved the merger in agreement with the terms of the CPF.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: (Continuation)

On June 1, 2018, the final merger agreement was entered into between Pampa and the absorbed companies and was filed for registration before the applicable controlling authorities. On July 20, 2018 the CNV’s authorization on merger publication was obtained and on August 2, 2018, the Public Registry registered the merger. On August 15, 2018, the exchange of PEPASA, CTG INNISA and INDISA shares for 144.322.083 of the Company was effected, with 1,880 shares remaining as treasury shares since they were fractional or decimal shares which were paid in cash. As of December 31, 2018, in accordance with current regulations, the Company proceeded to sell those shares. There was no exchange ratio for the remaining companies, as Pampa direct and indirect held 100% of the capital stock of these companies.

5.1.3.3 Merger of Subsidiaries

The merger's effective date detailed below was fixed on January 1, 2017 and correspond to business combinations between companies under common control, and therefore there is no effect in these consolidated financial statements.

5.1.3.3.1. CTLL, EASA and IEA.SA

On December 7 and 22, 2016, the Board of Directors of CTLL, EASA and IEA.SA resolved to initiate all necessary tasks and procedures for the merger through absorption among CTLL, as absorbing company, and EASA and IEA.SA, as absorbed companies.

In analyzing this reorganization, EASA’s management concluded that, in order for the process to be viable, it was necessary to capitalize the debt EASA held with holders of Series A and B Discount Corporate Bonds issued on July 19, 2006 and maturing in 2021. On March 27, 2017 EASA’s Extraordinary General Meeting of Shareholders resolved to capitalize such CBs, which was accepted by PISA in its capacity as sole holder.

On January 18, 2018, the shareholders’ meetings of the intervening companies approved the merger and on February 19, 2018, the merger final agreement was entered into. On July 16, 2018, the Public Registry registered the merger.

5.1.3.3.2 PACOSA and WEBSA

On December 7, 2016, the Boards of Directors of PACOSA and WEBSA resolved to begin all necessary tasks and procedures for the merger through absorption between PACOSA, as absorbing company, and WEBSA as absorbed company.

On March 7, 2017, the shareholders’ meetings of the intervening companies approved the merger, and on May 30, 2017 the merger final agreement was entered into. On March 5, 2018, the Public Registry registered the merger.

5.2. Discontinued operations

As of December 31, 2017 assets and liabilities subject to the transactions detailed below have been classified as held for sale, and the results for affected operations have been disclosed under “Discontinued Operations” in the consolidated Statement of comprehensive income.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: (Continuation)

5.2.1. Sale of PELSA shares and certain oil areas

On January 16, 2018, the Company agreed to sell to Vista Oil & Gas S.A.B. de C.V. (“Vista”) its direct 58.88% interest in PELSA and its direct interests in the Entre Lomas, Bajada del Palo, Agua Amarga and Medanito-Jagüel de los Machos blocks, in line with the Company's strategy to focus its investments and human resources both on the expansion of its power generation installed capacity and on the exploration and production of natural gas, placing a special focus on the development and exploitation of unconventional gas reserves, as well as to continue investing on the development of its utility concessions.

On April 4, 2018, upon the meeting of all applicable conditions precedent, the transaction was closed. The price paid by Vista, considering the agreed adjustments regarding interests in PELSA, amounted to U$S 389 million. This transaction generated a profit comprehensive income net of taxes in the amount of $ 1,115 million, as follows:

12.31.2018
Sale price	10,197
Book value of assets sold and costs associated with the transaction	(8,553)
Result for sale	1,644
Interests (1)	133
Income tax	(818)
Included in results	959

Other comprehensive income (loss)
Reclasification form exchange differences on translation	223
Income tax	(67)
Included in Other comprehensive income	156

Total comprehensive income	1,115

(1) Are exposed in "Financial income" of the consolidated statement of comprehensive income related to discontinued operations

5.2.2. Sale of assets in the Refining and Distribution segment

On December 7, 2017, the Company executed with Trafigura Ventures B.V and Trafigura Argentina S.A. an agreement for the sale of certain assets in the Company’s refining and distribution segment based on the conviction that the oil refining and distribution business calls for a larger scale to attain sustainability. The closing of the transaction, which is subject to the meeting of certain conditions precedent.

The assets subject-matter of the transaction are as follows: (i) the Ricardo Eliçabe refinery; (ii) the Avellaneda lubricants plant; (iii) the Caleta Paula reception and dispatch plant; and (iv) the network of gas stations currently operated under Petrobras branding.

The Dock Sud storage facility is excluded from the sale, as well as the Company's investment in Refinería del Norte S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: (Continuation)

Pursuant to the foregoing, as of December 31, 2017, assets and liabilities subject to this transaction have been measured at the lower of fair value less cost to sell and carrying value, stated in terms of the measuring unit current  immediately before held for sale criteria was met and it involved the recognition of an impairment of Intangible assets and Property, plant and equipment in the amount of $ 1.040 million.

On May 9, 2018, upon the meeting of all applicable precedent conditions the transaction was subject to, the closing of the sale to Trafigura was carried out, including the transfer of all the Company’s contracts, permits and licenses key for the ordinary conduction of the business, together with the transfer of 1,034 employees related to the assets subject-matter of the sale, of which 67 employees work on the Company’s corporate segment.

After applying the adjustments stipulated in the assets purchase and sale agreement, the transaction price amounted to U$S 124.5 million, and was paid by Trafigura on May 9, 2018, with the exception of U$S 9 million which were previously paid as down payment upon the execution of the agreement, and U$S13.5 million which have been deposited in an escrow account and which will be released in line with the transfer of the network’s gas stations to the “Puma Energy” brand.

Furthermore, after the closing of the transaction, Trafigura paid to Pampa U$S 56 million for the purchase of crude oil.

As of December 31, 2018, the closing of the transaction did not generated additional profits or losses, according to the following detail:

12.31.2018
Sale price	1,044
Book value of assets sold and costs associated with the transaction	(1,044)
Result for sale	-
Items that may be reclassified to profit or loss	-
Total result	-

It should be highlighted that, as of December 31, 2018, the Company considers that under IFRS it has transferred control over the whole assets since, pursuant to the participation agreements entered into with Trafigura, it has not retained the power to redirect their use or substantially derive other benefits. However, as of the issuance of these financial statements the transfer of ownership and the assignment of agreements associated with the assets mentioned in subsections (i) and (iii) have been perfected, whereas the process for the legal transfer and actual assignment of the agreements associated with the assets described in subsections (ii) and (iv) has started with the rebranding of gas stations to the “Puma Energy” brand, owned by Trafigura, a process which is expected to end in 2019.

Upon completing the above-mentioned asset transaction, Trafigura and the Company executed several contractual agreements whereby, for the May 9, 2018 to November 9, 2018 period, the Dock Sud Terminal provided reception, storage and dispatch services for light fuels and base lubricants owned by Trafigura.

The Company continued executing agreements with other high level companies, to align the Dock Sud plant’s activity as a terminal providing logistics services to third parties. Results associated with the Dock Sud Terminal are disclosed under Continuing operations in the Refining and Distribution segment (see Note 23).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: (Continuation)

The consolidated statement of comprehensive income related to discontinued operations is presented below:

As of December 31, 2018:

	Oil and gas	Refining y distribution	Eliminations	Total
Revenue	2,481	15,900	(3,388)	14,993
Cost of sales	(1,233)	(13,606)	3,419	(11,420)
Gross profit	1,248	2,294	31	3,573

Selling expenses	(72)	(1,243)	-	(1,315)
Administrative expenses	(46)	(152)	-	(198)
Exploration expenses	(4)	-	-	(4)
Other operating income	54	211	-	265
Other operating expenses	(231)	(378)	-	(609)
Result from the sale of shareholdings in companies and property, plant and equipment	1,644	-	-	1,644
Operating income	2,593	732	31	3,356

Gain (Loss) on monetary position	255	80	(47)	288
Financial income	148	27	-	175
Financial expenses	(20)	(10)	-	(30)
Other financial results	(135)	824	-	689
Financial results, net	248	921	(47)	1,122
Income (loss) before income tax	2,841	1,653	(16)	4,478
				-
Income tax	(973)	(486)	-	(1,459)
Profit (loss) of the year from discontinued operations	1,868	1,167	(16)	3,019

Other comprehensive income (loss)
Income tax	(67)	-	-	(67)
Reclasification from exchange differences on translation	223			223
Exchange differences on translation	156	-	-	156
Other comprehensive loss of the year from discontinued operations	312	-	-	312
Total comprehensive income (loss) of the year from discontinued operations	2,180	1,167	(16)	3,331

	Oil and gas	Refining y distribution	Eliminations	Total
Total income (loss) of the year from discontinued operations attributable to:
Owners of the company	1,778	1,167	(16)	2,929
Non - controlling interest	90	-	-	90
	1,868	1,167	(16)	3,019

Total comprehensive income (loss) of the year from discontinued operations attributable to:
Owners of the company	2,026	1,167	(16)	3,177
Non - controlling interest	154	-	-	154
	2,180	1,167	(16)	3,331

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: (Continuation)

As of December 31, 2017:

	Oil and gas	Refining y distribution	Eliminations	Total
Revenue	9,755	27,439	(11,177)	26,017
Cost of sales	(9,468)	(23,313)	11,211	(21,570)
Gross profit	287	4,126	34	4,447

Selling expenses	(298)	(3,192)	-	(3,490)
Administrative expenses	(208)	(703)	-	(911)
Exploration expenses	(31)	-	-	(31)
Other operating income	604	365	-	969
Other operating expenses	(294)	(484)	-	(778)
Impairment of property, plant and equipment	-	(1,040)	-	(1,040)
Operating income (loss)	60	(928)	34	(834)

Financial income	36	25	-	61
Financial expenses	-	(27)	-	(27)
Other financial results	(375)	(20)	-	(395)
Financial results, net	(339)	(22)	-	(361)
Income before income tax	(279)	(950)	34	(1,195)

Income tax	(1,049)	351	-	(698)
Profit (loss) of the year from discontinued operations	(1,328)	(599)	34	(1,893)

Other comprehensive income
Items that will not be reclassified to profit or loss
Remeasurements related to defined benefit plans	(11)	26	-	15
Income tax	67	(9)	-	58
Items that may be reclassified to profit or loss
Exchange differences on translation	(606)	-	-	(606)
Other comprehensive loss of the year from discontinued operations	(550)	17	-	(533)
Total comprehensive income (loss) of the year from discontinued operations	(1,878)	(582)	34	(2,426)

	Oil and gas	Refining y distribution	Eliminations	Total
Total income of the year from discontinued operations attributable to:
Owners of the company	(1,503)	(599)	34	(2,068)
Non - controlling interest	175	-	-	175
	(1,328)	(599)	34	(1,893)

Total comprehensive income of the year from discontinued operations attributable to:
Owners of the company	(1,804)	(582)	34	(2,352)
Non - controlling interest	(74)	-	-	(74)
	(1,878)	(582)	34	(2,426)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: (Continuation)

As of December 31, 2016:

	Oil and gas	Refining y distribution	Eliminations	Total
Revenue	5,159	13,759	(5,926)	12,992
Cost of sales	(4,077)	(12,547)	6,157	(10,467)
Gross profit	1,082	1,212	231	2,525

Selling expenses	(132)	(1,590)	-	(1,722)
Administrative expenses	(53)	(48)	-	(101)
Exploration expenses	(86)	-	-	(86)
Other operating income	494	964	(792)	666
Other operating expenses	(1,378)	(206)	792	(792)
Operating income (loss)	(73)	332	231	490

Financial income	80	13	-	93
Financial expenses	(21)	(19)	-	(40)
Other financial results	(90)	(84)	-	(174)
Financial results, net	(31)	(90)	-	(121)
Income before income tax	(104)	242	231	369

Income tax	(50)	(84)	(83)	(217)
Profit (loss) of the year from discontinued operations	(154)	158	148	152

Other comprehensive income
Items that will not be reclassified to profit or loss
Remeasurements related to defined benefit plans	(150)	29	-	(121)
Income tax	46	(11)	-	35
Items that may be reclassified to profit or loss
Exchange differences on translation	221	-	-	221
Other comprehensive loss of the year from discontinued operations	117	18	-	135
Total comprehensive income (loss) of the year from discontinued operations	(37)	176	148	287

	Oil and gas	Refining y distribution	Eliminations	Total
Total (loss) income of the year from discontinued operations attributable to:
Owners of the company	(133)	158	148	173
Non - controlling interest	(21)	-	-	(21)
	(154)	158	148	152

Total comprehensive (loss) income of the year from discontinued operations attributable to:
Owners of the company	(2)	176	148	322
Non - controlling interest	(35)	-	-	(35)
	(37)	176	148	287

The consolidated statement of cash flows related to discontinued operations is presented below:

	12.31.2018	12.31.2017	12.31.2016

Net cash (used in) generated by operating activities	(1,726)	3,291	2,902
Net cash used in investing activities	-	(1,897)	(1,238)
Net cash generated by (used in) financing activities	1,565	(1,168)	(1,726)
(Decrease) increase in cash and cash equivalents from discontinued operations	(161)	226	(62)

Cash and cash equivalents at the begining of the year	238	142	275
Loss on net monetary position generated by cash and cash equivalents	(77)	(130)	(60)
(Decrease) increase in cash and cash equivalents	(161)	226	(73)
Cash and cash equivalents at the end of the year	-	238	142

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: (Continuation)

As of December 31, 2017, the assets and liabilities that comprise the assets held for sale and associated liabilities are:

As of December 31, 2017	Oil and gas	Refining y distribution	Total
ASSETS
NON-CURRENT ASSETS
Property, plant and equipment	11,139	1,652	12,791
Intangible assets	459	154	613
Financial assets at amortized cost	52	-	52
Trade and other receivables	9	-	9
Total non-current assets	11,659	1,806	13,465

CURRENT ASSETS
Inventories	226	2,894	3,120
Financial assets at fair value through profit and loss	1,005	-	1,005
Trade and other receivables	629	-	629
Cash and cash equivalents	238	-	238
Total current assets	2,098	2,894	4,992
Total assets classified as held for sale	13,757	4,700	18,457

LIABILITIES
NON-CURRENT LIABILITIES
Defined benefit plans	143	86	229
Deferred tax liabilities	837	-	837
Provisions	1,361	77	1,438
Total non-current liabilities	2,341	163	2,504

CURRENT LIABILITIES
Trade and other payables	576	-	576
Salaries and social security payable	69	-	69
Defined benefit plans	3	9	12
Income tax and minimum notional income tax provision	38	-	38
Taxes payables	173	-	173
Provisions	75	52	127
Total current liabilities	934	61	995
Liabilities associated to assets classified as held for sale	3,275	224	3,499

5.3.  Interest in subsidiaries, associates and joint ventures

5.3.1 Subsidiaries information

Unless otherwise indicated, the capital stock of the subsidiaries consists of common shares, each granting the right to one vote. The country of the registered office is also the principal place where the subsidiary develops its activities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

 NOTE 5: (Continuation)

			12.31.2018	12.31.2017
Company	Country	Main activity	Direct and indirect participation %	Direct and indirect participation %
Corod	Argentina	Oil	100.00%	100.00%
CPB	Argentina	Generation	100.00%	100.00%
CPB Energía S.A.	Argentina	Generation	100.00%	100.00%
Ecuador TLC S.A.	Ecuador	Oil	100.00%	100.00%
Edenor (2)	Argentina	Distribution of energy	52.18%	51.54%
Enecor S.A.	Argentina	Transportation of electricity	69.99%	69.99%
HIDISA	Argentina	Generation	61.00%	61.00%
HINISA	Argentina	Generation	52.04%	52.04%
PACOSA	Argentina	Distributor	100.00%	100.00%
PBI	Bolivia	Investment	100.00%	100.00%
PELSA (1)	Argentina	Oil	-	58.88%
Petrobras Energía Colombia Gran Cayman	Colombia	Oil	100.00%	100.00%
Petrobras Energía Ecuador	Gran Cayman	Investment	100.00%	100.00%
Petrobras Energía Operaciones Ecuador	Ecuador	Oil	100.00%	100.00%
Petrolera San Carlos S.A.	Venezuela	Oil	100.00%	100.00%
PHA	Spain	Investment	100.00%	100.00%
PISA	Uruguay	Investment	100.00%	100.00%
PP	Argentina	Investment	100.00%	100.00%
PPSL	Spain	Investment	100.00%	100.00%
TGU	Uruguay	Gas transportation	100.00%	100.00%
Transelec	Argentina	Investment	100.00%	100.00%
Trenerec Energía Bolivia	Bolivia	Investment	100.00%	-
Trenerec	Ecuador	Investment	100.00%	-

(1) See Note 5.2.1.

(2) Corresponds to effective interest considering the treasury shares in Edenor´s effect (51,76% nominal interest)

5.3.1.1 Summarised financial information for each subsidiary that has significant non-controlling interest

Non-controlling interests in subsidiaries are not significant for the Company, except for Edenor with 51.76% equity interest and PELSA with 58.88% equity interest, whose sale was perfected on April 4, 2018 (Note 5.2.1).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: (Continuation)

Edenor

The subsidiary is registered in Argentina, which is also the place where it develops its activities.

i.       Summary statement of financial position

	12.31.2018	12.31.2017
Non Current
Total non current assets	63,284	57,134

Borrowings	7,192	6,189
Other non current liabilities	17,853	18,381
Total non current liabities	25,045	24,570

Current
Cash and cash equivalents	28	122
Other current assets	13,680	13,626
Total current assets	13,708	13,748

Borrowings	1,077	105
Other current liabilities	19,901	18,413
Total current liabilities	20,978	18,518

Total equity	30,969	27,794
Non-controlling interest	14,938	13,470

ii.     Summary statement of comprehensive income (loss)

	12.31.2018	12.31.2017	12.31.2016
Revenue	55,954	39,603	25,827
Depreciation	(2,561)	(2,148)	(2,147)
Interest income	672	454	385
Interest expense	(4,968)	(2,567)	(2,589)

Profit for the year before tax	6,175	5,591	388
Income tax	(1,877)	(510)	(147)
Profit for the year	4,298	5,081	241

Other comprehensive loss	(47)	(14)	(7)
Total comprehensive profit of the year	4,251	5,067	234

Income of the year attributable to non-controlling interest	2,073	2,462	117
Other comprehensive income of the year attributable to non-controlling interest	(22)	(7)	(3)
Comprehensive income of the year attributable to non-controlling interest	2,051	2,455	114

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: (Continuation)

iii.    Summary statement of cash flow

	12.31.2018	12.31.2017	12.31.2016
Net cash generated by operating activities	9,621	7,361	4,975
Net cash used in investing activities	(8,328)	(8,509)	(4,072)
Net cash used in (geneted by) financing activities	(2,097)	867	(947)
Decrease in cash and cash equivalents	(804)	(281)	(44)

Cash and cash equivalents at the begining of the year	122	382	238
Exchange differences in cash and cash equivalents	156	-	(9)
Result from exposure to inlfation	554	21	292
Cash and cash equivalents at the end of the year	28	122	477

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: (Continuation)

5.3.2  Investments in associates and joint ventures

The following table presents the main activity and information from the financial statements used for valuation and percentages of participation in associates and joint ventures:

		Information about the issuer
	Main activity	Date	Share capital	Profit (loss) of the year/period	Equity	Direct and indirect participation %
Associates
Refinor	Refinery	09.30.2018	92	(113)	968	28.50%

Joint ventures
CIESA (1)	Investment	12.31.2018	639	5,871	16,748	50%
Citelec (2)	Investment	12.31.2018	556	1,531	7,481	50%
Greenwind	Generation	12.31.2018	5	(824)	(408)	50%

(1)The Company holds a direct and indirect interest of 50% in CIESA, a company that holds a 51% interest in the share capital of TGS. therefore, the Company has an indirect participation of 25.50% in TGS.

(2)Through a 50% interest, the company joint controls Citelec, company that controlled Transener with 52.65% of the shares and votes. As a result, the Company has an indirect participation of 26.33% in Transener.

The details of the balances of investments in associates and joint ventures is as follows:

	12.31.2018	12.31.2017
Disclosed in non-current assets
Associates
Refinor	960	1,094
Oldelval	-	379
OCP	1,305	-
Other	10	1
	2,275	1,474
Joint ventures
CIESA	9,755	7,606
Citelec	3,303	2,534
Greenwind	-	261
	13,058	10,401
	15,333	11,875
Disclosed in non-current liabilities
Greenwind (1)	153	-
	153	-

(1)The Company provides financial assistance to this company.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: (Continuation)

The following tables show the breakdown of the result from investments in associates and joint ventures:

	12.31.2018	12.31.2017	12.31.2016
Associates
Oldelval	116	41	7
Refinor	(138)	(113)	(4)
OCP	1,305	-	-
Other	1	(3)	-
	1,284	(75)	3

Joint ventures
CIESA	2,793	949	191
Citelec	801	1,012	92
Greenwind	(414)	(73)	-
	3,180	1,888	283
	4,464	1,813	286

The evolution of investments in associates and joint ventures is as follows:
	Note	12.31.2018	12.31.2017	12.31.2016
At the beginning of the year		11,875	9,608	2,136
Reclassifications (1)		-	457	-
Increase for subsidiaries acquisition		-	-	7,254
Dividends	17	(706)	-	-
Other decreases	13.1	(434)	(3)	(68)
Share of profit		4,464	1,813	286
Other comprehensive loss		(19)	-	-
At the end of the year		15,180	11,875	9,608

(1) Corresponds to the deconsolidation for sale of the interest in Greenwind.

5.3.3 Investment in CIESA-TGS

TGS’s Arbitral claim

On May 8, 2015, the Secretariat of the International Court of Arbitration of the International Chamber of Commerce notified TGS regarding the request for arbitration initiated by PAE and Pan American Sur SA (the "claimants") related to the execution of three natural gas processing contracts (for the February 2006 and February 2016 period) between the claimants and TGS that according to the demand, the claimants allege breach of contracts, that would have resulted in a lower allocation of the products obtained.

Between April 4 and September 29, 2017, the parties presented their arguments and the Arbitration Testing Hearing took place. The claimed amount reach U$S 306 million as of March 15, 2017 plus interest accrued until the date of actual payment. Finally, on December 15, 2017, the Claimants and TGS submitted their Final Conclusions Memorials.

On May 28, 2018, the International Court of Arbitration of the International Chamber of Commerce issued the final award by which it partially acknowledged the claim and ruled that the Company must pay damages to the claimants in the amount of U$S 19 million, plus interest accrued as from May 8, 2015 until the date of actual payment. This payment was made on June 14, 2018 for an amount of $ 553 million (equivalent to U$S 21.3 million).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: (Continuation)

Issuance of Corporate Bonds

On May 2, 2018, under the Short- and Medium-Term Corporate Bonds Program for a maximum amount of U$S 700 million approved by the CNV, TGS issued Class 2 corporate bonds for U$S 500 million at an annual 6.75% rate. Collected funds will be destined by TGS to: (i) the repurchase of Class 1 corporate bonds, (ii) the redemption of Class 1 corporate bonds; and (iii) capital expenditures.

Acquisition of own shares in TGS

In view of the fact that the TGS’ share price does not reflect either the value or the economic reality its assets currently or potentially have, this being detrimental to the interests of its shareholders, and taking into consideration TGS’ strong cash position and fund availability, on May 9, 2018, TGS’ Board of Directors approved the repurchase of own shares in the market, in Argentine pesos, for a maximum amount of $ 1,700 million (in terms of the constitution date).

Later, on September 6, 2018, TGS’ Board of Directors approved a program for the repurchase of own shares for a maximum amount of up to $ 1,800 million (in terms of the constitution date) and for a term of 180 calendar days, which terminated on March 5, 2019. The acquisition was made with net realized income, as shown in TGS’ Financial Statements for year ended December 31, 2018.

As of December 31, 2018, TGS holds 13,600,780 own shares in its portfolio, which represent 1.71% of its total capital stock. Their market acquisition cost amounted to $ 1,421 million which, in accordance with the provisions of Title IV, Chapter III, article 3.11.c of the Rules, restricts the amount of the retained earnings that TGS may distribute.

Vaca Muerta Project

The project consists in the construction of a gas collector pipeline that will allow to transport natural gas extracted by natural gas producers to the regulated transport systems operated by TGS and TGN and a gas conditioning plant in Tratayén city.

The Vaca Muerta system will have two collector pipelines; the first of them with an extension of 115 kilometers, a 36" diameter and 35 MMm3/d transport capacity (the "Northern Trench") and the second one with an extension of 33 kilometers, 30" diameter and 25 MMm3/d transport capacity (the "South Trench"). The gas transported by these pipelines system will be treated in the new conditioning plant that is being constructed by TGS in Tratayén city, Province of Neuquén with 5.0 MMm3/d of initial capacity, and the expansion of the capacity is planned to be extended as volumes of gas transported by the Vaca Muerta system increase.

TGS will invest approximately U$S 250 million in the implementation of transport and conditioning capacity. As of the date of issuance of these financial statements, the related works are in the process of being executed and TGS expects the habilitation of the work in stages beginning in the second quarter of 2019 and ending in the fourth quarter of the same year.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: (Continuation)

5.3.4 Other interest in Associates

Interests in mixed companies in Venezuela:

Interests in Petroritupano S.A. (22%), Petrowayú S.A. (36%), Petroven-Bras S.A. (34.49%) and Petrokariña S.A. (34.49%), companies organized as a result of the migration of operating agreements regulating the exploitation in Venezuela of the Oritupano Leona, La Concepción, Acema and Mata areas, respectively, were incorporated with the purchase of PPSL’s capital stock.

Given that as of the date of the acquisition of PPSL, the authorizations regarding the change of indirect control by the Government of Venezuela were not obtained, and considering the fact that the contracts of mixed companies provide the mandatory transfer of the shares for these cases, the Company has determined market value for its investment as of the date of acquisition was zero, considering: i) the monetary and fiscal policies implemented by the Venezuelan government together with the significant drop in international oil prices since 2014 that have eroded the ability of the mixed companies to efficiently operate the producing fields that resulted in increasing losses and reduction of equity in those investments, and ii) that there is very unlikely to acquire these assets in a stand-alone transaction, as conversion contracts establish that the transfer of direct control of the shares without obtaining prior approval of Venezuelan Government, implies that such participation is considered finished and all of the shares shall be transferred without any consideration in exchange for those shares.

Pampa has not recognized any share in the additional losses from these investments as it has not incurred any legal or implicit obligations or made any payments in the name of these mixed companies as from the acquisition date.

Additionally, under the agreements migration process, in 2006 the Venezuelan Government recognized in favor of the participating Company an interest-free severable and transferable credit in the amount of U$S 88.5 million which may be used to pay acquisition bonds under any new mixed company projects for the development of oil exploration and production activities, or licenses for the development of gas exploration and production operations in Venezuela. Since no projects have been undertaken for its use, negotiations for its transfer to third parties have been unsuccessful, and there are no other foreseen application alternatives, the Company keeps this credit valued at zero.

Mixed companies should sell to PDVSA all liquid hydrocarbons produced in the delimited area and the associated natural gas (if stipulated in the agreement), pursuant to a price formula based on international benchmarks such as BRENT.

As of the issuance of these financial statements, the Company has not obtained the timely requested authorizations regarding the change in indirect control. Notwithstanding that, the Company has submitted the requested technical, legal and financial information, as well as development plans and financing proposals, to the consideration of CVPSA (Corporación Venezolana de Petróleo S.A.)’s majority shareholder, without obtaining a favorable answer. Furthermore, CVPSA has expressed that, in view of the time elapsed, the Company should begin a new process for the presentation of plans under the guidelines to be provided by the Ministry of People’s Power for Oil of the Bolivarian Republic of Venezuela, which have not been informed to the Company yet. Given these circumstances, the Company has expressed to the Venezuelan Government’s authorities that it is no longer interested in submitting investments and/or financing proposals in mixed companies and that it is willing to negotiate the transfer of its shares to CVPSA.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: (Continuation)

Investment in Oleoductos de Crudos Pesados (OCP)

The Company has an 11.42% equity interest in OCP, an oil pipeline in Ecuador that has a transportation capacity of 450,000 barrels/day.

As of December 31, 2017, OCP has negative equity as a result of certain tax assessments in favor of the Government of Ecuador in issues where OCP and the Ecuadorian Treasury have differences in interpretation. However, and since the Company has not made any capital contributions or financial assistance commitments to OCP, this shareholding as of December 31, 2017, has been valued at zero.

However, on December 6, 2018, OCP entered into a settlement agreement with the Republic of Ecuador to terminate all claims and legal actions brought by the parties regarding discrepancies with the Ecuadorian Treasury. This agreement stipulates a total settlement amount of U$S 182 million, of which U$S 64 million will be offset with receivables from income tax withholdings made by OCP in the 2004-2005 and 2007-2014 periods and U$S 7 million with a payment previously made by OCP corresponding to the determination of the 2003 fiscal year, and the remaining U$S 111 million will be paid in cash in two installments. After satisfactorily meeting the stipulated obligations, on December 21, 2018, the parties executed a settlement agreement letter.

As a result of the agreement, OCP has recorded profits for U$S 387 million. The Company has resumed recognising its participation in OCP’s profits, through PEB, after recording previously unrecognized losses; therefore, as of December 31, 2018, it has recognised profits for the participation in OCP’s results in the amount U$S 35 million ($ 1,305 million).

Furthermore, on December 5, 2018, the Company, through its subsidiary PEB, entered into an agreement with Agip Oleoducto de Crudos Pesados BV for the purchase of shares representing 4.49% of OCP’s capital stock and the subordinated debt issued by OCP. Additionally, among other precedent conditions, the closing of the operation is subject to the Ecuadorian Government’s authorization. On March 8, 2019 the Ecuadorian government granted the authorization and on March 19, 2019 OCP was notified. Finally, as of the date of issuance of these financial statements, the parties are working to comply the steps required to the closing of the transaction.

5.4      OPERATIONS IN HYDROCARBON CONSORTIUMS

5.4.1 General considerations

The Company is jointly and severally liable with the other participants for meeting the contractual obligations under these arrangements.

The production areas in Argentina are operated pursuant to concession production agreements with free hydrocarbons availability.

According to Law No.17,319, royalties equivalent to 12% of the wellhead price of crude oil and natural gas are paid in Argentina. The wellhead price is calculated by deducting freight and other sales related expenses from the sale prices obtained from transactions with third parties. This rate may increase from 3% to 4% depending to the producing jurisdiction and market value of the product.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: (Continuation)

5.4.2 Oil and gas areas and participation in joint-operations

As of December 31, 2018, the Company and associates are part of the joint operations and consortia for the exploration and production of oil and gas as indicated below:

			Participation
Name	Note	Location	Direct	Indirect	Operator	Duration Up To

Argentine production
Río Neuquén		Río Negro and Neuquén	33.07%	-	YPF	2027/2051
Sierra Chata		Neuquén	45.55%	-	PAMPA	2053
El Mangrullo		Neuquén	100.00%	-	PAMPA	2053
La Tapera - Puesto Quiroga		Chubut	35.67%	-	Tecpetrol	2027
El Tordillo		Chubut	35.67%	-	Tecpetrol	2027
Aguaragüe		Salta	15.00%	-	Tecpetrol	2023/2027
Gobernador Ayala		Mendoza	22.51%	-	Pluspetrol	2,036
Anticlinal		Neuquén	15.00%	-	YPF	2026
Estación Fernández Oro		Río Negro	15.00%	-	YPF	2026
Rincón del Mangrullo		Neuquén	50.00%	-	YPF	2052
Senillosa	(a)	Neuquén	85.00%	-	PAMPA	2040

Foreign
Oritupano - Leona		Venezuela	-	22.00%	PDVSA	2025
Acema		Venezuela	-	34.49%	PDVSA	2025
La Concepción		Venezuela	-	36.00%	PDVSA	2025
Mata		Venezuela	-	34.49%	PDVSA	2025

Argentine exploration
Parva Negra Este		Neuquén	42.50%	-	PAMPA	2019
Enarsa 1 (E1)	(b)	Argentine Continental Shelf	25.00%	-	YPF	-
Enarsa 3 (E3)	(b)	Argentine Continental Shelf	35.00%	-	PAMPA	-
Chirete		Salta	50.00%	-	High Luck Group Limited	2019
Río Atuel		Mendoza	33.33%	-	Tecpetrol	2019
Borde del Limay	(c)	Neuquén	85.00%	-	PAMPA	2014
Los Vértices	(c)	Neuquén	85.00%	-	PAMPA	2014
Veta Escondida y Rincón de Aranda		Neuquén	55.00%	-	PAMPA	2027
Las Tacanas Norte		Neuquén	90.00%	-	PAMPA	2023

(a)       It is in process for the total reversal of the area

(b)       The Company, in compliance with section 5.2 of the respective partnership agreements, informed to the partners of Enarsa 1 and Enarsa 3, its decision not to participate in retraining them in exploration permits according to section 30 of Law 27.007.

(c)       It is in process of returning to Gas y Petróleo del Neuquén SA (“GyP”, permit holder).

5.4.3 New concession and changes in working interest oil and gas areas

5.4.3.1 Parva Negra Area

The exploration license for Parva Negra Este, an area located in the Province of Neuquén granted under concession to GyP and operated by Pampa since April 2014 for a term of 4 years, expired in the month of April 2018. As the original agreement had stipulated the possibility to extend it for a year, GyP requested such extension in due time and manner.

On June 7, 2018, the Province of Neuquén issued Executive Order No. 759/18 ratifying such extension until April 3, 2019. Pampa has a 42.5% interest in the Parva Negra Este area.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: (Continuation)

5.4.3.2 Senillosa Area

As a result of the low pressure and production in the wells, the long-term production trial was terminated and the built facilities in UTE Senillosa were dismantled. Therefore, the Company recorded an impairment of property, plant and equipment in the amount of $ 74 million under “Exploration Expenses” as of December 31, 2016.

In the first semester of 2018, the well abandonment tasks in the 12 wells required by the Department of Environment of the Province of Neuquén were completed and, as of the date of issuance of these financial statements, proceedings for the final reversal of the block are in course.

5.4.3.3 Las Tacanas Norte area

Under the Public Tender No 1/2017 - V Round, for the selection of companies interested in the exploration, development and eventual exploitation of the blocks located in the Province of Neuquén and concessional in favor of the Gas y Petróleo del Neuquén S.A. (‘GyP’), on November 1, 2017, the Board of Directors of GyP has proceed to award in favor of the Company for the offer summited for Las Tacanas Norte block.

Las Tacanas Norte block has a 120 km2 surface and is adjacent to El Mangrullo block, which is currently operated by the Company. The accepted offer consists of a perforation of up to 8 wells with the objective toward Vaca Muerta formation, and other exploratory studies.

On January 4, 2019, with the publication in the BO of Executive Order No. 2315/18 passed by the Executive Branch of the Province of Neuquén, this exploratory agreement, effective for a term of 4 years, entered into force. Pampa is the operator of Las Tacanas Norte area with a 90% interest, and GyP is the permit holder with a 10% interest.

5.4.3.4 Rincón del Mangrullo area

On August 1, 2017, YPF entered into an Agreement with the Province of Neuquén for the awarding of an unconventional exploitation concession in the Rincón del Mangrullo area, which was approved by a provincial executive order.

The main commitments of the Agreement are as follows:

-    A 35-year extension of the exploitation concession,

-    A commitment to pay a bond, a corporate social responsibility contribution and the stamp tax for a total amount of U$S 20 million, and

-    An investment commitment of U$S 150 million aiming to further the development of the Mulichinco formation (tight gas) and to explore the potential of the Lajas and Vaca Muerta formations.

Although the Company will participate in this new unconventional concession in Rincón del Mangrullo jointly with YPF, its investment commitment will amount to 30% of the total amount agreed upon between YPF and the Province of Neuquén as PEPASA’s Agreement with YPF does not include the Vaca Muerta formation.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: (Continuation)

5.4.3.5 Extension of Concessions in El Mangrullo and Sierra Chata blocks:

El Mangrullo

On June 5, 2018, the Company was granted a 35-year extension at El Mangrullo block for the development of unconventional gas (shale and tight gas) under the new exploitation concession granted by the Cutral Có and Plaza Huincul Intermunicipal Autarchic Entity (“ENIM”), which was ratified by the respective provincial executive order on June 18, 2018.

El Mangrullo block is fully developed by Pampa, and the undertaken commitment consists of an investment pilot plan in the amount of U$S 205 million during the next 5 years aiming to continue developing the Mulichinco formation and exploring the potential of the Vaca Muerta formation (shale gas). Moreover, Pampa disbursed an exploitation bond and a contribution to corporate social responsibility for U$S 15.4 million.

Sierra Chata

On July 10, 2018, the Company entered into a Memorandum of Understanding with the Province of Neuquén for the granting of a new 35-year concession for the exploitation of unconventional hydrocarbons at the Sierra Chata block aiming at the development of shale and tight gas in the Vaca Muerta and the Mulichinco formations, respectively. The Memorandum of Understanding entered into force on July 27, 2018 with the passing of Provincial Executive Order No. 1,086/18.

Pampa has a 45.6% stake in the consortium and is the block’s operator. The Consortium committed to make investments in the block for an amount of U$S 520 million during the next 5 years (of which Pampa will contribute the amount corresponding to its stake) seeking to continue developing the Mulichinco formation and explore the potential of the Vaca Muerta formation. Moreover, the Consortium disbursed an exploitation bond and a contribution to corporate social responsibility for U$S 30 million.

Both projects are in line with the Company’s strategy to focus its investments on the exploration and production of natural gas, with special emphasis on the development and exploitation of unconventional gas reserves at our blocks in the Neuquina basin.

5.4.3.6 Exploration Permit in Oil Areas

In September 2018, the exploration permit for Río Atuel, an area located in the Province of Mendoza operated by Petrolera El Trébol, expired, and the permit term was extended until March 13, 2019 pursuant to Administrative Decision No. 19/18 issued by the Department of Hydrocarbons of Mendoza. As a result of the delay in the approval of the drilling project filed with the Department of Environmental Protection on December 19, 2018, on February 19, 2019, Petrolera El Trébol requested the suspension of the term in progress for a six-month period as from obtaining such approval to complete the works committed for the second exploratory period. Pampa has a 33.33% interest in the Río Atuel area.

Furthermore, the exploration permit for Chirete, an area located in the Province of Salta operated by High Luck Group Limited, expired in November 2018. However, as the drilling of a well is in progress, an extension has been requested to the Province, which is expected to be granted until the completion of the well’s drilling and testing. Pampa has a 50% interest in the Chirete area.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: (Continuation)

5.5 Exploratory well costs

The following table provides the year end balances and activity for exploratory well costs, during the years ended December 31, 2018 and 2017:

	12.31.2018	12.31.2017	12.31.2016

At the beginning of the year	452	486	208
Increase for subsidiaries acquisition	-	-	425
Increases	309	226	188
Transferred to development	(5)	(216)	(136)
Loss of the year	(28)	(44)	(199)
At the end of the year	728	452	486

Number of wells at the end of the year	7	7	7

5.6 Operations in Ecuador

As from 2006 the Ecuadorian government implemented far-reaching tax and regulatory reforms in connection with hydrocarbon activities, which involved material changes in the conditions set forth at the time of execution of participation agreements.

Amendatory Agreements and Law amending the Hydrocarbon Law

On October 31, 2008, EcuadorTLC S.A., Teikoku Oil Ecuador and Petroecuador, among others, executed the Amendatory Agreements regulating the operation of Block 18 and Palo Azul while the parties negotiated the migration to a new contract modality.

As a result of the negotiation process mentioned above, the Company decided not to accept the final proposal received from the Ecuadorian government, as this is insufficient to migrate to Service Agreements in Block 18 and Palo Azul Unified Field. Consequently, through Resolution dated November 25, 2010 the Hydrocarbon Secretary notified EcuadorTLC S.A. the termination of the Participation Agreements and instructed Petroamazonas EP to undertake the operational transition process; the Ecuadorian government must compensate the terminated parties in an amount equivalent to unamortized investments adjusted by a variable rate and provides for a period of time for the Ecuadorian government and the terminated parties to work out the details of the termination payment.

After bringing several administrative and judicial proceedings, not having reached an agreement with the Ecuadorian government, EcuadorTLC SA, Cayman International Exploration Company and Teikoku Oil Ecuador, members of the joint operation, presented, on February 26, 2014 the request for arbitration against Ecuador and EP Petroecuador under the arbitration Rules of the United Nations Commission on International Trade Law.

On January 16, 2018 the Arbitration Court issued the Award, which determined a Settlement Value of U$S 176 million for Ecuador TLC based on its interest in the Block.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: (Continuation)

As regards the Arbitration, on March 19, 2018, the Republic of Ecuador and the Plaintiff Partners entered into an agreement (the “Agreement”) whereunder the Plaintiff Partners will not seek the collection of the Award in consideration of the award of consequential damages, which for Ecuador TLC consist of (i) the release from tax and labor claims in dispute in the amount of U$S 132 million, and (ii) the additional collection of U$S54 million in three installments payable in the months of March, April and May. Additionally, the parties agreed that Ecuador TLC would be the sole beneficiary of the collection of the amount of U$S9 million corresponding to an obligation undertaken by Petromanabí (a member of the Block 18 Consortium but not a plaintiff). This receivable has not been recognized in view of its contingent nature.

Furthermore, the Republic of Ecuador has declared and recognized in the Agreement: (i) that the Agreement is fully valid and binding on the Republic of Ecuador, (ii) that any payment default by the Republic of Ecuador under the Agreement will enable the Plaintiff Partners to fully enforce the Final Award, and (iii) there are no other obligations pending performance regarding the operation and exploitation of Block 18 by the Plaintiff Partners.

As a result of the Agreement, the Company has disclosed net profits for U$S40 million ($ 1,116 million) as of December 31, 2018, made up of: i) profits of U$S 133 million as consequential damages after writing off the receivable of U$S 53 million to be recovered from the Ecuadorian Government pursuant to the Amending Agreements, and ii) a U$S 93 million loss associated with the agreement to the terms of the tax claims assigned to Ecuador TLC in accordance with the Agreement.

As of May 3, 2018, Ecuador TLC has collected the three installments and has waived (without this implying an admission of facts or rights) the proceedings brought in the Ecuadorian Internal Revenue System Claims, and the Ecuadorian Government has made the withholding to cancel all tax debts.

Crude Oil Transportation Agreement with OCP

The Company holds a contract with OCP, whereby it assumed a commitment to an oil transport capacity of 80,000 barrels/day for a term of 15 years counted as from November 10, 2003.

The transport contract is a “Ship or Pay” contract, so the Company must meet its contractual obligations for the total volume agreed upon, regardless of the real volume transported, and has to pay, the same as the other producers, a rate that covers the operating costs and financial services of OCP, among others.

EcuadorTLC has the right to sell the transport capacity in the heavy crude oil pipeline (OCP) to mitigate the negative impact of its non-use. Periodically, the Company negotiates the sale of the hired transport capacity. On December 31, 2008, the Company entered into a contract with Petroecuador whereby the Ecuadorian State assumed a commitment to charge, effective January 1, 2009, the available crude owned by it and transported through the heavy crude oil pipeline to the oil transport capacity hired by the Company, up to a maximum volume of 70,000 barrels/day. In addition, the Company sold transport capacity of approximately 8,000 barrels/day of oil for the period from July 2004 to January 2012. As a result of the contract non-compliance by the buyers, the Company is making the pertinent claims to Petroecuador. To such effect, a mediation proceeding has been brought before the Center for Mediation of the Attorney General’s Office of the Government of Ecuador sitting in the City of Quito.

In January 2018, EcuadorTLC assigned to PEO a transportation capacity of 10,000 barrels/day. In consideration thereof, EcuadorTLC will pay to PEO U$S 2.9 million.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 5: (Continuation)

In January 2018 PEO declared the Equity Expropriation Event, whereby, under certain circumstances stipulated in the agreement, the Company, in its capacity as guarantor, will bear the payments for the capital charges associated with the assigned transportation capacity.

The agreement terminated on November 10, 2018 and, therefore collaterals held to ensure compliance with related financial commitments were gradually released as those commitments become extinguished. As of December 31, 2018, the Company does not hold any collaterals in this respect.

Investment in Oleoductos de Crudos Pesados (OCP) - Ecuador

The Company has a 11.42% equity interest in OCP, an oil pipeline in Ecuador that has a transportation capacity of 450,000 barrels/day.  See detail in Note 5.3.4

NOTE 6: RISKS

6.1. CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of financial statements requires the Company’s Management to make future estimates and assessments, to apply critical judgment and to establish assumptions affecting the application of accounting policies and the amounts of disclosed assets and liabilities, income and expenses.

The applied estimates and accounting judgments are evaluated on a continuous basis and are based on past experiences and other reasonable factors under the existing circumstances. Actual future results might differ from the estimates and evaluations made at the date of preparation of these consolidated financial statements. The estimates which have a significant risk of producing adjustments on the amounts of the assets and liabilities during the following year are detailed below:

6.1.1 Impairment of non-financial assets

Non-financial assets, including identifiable intangible assets, are reviewed for impairment at the lowest level for which there are separately identifiable cash flows (CGU). For this purpose, each asset group with independent cash flows, each subsidiary, associate and each jointly controlled company has been considered a single CGU, as all of their assets jointly contribute to the generation of cash inflows, which are derived from a single service or product; thus cash inflows cannot be attributed to individual assets.

In order to evaluate if there is evidence that a CGU could be affected, both external and internal sources of information are analyzed.  Specific facts and circumstances are considered, which generally include the discount rate used in the estimates of the future cash flows of each CGU and the business condition as regards economic and market factors, such as the cost of raw materials, oil and gas, international petrochemical product’s price, the regulatory framework for the energy industry (mainly expected price recognition and compensation costs methodology), the projected capital investments and the evolution of the energy demand.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 6: (Continuation)

The value in use of each CGU is estimated on the basis of the present value of future net cash flows that these units will generate. The Company Management uses approved budgets up to one year as the base for cash flow projections that are latter extrapolated into a term consistent with the assets’ remaining useful life, taking into consideration the appropriate discount rates. Discount rates used to discount future net cash flows is WACC, for each asset or CGU a specific WACC was determined which considered the business segment and the country conditions where the operations are performed. In order to calculate the fair value less the costs to sale, the Company Management uses the estimated value of the future cash flows that a market participant could generate from the appropriate CGU, and deducts the necessary costs to carry out the sale of the corresponding CGU.

The Company Management is required to make judgments at the moment of the future cash flow estimation. The actual cash flows and the values may differ significantly from the expected future cash flows and the related values obtained through discount techniques.

6.1.2 Current and deferred Income tax / Minimum notional income tax

The Company Management has to regularly assess the positions stated in the tax returns as regards those situations where the applicable tax regulations are subject to interpretation and, if necessary, establish provisions according to the estimated amount that the Company will have to pay to the tax authorities. When the final tax result of these items differs from the amounts initially acknowledged, those differences will have an effect on the income tax and on the deferred tax provisions in the fiscal year when such determination is made.

There are many transactions and calculations for which the ultimate tax determination is uncertain. The Company recognizes liabilities for eventual tax claims based on estimates of whether additional taxes will be due in the future.

Deferred tax assets are reviewed at each reporting date and reduced in accordance with the probability that the sufficient taxable base will be available to allow for the total or partial recovery of these assets. Deferred tax assets and liabilities are not discounted. In assessing the realization of deferred tax assets, Management considers that it is likely that a portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income in the periods in which these temporary differences become deductible. To make this assessment, Management takes into consideration the scheduled reversal of deferred tax liabilities, the projections of future taxable income and tax planning strategies.

6.1.3 Provision for contingencies

The Company is subject to various claims, lawsuits and other legal proceedings that arise during the ordinary course of its business. The Company’s liabilities with respect to such claims, lawsuits and other legal proceedings cannot be estimated with certainty. Periodically, the Company reviews the status of each contingency and assesses potential financial liability, applying the criteria indicated in Note 4.22, for which elaborates the estimates mainly with the assistance of legal advisors, based on information available to the Management at financial statements date, and taking into account our litigation and resolution/settlement strategies.

Contingencies include outstanding lawsuits or claims for possible damages to third parties in the ordinary course of the Company’s business, as well as third party claims arising from disputes concerning the interpretation of legislation.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 6: (Continuation)

The Company evaluates whether there would be additional expenses directly associated to the ultimate resolution of each contingency, which will be included in the provision if they may be reasonably estimated.

However, if the Company´s Management estimates are not correct, current provisions might be inadequate and could have an adverse effect on the Company’s results of operations, financial position and cash flows.

6.1.4 Asset retirement obligations

Asset retirement obligations after completion of operations require the Company’s Management to estimate the number of wells, long-term well abandonment costs and the time remaining until abandonment. Technology, costs and political, environmental and safety considerations constantly change and may result in differences between actual future costs and estimates.

Asset retirement obligations estimates are adjusted when it is justified by changes in the evaluation criteria or at least once a year.

6.1.5 Impairment of financial assets

The Group is exposed to losses for uncollectible receivables. The Company Management estimates the final collectability of the accounts receivable.

The accounting of expected credit losses for trade receivables and other receivables with similar risk characteristics is based on the Company's best estimate of the default risk and the calculation of the expected credit losses rates, based on historical information of the behavior of the Company's clients, current market conditions and forward-looking estimates at the end of each reporting period.

In order to estimate collections related to the energy generation segment we mainly consider the ability of CAMMESA to meet its payment obligations to generators, and the resolutions issued by SE, which allow the Company to collect its credits with CAMMESA through different mechanisms.

Future adjustments to the allowance may be necessary if future economic conditions differ substantially from the assumptions used in the assessment for each year.

6.1.6 Actuarial assumptions in defined benefit plans

Actuarial commitments with defined benefit plans to employees are recognized as liabilities in the statement of financial position based on actuarial estimates revised annually by an independent actuary, using the projected unit credit method.

The present value of pension plan obligations depends on multiple factors that are determined according to actuarial estimates which are revised annually by an independent actuary, net of the fair value of the plan assets, when applicable. For this purpose, certain assumptions are used including the discount rate and wage growth rate assumptions.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 6: (Continuation)

6.1.7 ENRE Penalties and discounts

Edenor considers its applicable accounting policy for the recognition of ENRE penalties and discounts critical because it depends on penalizable events, which are valued on the basis of Edenor’s management best estimate of the expenditure required to settle the present obligation at the date of these financial statements. The balances of ENRE penalties and discounts are adjusted in accordance with the regulatory framework applicable thereto and have been estimated based on the description made in Note 2.3.

6.1.8 Revenue recognition

In the distribution of energy business segment, revenue is recognized on an accrual basis upon delivery to customers, which includes the estimated amount of unbilled distribution of electricity at the end of each year. We consider our accounting policy for the recognition of estimated revenue critical because it depends on the amount of electricity effectively delivered to customers which is valued on the basis of applicable tariffs. Unbilled revenue is classified as current trade receivables.

In the oil and gas business segment, the fair value of the consideration receivable corresponding to revenues from gas sales to Distributors is recognized based on the volume of gas delivered and the price established by the SE (in accordance with applicable resolutions).

6.1.9 Oil and gas reserves

Reserves mean oil and gas volumes (in m3 of oil equivalent) that are economically producible, in the areas where the Company operates or has a (direct or indirect) interest and over which the Company has exploitation rights, including oil and gas volumes related to those service agreements under which the Company has no ownership rights on the reserves or the hydrocarbons obtained and those estimated to be produced for the contracting company under service contracts.

There are numerous uncertainties in estimating proved reserves and future production profiles, development costs and prices, including several factors beyond the producer’s control. Reserve engineering is a subjective process of estimating underground accumulations involving a certain degree of uncertainty. Reserves estimates depend on the quality of the available engineering and geological data as of the estimation date and on the interpretation and judgment thereof.

Reserve estimates are adjusted when so justified by changes in the evaluation criteria or at least once a year. These reserve estimates are based on the reports of oil and gas consulting professionals.

The Company uses the information obtained from the calculation of reserves in the determination of depreciation of assets used in the areas of oil and gas, as well as assessing the recoverability of these assets (Notes 4.8 and 4.9).

6.1.10 Environmental remediation

The costs incurred to limit, neutralize or prevent environmental pollution are only capitalized if at least one of the following conditions is met: (a) such costs relate to improvements in safety; (b) the risk of environmental pollution is prevented or limited; or (c) the costs are incurred to prepare the assets for sale and the book value (which considers those costs) of such assets does not exceed their respective recoverable value.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 6: (Continuation)

Liabilities related to future remediation costs are recorded when, on the basis of environmental assessments, such liabilities are probable to materialize, and costs can be reasonably estimated. The actual recognition and amount of these provisions are generally based on the Company’s commitment to an action plan, such as an approved remediation plan or the sale or disposal of an asset. The provision is recognized on the basis that a future remediation commitment will be required.

The Company measures liabilities based on its best estimation of present value of future costs, using currently available technology and applying current environmental laws and regulations as well as the Company’s own internal environmental policies.

6.1.11 Business Combinations

The acquisition method involves the measurement at fair value of the identifiable assets acquired and the liabilities assumed in the business combination at the acquisition date.

For the purpose to determine the fair value of identifiable assets, the Company uses the valuation approach considered the most representative for each asset. These include the i) income approach, through indirect cash flows (net present value of expected future cash flows) or through the multi-period excess earnings method, ii) cost approach (replacement value of the good adjusted for loss due to physical deterioration, functional and economic obsolescence) and iii) market approach through comparable transactions method.

Likewise, in order to determine the fair value of liabilities assumed, the Company’s Management considers the probability of cash outflows that will be required for each contingency, and elaborates the estimates with assistance of legal advisors, based on the information available and taking into account the strategy of litigation and resolution / liquidation.

Management critical judgment is required in selecting the approach to be used and estimating future cash flows. Actual cash flows and values may differ significantly from the expected future cash flows and related values obtained through the mentioned valuation techniques.

6.2. FINANCIAL RISK MANAGEMENT

6.2.1 Financial Risk Factors

The Company’s activities are subject to several financial risks: market risk (including the exchange rate risk, the interest rate risk and the price risk), credit risk and liquidity risk.

Financial risk management is encompassed within the Company’s global policies, there is an integrated risk management methodology, where the focus is not placed on the individual risks of the business units’ operations, but there is rather a wider perspective focused on monitoring risks affecting the whole portfolio. The Company’s risk management strategy seeks to achieve a balance between profitability targets and risk exposure levels. Financial risks are those derived from financial instruments the Company is exposed to during or at the closing of each fiscal year. The Company uses derivative instruments to hedge certain risks when it deems it necessary according to its risk management internal policies.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 6: (Continuation)

Financial risk management is controlled by the Financial Department, which identifies, evaluates and covers financial risks. Risk management systems and policies are reviewed on a regular basis to reflect changes in market conditions and the Company’s activities, and have been applied consistently during the periods comprised in these financial statements. This section includes a description of the main risks and uncertainties which may adversely affect the Company’s strategy, performance, operational results and financial position.

6.2.1.1 Market risks

Foreign exchange risk

The Company’s financial situation and the results of its operations are sensitive to variations in the exchange rate between the Argentine peso and other currencies, primarily with respect to U.S. dollar. In some cases, the Company may use derivative financial instruments to mitigate associated exchange rate risks.

The Company collects a meaningful portion of its revenues in Argentine pesos pursuant to prices which are indexed to the U.S. dollar, mainly revenues resulting from: i) the sale of energy (sales within the spot market, agreements with CAMMESA and contracts within the MAT) and ii) the sale of gas.

Furthermore, as of December 31, 2018, excluding CAMMESA’s regulatory liabilities, approximately 85% of the Company’s consolidated financial debt consisted mainly of long-term borrowings in the international capital market, 99% of which are nominated in U.S. dollar and 93% are subject to a fixed rate. The peso-denominated debt represents approximately 5% of the total debt.

Debt maturities in 2018 totaling approximately U$S 300 million were refinanced through financial loans and pre-export finance facilities with different local banks and with short- and medium-term maturities.

Additionally, the Company has undertaken several investment commitments, mainly projects to increase its thermal generation capacity and projects for the generation of energy from renewable sources, most of which are denominated in foreign currency, which exposes the Company to a risk of loss resulting from the devaluation of the Argentine peso. Specifically, the Company entered into off shore and on shore agreements euro-denominated related to Genelba’s extension project. These commercial commitments are subject to the risk of variations in the euro’s exchange rate.

Taking into consideration that the Company has a net liability position in U.S. dollars, as of December 31, 2018 the Company recorded net foreign exchange losses in the amount of $ 32,048 million. However, considering that the collection of almost all peso-denominated income is indexed to the U.S. dollar and that most debt is denominated in U.S. dollars and has long-term maturities, the devaluation during 2018 is not expected to have a significant impact on the future cancellation of the company’s indebtedness.

In the Distribution segment, the subsidiary Edenor collects revenues in pesos pursuant to regulated tariffs which are not indexed to the U.S. dollar, whereas a significant portion of its existing financial debt is denominated in that currency, which exposes the Company to a risk of loss resulting from a devaluation of the Argentine peso. Edenor can manage this risk through the execution of forward contracts denominated in foreign currency. As of the year ended December 31, 2018, Edenor has not hedged its exposure to the US dollar. Edenor does not currently hedge its exposure to currency risk. Therefore, any devaluation of the peso could significantly increase its debt service burden, which, in turn, could have a substantial adverse effect on its financial and cash position (including its ability to repay its Corporate Notes) and the results of its operations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 6: (Continuation)

During 2018, U.S. Dollar currency appreciated by approximately 102% against the Argentine peso, from $ 18.65 in December 2017 to $37.70 in December 2018.

In 2018, the global economy was under severe strain. With a higher risk aversion and a generalized increase in the financial pressure on emerging countries, countries in greater need of external financing, such as Argentina, were the most adversely affected.

In Argentina, the fiscal adjustment and changes necessary to attain economic recovery did not occur fast enough to guarantee the sustainability of medium- and long-term debt levels, which resulted in decreased access to external credit markets for the country and heightened tension in the domestic exchange market. In June, the Government entered into a three-year stand-by arrangement with the IMF amounting to U$S50 billion, conditional upon the meeting of rigorous fiscal and monetary targets. However, the exchange volatility persisted until the end of September, with the exchange rate reaching a peak of $ 41.25 on September 30, 2018, which forced the BCRA to increase and maintain a 40% reference rate and to deepen monetary contraction policies through interventions in the LEBAC’s secondary market and an increase in minimum reserve requirements.

On September 26, an extension of the IMF arrangement to U$S 57 billion, with an accelerated disbursement schedule, was announced. Compared with the previous arrangement, available resources increased by U$S19 billion until the end of 2019, and funds available under the program would no longer be treated as precautionary and would be available for use as budget support. With this new announcement and under the new BCRA’s management, a more restrictive monetary policy was instrumented with the resulting increase in the domestic market’s interest rates and a decrease in the system’s liquidity.

With the change in BCRA’s management, the inflation goal was abandoned, and a new monetary-exchange scheme was adopted seeking to maintain a constant monetary base in nominal terms until June 2019 and creating a wide non-intervention exchange zone, with limited intervention outside this band. The goal of this new scheme is to control the demand for dollars by vacuuming all surplus peso liquidity.

The following table shows the Company’s exposure to the exchange rate risk for financial assets and liabilities denominated in a currency different from the Company’s functional currency.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 6: (Continuation)

	Type	Amount of foreign currency	Exchange rate (1)	Total 12.31.2018	Total 12.31.2017

ASSETS

NON CURRENT ASSETS
Financial instruments
Other receivables
Related parties	US$	38.2	37.600	1,436	1,165
Third parties	US$	129.3	37.500	4,849	1,717
Financial assets at fair value through profit and loss
Third parties	US$	3.6	37.500	135	-
Total non current assets				6,420	2,882

CURRENT ASSETS

Financial instruments
Financial assets at fair value through profit and loss
Third parties	US$	300.6	37.500	11,272	7,204
Derivative financial instruments
Third parties	US$	-	-	-	6
Trade and other receivables
Related parties	US$	9.9	37.600	372	279
Third parties	US$	180.8	37.500	6,780	8,600
	U$	4,050.9	1.157	4,688	-
	EUR	0.4	42.840	17	-

Cash and cash equivalents	US$	163.6	37.500	6,135	596
	EUR	17.3	42.840	741	10
Total current assets				30,005	16,695
Non current assets classified as held for sale	US$	-	-	-	1,067
Total assets				36,425	20,644

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 6: (Continuation)

	Type	Amount of foreign currency	Exchange rate (1)	Total 12.31.2018	Total 12.31.2017

LIABILITIES

NON CURRENT LIABILITIES

Financial instruments
Trade and other payables
Third parties	US$	6.7	37.700	251	185
Borrowings
Related parties	US$	-	-	-	21
Third parties	US$	1,717.5	37.700	64,750	47,842

Non financial instruments
Provisions
Third parties	US$	104.8	37.700	3,951	4,317
Taxes payables
Third parties	US$	7.7	37.700	290	-
Total non current liabilities				69,242	52,365

CURRENT LIABILITIES

Financial instruments
Trade and other payables
Related parties	US$	2.8	37.600	105	59
Third parties	US$	132.5	37.700	4,995	6,867
	EUR	4.3	43.160	186	741
	CHF	-	-	-	18
	SEK	1.0	4.200	4	71
Borrowings
Third parties	US$	306.4	37.700	11,551	5,875
Derivative financial instruments
Third parties	US$	1.3	37.700	49	-

Non financial instruments
Salaries and social security payable
Third parties	US$	0.3	37.700	11	4
				2	-
Taxes payables
Third parties	US$	5.9	37.700	222	28
Provisions
Related parties	US$	-	37.600	-	585
Third parties	US$	18.1	37.700	682	413
Total current liabilities				17,807	14,661
Liabilities associated to assets classified as held for sale	US$	-	-	-	1,897
Total liabilities				87,049	68,923
Net Position Liability				(50,624)	(48,279)

 (1) The exchange rates correspond to December 31, 2018 released by the National Bank of Argentine for U.S. dollars (U$S), euros (EUR), Swiss francs (CHF) and Norwegian kroner (SEK). For balances with related parties, the Exchange rate used is the average.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 6: (Continuation)

The Company estimates that provided all other variables remain constant, a 10% revaluation/(devaluation) of U.S. Dollar as compared to the Argentine peso would generate in absolute values an increase or decrease of $5,588 million and $ 4,746 million in the 2018 and 2017 fiscal years, respectively. The Group´s exposure to other foreign currency movements is not material.

Price risk

The Company’s financial instruments are not significantly exposed to hydrocarbon international price risks on account of the current regulatory, economic, governmental and other policies in force, gas domestic prices are not directly affected in the short-term due to variations in the international market.

Additionally, the Company’s investments in financial assets classified as “at fair value through profit or loss” are sensitive to the risk of changes in the market prices resulting from uncertainties as to the future value of such financial assets.

The Company estimates that provided all other variables remain constant, a 10% revaluation/(devaluation) of each market price would generate the following increase/(decrease) in the fiscal year’s income/(loss) in relation to financial assets at fair value through profit and loss detailed in Note 12.6 to these financial statements:

	Increase (decrease) of the result for the year
Financial assets	12.31.2018	12.31.2017
Shares	47	29
Government securities	1,123	741
Investment funds	400	1,416
Variation of the result of the year	1,570	2,186

Cash flow and fair value interest rate risk

The management of the interest rate risk seeks to reduce financial costs and limit the Company’s exposure to interest rate increases.

Indebtedness at variable rates exposes the Company to the interest rate risk on its cash flows due to the possible volatility they may experience. Indebtedness at fixed rates exposes the Company to the interest rate risk on the fair value of its liabilities, since they may be considerably higher than variable rates.

As of December 31, 2018, excluding CAMMESA’s regulatory liabilities, approximately 6% of the indebtedness was subject to variable interest rates. Approximately 14% of the indebtedness at variable rates is denominated in pesos, mainly at the Private Badlar rate plus an applicable margin, except for CAMMESA financing. The rest of the Company’s indebtedness subject to variable interest rates is denominated in U.S. dollar, based on Libor rate plus an applicable margin.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 6: (Continuation)

The Company seeks to mitigate its interest-rate risk exposure through the analysis and evaluation of (i) the different liquidity sources available in the financial and capital market, both domestic and (if available) international; (ii) interest rates alternatives (fixed or variable), currencies and terms available for companies in a similar sector, industry and risk than the Company; (iii) the availability, access and cost of interest-rate hedge agreements. On doing this, the Company evaluates the impact on profits or losses resulting from each strategy over the obligations representing the main interest-bearing positions.

In the case of fixed rates and in view of the market’s current conditions, the Company considers that the risk of a significant decrease in interest rates is low and, therefore, does not foresee a substantial risk in its indebtedness at fixed rates.

As of the date of issuance of these financial statements, the Company is not exposed to a significant risk of variable interest rate increases since most of the financial debt is subject to fixed rate.

The following chart shows the breakdown of the Company’s borrowings classified by interest rate and the currency in which they are denominated:

	12.31.2018	12.31.2017
Fixed interest rate:
Argentinian pesos	550	3,352
U.S dollar	70,149	49,858
Subtotal loans granted at a fixed interest rate	70,699	53,210

Floating interest rates:
Argentinian pesos	4,074	5,320
U.S dollar	4,950	3,112
Subtotal loans granted at a floating interest rate	9,024	8,432

Non interest accrued
U.S dollar	1,165	1,029
Argentinian pesos	1,202	768
Subtotal no interest accrued	2,367	1,797
Total borrowings	82,090	63,439

Based on the conducted simulations, and provided all other variables remain constant, a 10% increase/decrease in variable interest rates would generate the following (decrease)/increase in the fiscal year's results of $ 208 million.

6.2.1.2 Credit risk

The Company establishes individual credit limits according to the limits defined by the Board of Directors and approved by the Financial Department based on internal or external ratings. The Company makes constant credit assessments on its customers’ financial capacity, which minimizes the potential risk for bad debt losses.

The credit risk represents the exposure to possible losses resulting from the breach by commercial or financial counterparties of their obligations taken on with the Company. This risk stems mainly from economic and financial factors or a possible counterparty default.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 6: (Continuation)

The credit risk is associated with the Company’s commercial activity through customer trade receivables, as well as available funds and deposits in banking and financial institutions.

The Company, in its ordinary course of business and in accordance with its credit policies, grants credits to a large customer base, mainly large sectors of the industry, including petrochemical companies, natural gas distributors, electricity large users and electricity distributors.

As of December 31, 2018, the Company’s trade receivables, without considering Edenor, totaled $ 15,798 million, out of which 78% are short-term receivables and the remaining 22% are classified as non-current and correspond mainly to CAMMESA (national company responsible for purchasing electric power from generators and selling it to distributors). With the exception of CAMMESA, which represents approximately 52% of all trade receivables, the Company does not have a significant credit risk concentration, as this exposure is distributed among a large number of customers and other counterparties. No other client has a meaningful percentage of the total amount of these receivables.

The impossibility by CAMMESA to pay these receivables may have a substantially adverse effect on cash income and, consequently, on the result of operations and financial situation which, in turn, may adversely affect the Company’s repayment capacity.

The credit risk of liquid funds and other financial investments is limited since the counterparties are high credit quality banking institutions. If there are no independent risk ratings, the risk control area evaluates the customer’s creditworthiness, based on past experiences and other factors.

In the case of Edenor, delinquent trade receivables increased from $ 1,536 million as of December 31, 2017 to $ 1,971 million as of December 31, 2018, mainly due to the tariff increase during the fiscal year (Note 2.3). One of the significant items of delinquent balances is that related to the receivable amounts with Municipalities, in respect of which Edenor either applies different offsetting mechanisms against municipal taxes it collects on behalf of the municipalities, or implements debt refinancing plans, with the aim of reducing them.

The inability to collect the accounts receivable in the future could have an adverse effect on the Company’s results of operations and its financial position, which, in turn, could have an adverse effect on the Company’s ability to repay loans, including payment of the Corporate Notes.

The Company applies the simplified approach of IFRS 9 to measure the expected credit losses trade receivables and other receivables in accordance with the policy described in Note 4.10.4.

The expected credit loss on trade receivables and financial assets as of December 31, 2018 amounts to $ 1,562 million (Note 12.2) and was determined based on credit loss rates calculated for days past due detailed below:

	Undue	30 days	60 days	90 days	120 days	150 days	180 days	+ 180 days
Generation	0.04%	0.09%	2.62%	3.39%	9.37%	13.56%	19.82%	28.88%
Oil and Gas	2.20%	4.42%	11.11%	20.42%	42.85%	47.32%	49.20%	56.32%
Distribution of energy	8%	8%	12%	19%	26%	59%	69%	69%
Petrochemicals	0.03%	0.08%	1.41%	4.98%	11.52%	20.36%	24.91%	25.24%
Holding	0.96%	1.25%	2.03%	2.85%	19.86%	26.41%	32.95%	32.97%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 6: (Continuation)

Loss allowance evolution as of December 31, 2018: it is detailed in Note 12.2.

The Company’s maximum exposure to credit risk is based on the book value of each financial asset in the financial statements. On the basis of the change in an assumption, while holding all other assumptions constant, a 5% increase / decrease in the estimated trade receivables’ uncollectibility rate would result in $ 60 million decrease / increase in fiscal year’s results.

6.2.1.3 Liquidity risk

The liquidity risk is associated with the Company’s capacity to finance its commitments and conduct its business plans with stable financial sources, as well as with the indebtedness level and the financial debt maturities profile. The cash flow projection is made by the Financial Department.

The Company management supervises updated projections on liquidity requirements to guarantee the sufficiency of cash and liquid financial instruments to meet operating needs while keeping at all times a sufficient margin for unused credit facilities. In this way, the aim is that the Company does not breach indebtedness levels or the Covenants, if applicable, of any credit facility. Those projections take into consideration the Company’s debt financing plans, the meeting of the covenants and, if applicable, the external regulatory or legal requirements such as, for example, restrictions on the use of foreign currency.

Excess cash and balances above working capital management requirements are managed by the Company’s Treasury Department, which invests them in term deposits, mutual funds and marketable securities, selecting instruments having proper currencies and maturities, and an adequate credit quality and liquidity to provide a sufficient margin as determined in the previously mentioned projections.

The Company keeps its sources of financing diversified between banks and the capital market, and it is exposed to the refinancing risk at maturity.

The determination of the Company’s liquidity index for fiscal years ended December 31, 2018 and 2017 is detailed below:

	12.31.2018	12.31.2017

Current assets	57,361	55,331
Current liabilities	44,606	44,236

Index	1.29	1.25

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 6: (Continuation)

The following table includes an analysis of the Company financial liabilities, grouped according to their maturity dates and considering the period remaining until their contractual maturity date from the date of the financial statements. Derivative financial liabilities are included in the analysis if their contractual maturities are essential for the understanding of the cash flow calendar. The amounts shown in the table are the contractual undiscounted cash flows.

As of December 31, 2018	Trade and other payables	Borrowings	Total
Less than three months	12,412	4,217	16,629
Three months to one year	20,072	12,007	32,079
One to two years	334	9,130	9,464
Two to five years	100	33,634	33,734
More than five years	-	36,844	36,844
Total	32,918	95,832	128,750

As of December 31, 2017	Trade and other payables	Borrowings	Total
Less than three months	17,778	20,576	38,354
Three months to one year	8,865	19,102	27,967
One to two years	326	6,151	6,477
Two to five years	180	24,545	24,725
More than five years	-	44,647	44,647
Without established term	8,963	8,964	17,927
Total	36,112	123,985	160,097

6.3 Capital risk management

On managing capital, the Company aims to safeguard its capacity to continue operating as an on-going business with the purpose of generating return for its shareholders and benefits to other stakeholders, and keeping an optimal capital structure to reduce the cost of capital.

To keep or adjust its capital structure, the Company may adjust the amount of the dividends paid to its shareholders, reimburse capital to its shareholders, issue new shares, conduct stock repurchase programs or sell assets to reduce its debt.

In line with industry practices, the Company monitors its capital based on the leverage ratio. This ratio is calculated by dividing the net debt by the total capital. The net debt equals the total indebtedness (including current and non-current indebtedness) minus cash and cash equivalents and current financial assets at fair value through profit and loss. The total capital corresponds to the shareholders’ equity as shown in the statement of financial position, plus the net debt.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 6: (Continuation)

Financial leverage ratios as at December 31, 2018 and 2017 were as follows:

	12.31.2018	12.31.2017
Total borrowings	82,090	63,439
Less: cash and cash equivalents, and financial assets at fair value through profit and loss	(24,370)	(22,755)
Net debt	57,720	40,684
Total capital attributable to owners	109,243	65,649
Leverage ratio	52.84%	61.97%

6.4 Regulatory risk factors

Pursuant to caption C of Section 37 of the Edenor’s Concession Agreement, the Grantor of the Concession may, without prejudice to other rights to which he is entitled thereunder, foreclose on the collateral granted by Edenor when the cumulative value of the penalties imposed to Edenor in the previous one-year period exceeds 20% of its annual billing, net of taxes and rates.

Edenor’s Management evaluates the development of this indicator on an annual basis. As of the date of issuance of these financial statements, there are no events of non-compliance by Edenor that could lead to that situation.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 7: SEGMENT INFORMATION

The Company is an integrated energy company in Argentina, which participates in the various segments of the electricity sector, in the exploration and production of gas and oil, in petrochemicals and in the refining and distribution of fuels.

Through its own activities, subsidiaries and share holdings in joint ventures, and based on the business nature, customer portfolio and risks involved, we were able to identify the following business segments:

Electricity Generation, consisting of the Company’s direct and indirect interests in CPB, HINISA, HIDISA, Greenwind, PEFM, PEA, Enecor, TMB, TJSM and through its own electricity generation activities through thermal plants Güemes, Piquirenda, Loma de la Lata, Genelba and Ecoenergía, Pilar, I. White and the Pichi Picún Leufú hydroelectric complex.

Electricity Distribution, consisting of the Company’s direct interest in Edenor.

Oil and Gas, consisting of the Company’s own interests in oil and gas areas and through its direct interest in PACOSA and investments in Oldelval and OCP associates. As of December 31, 2018 and 2017, the Company has classified the results corresponding to the divestment mentioned in Note 5.2.1 as discontinued operations.

Refining and Distribution, As of December 31, 2018 and 2017, the Company has classified the results corresponding to the divestment mentioned in Note 5.2.2 as discontinued operations. Continuing operations relates to storage and logistics services provided by Dock Sud.

Petrochemicals, comprising of the Company’s own styrenics operations and the catalytic reformer plant operations conducted in Argentine plants.

Holding and Other Business, principally consisting of financial investment transactions, holding activities, and interests in joint businesses CITELEC and CIESA and their respective subsidiaries, which hold the concession over the high voltage electricity transmission nationwide and over gas transportation in the South of the country, respectively.

The Company manages its operating segment based on its individual net results.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 7: (Continuation)

Consolidated profit and loss information as of December 31, 2018	Generation	Distribution of energy	Oil and gas	Refining & Distribution		Petrochemicals	Holding and others	Eliminations	Consolidated
Revenue	22,763	55,954	17,261	-		12,748	1,354	-	110,080
Intersegment sales	62	-	2,377	-		-	-	(2,439)	-
Cost of sales	(10,274)	(42,839)	(10,822)	-		(12,602)	(4)	2,380	(74,161)
Gross profit (loss)	12,551	13,115	8,816	-		146	1,350	(59)	35,919

Selling expenses	(54)	(5,033)	(721)	(159)		(484)	(1)	1	(6,451)
Administrative expenses	(1,535)	(2,872)	(2,110)	-		(212)	(1,022)	-	(7,751)
Exploration expenses	-	-	(45)	-		-	-	-	(45)
Other operating income	405	322	5,320	281		205	309	-	6,842
Other operating expenses	(640)	(1,648)	(4,304)	-		(752)	(210)	28	(7,526)
Impairment of property, plant and equipment and intangible assets	(7)	-	-	-		(1,188)	-	-	(1,195)
Share of profit (loss) from joint ventures and associates	(414)	2	1,421	(138)		-	3,593	-	4,464
Income from the sale of companies	-	-	1,052	-		-	-	-	1,052
Operating profit (loss)	10,306	3,886	9,429	(16)		(2,285)	4,019	(30)	25,309

Gain (Loss) on monetary position	8,789	8,504	4,037	(15)		1,850	464	67	23,696

Financial income	1,949	672	594	-		50	519	(33)	3,751
Financial expenses	(3,218)	(4,977)	(2,978)	-		(566)	(237)	32	(11,944)
Other financial results	(13,772)	(1,879)	(19,288)	32		(1,481)	4,023	-	(32,365)
Financial results, net	(6,252)	2,320	(17,635)	17	-	(147)	4,769	66	(16,862)
Profit (loss) before income tax	4,054	6,206	(8,206)	1		(2,432)	8,788	36	8,447

Income tax	(107)	(1,865)	2,124	(32)		471	(1,249)	-	(658)
Profit (loss) for the year from continuing operations	3,947	4,341	(6,082)	(31)		(1,961)	7,539	36	7,789

Profit (loss) for the year from discontinued operations	-	-	1,868	1,167		-	-	(16)	3,019
Profit (loss) for the year	3,947	4,341	(4,214)	1,136		(1,961)	7,539	20	10,808

Depreciation and amortization	2,488	2,611	3,472	20		222	3	-	8,816

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 7: (Continuation)

Consolidated profit and loss information as of December 31, 2018	Generation	Distribution of energy	Oil and gas	Refining & Distribution	Petrochemicals	Holding and others	Eliminations	Consolidated
Total (loss) profit attributable to:
Owners of the Company	3,734	2,273	(4,306)	1,136	(1,961)	7,539	20	8,435
Non - controlling interest	213	2,068	92	-	-	-	-	2,373

Consolidated statement of financial position as of December 31, 2018
Assets	53,256	80,423	46,638	2,319	5,767	30,572	(5,140)	213,835
Liabilities	39,738	46,801	48,003	1,070	7,456	8,254	(5,170)	146,152

Additional consolidated information as of December 30, 2018
Increases in property, plant and equipment	8,911	8,550	7,221	50	140	199	-	25,071

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 7: (Continuation)

Consolidated profit and loss information as of December 31, 2017	Generation	Distribution of energy	Oil and gas	Refining & Distribution	Petrochemicals	Holding and others	Eliminations	Consolidated
Revenue	13,250	39,603	16,695	-	11,825	635	-	82,008
Intersegment sales	61	-	707	-	-	-	(768)	-
Cost of sales	(7,335)	(30,117)	(11,695)	-	(10,915)	(27)	750	(59,339)
Gross profit (loss)	5,976	9,486	5,707	-	910	608	(18)	22,669

Selling expenses	(161)	(3,568)	(600)	-	(471)	-	24	(4,776)
Administrative expenses	(1,189)	(2,505)	(2,053)	-	(622)	(1,118)	6	(7,481)
Exploration expenses	-	-	(71)	-	-	-	-	(71)
Other operating income	725	158	4,123	-	103	505	(6)	5,608
Other operating expenses	(357)	(1,261)	(1,410)	-	(363)	(501)	-	(3,892)
Share of profit (loss) from joint ventures and associates	(73)	10	41	(113)	-	1,948	-	1,813
Operating profit (loss)	4,921	2,320	5,737	(113)	(443)	1,442	6	13,870

Gain (Loss) on monetary position	654	5,457	(687)	(276)	58	6,272	-	11,478
Financial income	1,453	441	209	-	16	286	(72)	2,333
Financial expenses	(2,618)	(2,607)	(2,932)	-	(387)	(278)	72	(8,750)
Other financial results	(1,265)	19	(3,493)	-	(241)	1,206	-	(3,774)
Financial results, net	(1,776)	3,310	(6,903)	(276)	(554)	7,486	-	1,287
Profit (loss) before income tax	3,145	5,630	(1,166)	(389)	(997)	8,928	6	15,157

Income tax	(137)	(449)	893	-	728	(50)	-	985
Profit (loss) for the year from continuing operations	3,008	5,181	(273)	(389)	(269)	8,878	6	16,142
Profit for the year from discontinued operations	-	-	(1,328)	(599)	-	-	34	(1,893)
Profit (loss) for the year	3,008	5,181	(1,601)	(988)	(269)	8,878	40	14,249
Depreciation and amortization	2,029	2,198	3,273	-	152	87	-	7,739

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 7: (Continuation)

Consolidated profit and loss information as of December 31, 2017	Generation	Distribution of energy	Oil and gas	Refining & Distribution	Petrochemicals	Holding and others	Eliminations	Consolidated
Total profit (loss) attributable to:
Owners of the Company	2,841	2,719	(2,422)	(988)	(269)	8,878	40	10,799
Non - controlling interest	167	2,462	821	-	-	-	-	3,450

Consolidated statement of financial position as of December 31,2017
Assets	42,018	74,362	43,510	8,847	5,328	46,761	(7,571)	213,255
Liabilities	12,556	43,958	16,748	5,314	3,552	64,445	(7,588)	138,985

Additional consolidated information as of December 31, 2017
Increases in property, plant and equipment	10,380	8,483	5,295	255	182	192	-	24,787

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 7: (Continuation)

Consolidated profit and loss information as of December 31, 2016	Generation	Distribution of energy	Oil and gas	Refining & Distribution	Petrochemicals	Holding and others	Eliminations	Consolidated
Revenue	9,744	25,826	10,281	-	5,301	110	-	51,262
Intersegment sales	32	-	1,514	-	-	59	(1,605)	-
Cost of sales	(5,906)	(25,253)	(8,585)	-	(4,666)	(6)	1,565	(42,851)
Gross profit (loss)	3,870	573	3,210	-	635	163	(40)	8,411

Selling expenses	(148)	(3,379)	(720)	-	(233)	(11)	-	(4,491)
Administrative expenses	(840)	(2,288)	(1,352)	-	(33)	(3,057)	59	(7,511)
Exploration expenses	-	-	(199)	-	-	-	-	(199)
Other operating income	116	3,218	4,001	-	-	1,184	(129)	8,390
Other operating expenses	(220)	(913)	(1,746)	-	(556)	(596)	135	(3,896)
Share of profit (loss) in joint ventures	-	-	7	(4)	-	283	-	286
Income from the sale of subsidiaries and financial assets	-	-	-	-	-	1,015	-	1,015
Operating profit (loss)	2,778	(2,789)	3,201	(4)	(187)	(1,019)	25	2,005

Gain (Loss) on monetary position	977	4,307	1,017	11	(51)	(491)	-	5,770
Financial income	1,269	385	218	-	4	222	(354)	1,744
Financial expenses	(1,586)	(2,589)	(1,543)	-	-	(2,791)	355	(8,154)
Other financial results	481	(87)	47	-	(6)	74	(4)	505
Financial results, net	1,141	2,016	(261)	11	(53)	(2,986)	(3)	(135)
Profit (loss) before income tax	3,919	(733)	2,940	7	(240)	(4,005)	22	1,870

Income tax	(736)	1,015	(672)	-	65	1,931	-	1,603
Profit (loss) for the year from continuing operations	3,183	242	2,268	7	(175)	(2,074)	22	3,473
Profit for the year from discontinued operations	-	-	(156)	159	-	-	149	152
Profit (loss) for the year	3,183	242	2,112	166	(175)	(2,074)	171	3,625
Depreciation and amortization	1,407	2,147	3,419	-	74	55	-	7,102

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 7: (Continuation)

Consolidated profit and loss information as of December 31, 2016	Generation	Distribution of energy	Oil and gas	Refining & Distribution	Petrochemicals	Holding and others	Eliminations	Consolidated
Total profit (loss) attributable to:
Owners of the Company	3,204	125	1,458	166	(175)	(2,074)	171	2,875
Non - controlling interest	(21)	117	654	-	-	-	-	750

Accounting criteria used by the subsidiaries to measure results, assets and liabilities of the segments is consistent with that used in the consolidated financial statements. Transactions between different segments are conducted under market conditions. Assets and liabilities are allocated based on the segment’s activity.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 8: REVENUE

	12.31.2018	12.31.2017	12.31.2016

Sales of energy to the Spot Market	12,229	8,869	5,097
Sales of energy by contract	10,483	4,304	4,623
Other sales	51	77	24
Generation subtotal	22,763	13,250	9,744

Energy sales	55,690	39,328	25,593
Right of use of poles	190	213	195
Connection and reconnection charges	74	62	38
Distribution subtotal	55,954	39,603	25,826

Oil, Gas and liquid sales	17,123	15,766	10,034
Other sales	138	929	247
Oil and gas subtotal	17,261	16,695	10,281

Administrative services sales	1,347	627	106
Other sales	7	8	4
Holding and others subtotal	1,354	635	110

Petrochemicals sales	12,748	11,825	5,301
Petrochemicals subtotal	12,748	11,825	5,301
Total revenue	110,080	82,008	51,262

Revenue is recognised:

1)       At a point in time, that is the effective delivery of the energy, the product or the provision of connection or reconnection services for a total amount of $ 95,844 million, $ 74,492 million and $ 46,939 million as of December 31, 2018, 2017 and 2016, respectively;

2)       Over time in case of power availability, technical assistance services and right to use poles for a total of $ 14,236 million, $ 7,516 million and $ 4,323 million as of December 31, 2018, 2017 and 2016, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 9: COST OF SALES

	12.31.2018	12.31.2017	12.31.2016
Inventories at the beginning of the year	4,266	6,191	558

Plus: Charges for the year
Incorporation of inventories from acquisition of companies	-	-	5,850
Purchases of inventories, energy and gas	46,175	32,903	16,765
Salaries and social security charges	6,807	7,602	7,295
Benefits to personnel	218	267	162
Accrual of defined benefit plans	150	276	284
Works contracts, Fees and compensation for services	3,686	3,174	2,379
Property, plant and equipment depreciations	7,766	7,342	6,757
Intangible assets amortization	273	53	59
Transport of energy	155	128	24
Consumption of materials	2,406	1,091	825
Penalties (1)	2,093	425	5,025
Maintenance	908	688	774
Canons and Royalties	2,782	2,110	1,273
Environmental control	193	105	70
Rental and insurance	502	430	369
Surveillance and security	209	230	201
Taxes, rates and contributions	183	109	96
Other	558	486	276
Subtotal	75,064	57,419	48,484

Less: Inventories at the end of the year	(5,169)	(4,271)	(6,191)
Total cost of sales	74,161	59,339	42,851

(1)    In 2017, includes $ 720 million of recover by penalties (Note 2.3.4)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 10: OTHER ITEMS OF THE STATEMENT OF COMPREHENSIVE INCOME

10.1 SELLING EXPENSES

	12.31.2018	12.31.2017	12.31.2016
Salaries and social security charges	972	1,007	1,019
Accrual of defined benefit plans	16	22	28
Fees and compensation for services	1,126	963	973
Compensation agreements	81	221	332
Property, plant and equipment depreciations	322	127	164
Taxes, rates and contributions	1,244	1,137	726
Communications	270	289	273
Penalties	1,052	434	385
Net impairment losses on financial assets (Note 4.1.1.2)	1,067	418	497
Transport	211	137	61
Other	90	21	33
Total selling expenses	6,451	4,776	4,491

10.2 ADMINISTRATIVE EXPENSES

	12.31.2018	12.31.2017	12.31.2016
Salaries and social security charges	3,044	2,898	2,984
Benefits to the personnel	206	205	112
Accrual of defined benefit plans	30	220	181
Fees and compensation for services	2,548	2,032	2,583
Compensation agreements	115	754	499
Directors' and Syndicates' fees	173	155	138
Property, plant and equipment depreciations	455	217	181
Consumption of materials	149	99	81
Maintenance	88	77	70
Transport and per diem	82	63	53
Rental and insurance	212	220	243
Surveillance and security	171	151	109
Taxes, rates and contributions	317	145	77
Communications	74	74	63
Institutional advertising and promotion	49	89	61
Other	38	82	76
Total administrative expenses	7,751	7,481	7,511

10.3 EXPLORATION EXPENSES

	12.31.2018	12.31.2017	12.31.2016
Geological and geophysical expenses	17	27	39
Decrease in unproductive wells	28	44	160
Total exploration expenses	45	71	199

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 10: (Continuation)

10.4 OTHER OPERATING INCOME AND EXPENSES

Other operating income	Note	12.31.2018	12.31.2017	12.31.2016
Compensation for transaction agreemnet in Ecuador	5.6	3,721	-	-
Recovery of doubtful accounts		7	154	162
Surplus Gas Injection Compensation		866	3,820	4,117
Commissions on municipal tax collections		77	52	44
Services to third parties		503	313	230
Profit for property, plant and equipment sale		118	7	192
Dividends received		29	56	13
Recognition of income - provisional remedies Note MEyM No 2016-04484723		-	-	2,074
Income recognition on account of the RTI - SE Res. No. 32/15		-	-	958
Higher costs recognition - SE Res. No. 250/13 and subsequent Notes		-	-	185
Onerous contract (Ship or pay)		-	-	317
Reversal of contingencies provision		140	915	11
Other		1,381	291	87
Total other operating income		6,842	5,608	8,390

Other operating expenses
Provision for contingencies		(1,320)	(765)	(962)
Decrease in property, plant and equipment		(217)	(38)	(109)
Allowance for uncollectible tax credits		(1)	(27)	(61)
Tax on bank transactions		(1,136)	(1,035)	(929)
Other expenses FOCEDE		-	-	(31)
Cost for services provided to third parties		(57)	(62)	(68)
Compensation agreements		-	(80)	(230)
Donations and contributions		(82)	(62)	(37)
Institutional relationships		(114)	(105)	(92)
Extraordinary Canon		(117)	(511)	(774)
Contingent consideration		-	(304)	-
Onerous contract (Ship or Pay)		(265)	(142)	-
Tax contingencies in Ecuador	5.6	(2,605)	-	-
Other		(1,612)	(761)	(603)
Total other operating expenses		(7,526)	(3,892)	(3,896)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 10: (Continuation)

Other operating income – Recovery of contingencies and tax charges – Regularization regime (Moratorium)

Between the 29 and the 31 of March 2017, the Company adhered to the regularization regime (moratorium) provided for Law No. 27,260 in relation to certain tax claims and provisions. The Company related liabilities were mainly attributable to contingencies identified in Petrobras’s acquisition process including interpretation differences with the Argentine tax authority regarding i) the time of recording well abandonment expenses for income tax purposes, ii) the exemption from the Tax on Personal Assets as Substitute Taxpayer for the shareholder PPSL; iii) the Tariff heading used by the Company for certain exported products; and iv) inaccurate customs regarding the importation of a turbine supplied by Siemens Germany, including certain spare parts that had not been required nor declared by the Company. In relation to the last matter described before, the Company entered into an agreement with Siemens pursuant to which Pampa received the reimbursement of related incurred costs. As of December 31, 2016, the carrying amount of the matters that were included in the moratorium amounted to $ 1,332 million and $ 668 million disclosed as provisions and tax payables, respectively.

As the adhesion to the regularization regime established benefits of releasing tax fines and reducing compensatory interests, the Company has recorded, during 2017 fiscal year, a net gain after income tax effects of $ 558 million.

Other operating income - Incident at Central Térmica Genelba

On September 22, 2017 a major incident occurred in the TG11 unit, which makes up Central Térmica Genelba’s combined cycle plant, and which resulted in severe damage to the turbine’s generator. Following the incident, the combined-cycle generation capacity has been reduced by 50% (330 MW).

After evaluating the causes of the failure, the Company, together with the generator’s manufacturer (SIEMENS), started the works for the installation of a new generator.

On January 5, 2018, works concluded and TG11 became operative again, thus regaining 100% of the combined cycle capacity.

As of the date of issuance of these financial statements, the Company has collected U$S 23.9 million from the insurance companies.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 10: (Continuation)

10.5. FINANCIAL RESULTS

Finance income	Note	12.31.2018	12.31.2017	12.31.2016
Commercial interest		2,230	1,605	1,381
Financial interest		1,270	540	142
Other interest		251	188	221
Total finance income		3,751	2,333	1,744

Finance expenses
Commercial interest		(2,957)	(1,679)	(2,159)
Fiscal interest		(318)	(415)	(160)
Financial interest (1)		(7,922)	(6,107)	(5,630)
Other interest		(549)	(387)	(6)
Taxes bank commissions		-	-	(76)
Other financial expenses		(198)	(162)	(123)
Total financial expenses		(11,944)	(8,750)	(8,154)

Gain on net monetary position
		23,696	11,478	5,770
Other financial results
Foreign currency exchange difference, net		(32,048)	(5,819)	(1,649)
Changes in the fair value of financial instruments		2,415	2,324	2,368
Discounted value measurement		(2,713)	(213)	(138)
Discounted value measurement - asset retirement obligation accretion		(79)	(69)	(68)
Results for the repurchase of corporate bonds		59	-	-
Other financial results		1	3	(8)
Total other financial results		(32,365)	(3,774)	505

Total financial results, net		(16,862)	1,287	(135)

 (1) Net of $ 282 million and $ 602 million capitalized in property, plant and equipment for the years ended December 31, 2018 and 2017, respectively.

10.6 INCOME TAX AND MINIMUM NOTIONAL INCOME TAX

The breakdown of income tax charge is:

	12.31.2018	12.31.2017	12.31.2016
Current tax	1,465	2,061	2,159
Deferred tax	(713)	(2,708)	(3,412)
Other comprehensive income	19	-	(32)
Difference in the estimate of previous fiscal year income tax and the income return	(113)	(456)	(11)
Mininum notional income tax	-	-	(307)
Direct charges for income tax	-	118	-
Imcome tax expensive (benefit)	658	(985)	(1,603)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 10: (Continuation)

Below is a reconciliation between income tax expense and the amount resulting from application of the tax rate on the income before taxes:

	12.31.2018	12.31.2017	12.31.2016
Profit before tax	8,447	15,157	4918
Current tax rate	30%	35%	35%
Result at the tax rate	2,534	5,305	1,721
Share of profit of joint ventures and associates	(125)	(4,403)	(99)
Non-taxable results	(740)	(2,235)	(1,545)
Non-deductible cost	18	322
Non-deductible provisions	-	201	260
Other	80	19	309
Gain (Loss) on monetary position	(434)	2,476	(1,929)
Effect of tax rate change in deferred tax	(983)	(746)	-
Mininum notional income tax	-	-	(307)
Difference in the estimate of previous fiscal year income tax and the income tax statement	165	(741)	27
Deferred tax assets not recognized	143	-	-
Deferred tax not previously recognized	-	(1,183)	(40)
Income tax expense (benefit)	658	(985)	(1,603)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 10: (Continuation)

As of December 31, 2018 and 2017 consolidated accumulated tax losses amount to $ 6,651 million and $ 7,357 million, respectively, which may be offset, pursuant to the applicable tax laws, with tax profits corresponding to future fiscal years, at the tax rate that is estimated to apply, based on the following breakdown:

Fiscal year generation	Fiscal year prescription	12.31.2018	12.31.2017

2013	2018	-	1
2014	2019	-	1
2015	2020	98	15
2016	2021	667	1,010
2017	2022	161	1,389
2018	2023	1,050	-
		1,976	2,416
Unrecognized deferred assets		(1)	-
Recognized Tax loss-carryforwards		1,975	2,416

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 11: NON-FINANCIAL ASSETS AND LIABILITIES

11.1. PROPERTY, PLANT AND EQUIPMENT

	Original values
Type of good	At the beginning	Translation effect	Impairment	Increases	Transfers	Decreases	At the end

Land	818	-	-	2	-	-	820
Buildings	7,497	-	-	20	332	(35)	7,814
Equipment and machinery	36,569	5	(244)	32	3,244	-	39,606
High, medium and low voltage lines	36,429	-	-	381	1,595	(344)	38,061
Substations	13,471	-	-	113	188	(3)	13,769
Transforming chamber and platforms	7,532	-	-	32	354	(59)	7,859
Meters	7,516	-	-	18	356	-	7,890
Wells	18,580	-	-	26	3,892	(1,324)	21,174
Mining property	8,910	-	-	995	164	-	10,069
Vehicles	641	-	-	192	(4)	(16)	813
Furniture and fixtures and software equipment	2,169	-	-	268	98	(3)	2,532
Communication equipments	535	-	-	3	16	-	554
Materials and spare parts	1,068	-	-	216	(49)	(13)	1,222
Distribution storage center	332	-	-	-	31	-	363
Petrochemical industrial complex	2,287	-	(1,837)	-	108	-	558
Work in progress	17,155	-	-	22,623	(10,255)	-	29,523
Advances to suppliers	1,081	-	-	150	(70)	(439)	722
Other goods	168	-	-	-	-	-	168

Total at 12.31.2018	162,758	5	(2,081)	25,071	-	(2,236)	183,517
Total at 12.31.2017	164,176	(430)	-	24,787	(139)	(25,636)	162,758

(1)     Includes the transfer of materials and spare parts to the item "Inventories" of the current asset.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 11: (Continuation)

	Depreciation
						Net book values
Type of good	At the beginning	Decreases	Impairment	For the year	At the end	At the end	At 12.31.2017

Land	-	-	-	-	-	820	818
Buildings	(2,544)	35	-	(294)	(2,803)	5,011	4,953
Equipment and machinery	(12,126)	-	120	(2,454)	(14,460)	25,146	24,443
High, medium and low voltage lines	(11,250)	247	-	(1,169)	(12,172)	25,889	25,179
Substations	(3,571)	1	-	(404)	(3,974)	9,795	9,900
Transforming chamber and platforms	(1,940)	23	-	(243)	(2,160)	5,699	5,592
Meters	(2,698)	1	-	(304)	(3,001)	4,889	4,818
Wells	(10,165)	-	-	(1,922)	(12,087)	9,087	8,415
Mining property	(3,512)	-	-	(993)	(4,505)	5,564	5,398
Vehicles	(441)	16	-	(167)	(592)	221	200
Furniture and fixtures and software equipment	(1,489)	2	-	(341)	(1,828)	704	680
Communication equipments	(357)	-	-	(21)	(378)	176	178
Materials and spare parts	(57)	-	-	(11)	(68)	1,154	1,011
Distribution storage center	(74)	-	-	(19)	(93)	270	258
Petrochemical industrial complex	(834)	-	773	(195)	(256)	302	1,453
Work in progress	-	-	-	-	-	29,523	17,155
Advances to suppliers	-	-	-	-	-	722	1,081
Other goods	(129)	-	-	(6)	(135)	33	39

Total at 12.31.2018	(51,187)	325	893	(8,543)	(58,512)	125,005
Total at 12.31.2017	(46,227)	5,349	-	(10,309)	(51,187)		111,571

(1)    Includes $ 2,623 million corresponding to discontinued operations for 2017.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 11: (Continuation)

Edenor’s direct own costs capitalized in the book value of property, plant and equipment during the year ended December 31, 2018 and 2017 amounted to $ 1,021 million and $ 870 million respectively.

Borrowing costs capitalized in the book value of property, plant and equipment during the year ended December 31, 2018 and 2017 amounted to $ 282 million and $ 602 million, respectively.

11.1.1 Impairment of Property, Plant and Equipment in the Petrochemicals segment

The recoverability assessment of Petrochemicals segment’s assets resulted in the recognition of an impairment of $ 1,188 million as of December 31, 2018 as a consequence of the fall in this segment’s margins resulting from a sustained increase in operating costs, mainly impacted by the cost of raw material processed in the Catalytic Reform unit, and the drop in international reference prices.

Cash flows were prepared based on estimates on the future behavior of certain variables that are sensitive in the determination of the recoverable value, which is measured as the value in use, including the following: (i) reference prices for products; (ii) demand projections per type of product; (iii) costs evolution and; (iv) macroeconomic variables such as inflation and exchange rates, among others.

Key assumptions used in the calculation of the recoverable value as of December 31, 2018 are as follows:

-	Gross margin	7%
-	Discount rate (WACC)	11.8%
-	International Average Styrene Price	1,138 u$s/tn
-	Average gasoline 87 octane price	2.06 u$s/gallon

As regards these assumptions, the Company’s management has determined the estimated gross margin based on past yields and its market growth expectations (including projections of demand, prices and costs); the discount rate used reflects specific risks associated with the Petrochemicals segment.

The Company has conducted a sensitivity analysis of the recoverable value of the segment regarding: i) discount rate: a 1% increase or decrease in the discount rate would imply a 10% decrease or increase in the recoverable value, respectively, ii) international average styrene price: a 2% increase or decrease in the international styrene price would imply a 10% increase or decrease in the recoverable value, respectively and iii) average gasoline 87 octane price: a 1% increase or decrease in the gasoline 87 octane price would imply a 7% increase or decrease in the recoverable value, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 11: (Continuation)

11.2 INTANGIBLE ASSETS

Original values
Type of good	At the beginning	Increase	Impairment	Decrease	At the end

Concession agreements	10,267	-	-	-	10,267
Goodwill	1,309	-	-	-	1,309
Intangibles identified in acquisitions of companies	264	6	(7)	-	263
Total at 12.31.2018	11,840	6	(7)	-	11,839
Total at 12.31.2017	11,937	-	-	(97)	11,840

	Depreciation
Type of good	At the beginning	For the year (1)	At the end

Concession agreements	(5,416)	(259)	(5,675)
Goodwill	-	-	-
Intangibles identified in acquisitions of companies	(70)	(14)	(84)
Total at 12.31.2018	(5,486)	(273)	(5,759)
Total at 12.31.2017	(5,372)	(114)	(5,486)

(1)    Includes $ 61 million corresponding to discontinued operations for 2017 year.

	Net book values
Type of good	At the end	At 12.31.2018

Concession agreements	4,592	4,851
Goodwill	1,309	1,309
Intangibles identified in acquisitions of companies	179	194
Total at 12.31.2018	6,080
Total at 12.31.2017		6,354

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 11: (Continuation)

11.3 DEFERRED TAX ASSETS AND LIABILITIES, INCOME TAX AND MINIMUM NOTIONAL INCOME TAX

The composition of the deferred tax assets and liabilities is as follows:

	12.31.2017	Profit (loss)	Other comprehensive income (loss)	12.31.2018
Tax los-carryforwards	2,416	(441)	-	1,975
Trade and other receivables	175	289	-	464
Derivative financial instruments	-	-	-	-
Financial assets at fair value through profit and loss	18	(16)	-	2
Trade and other payables	1,745	210	-	1,955
Salaries and social security payable	-	56	-	56
Defined benefit plans	384	(98)	41	327
Provisions	1,096	105	-	1,201
Taxes payable	249	(36)	-	213
Liabilities associated to assets classified as held for sale	542	(542)	-	-
Other	67	8	-	75
Deferred tax asset	6,692	(465)	41	6,268
Property, plant and equipment	(16,687)	4,089	-	(12,598)
Investments in companies	(1,962)	1,328	(67)	(701)
Intangible assets	(108)	(7,178)	-	(7,286)
Trade and other receivables	(997)	723	-	(274)
Financial assets at fair value through profit and loss	(89)	(233)	-	(322)
Borrowings	(201)	79	-	(122)
Assets classified as held for sale	(1,241)	1,241	-	-
Other	(165)	(74)	-	(239)
Deferred tax liabilities	(21,450)	(25)	(67)	(21,542)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 11: (Continuation)

	12.31.2016	Reclasification to held for sale	Profit (loss)	Other comprehensive income (loss)	12.31.2017
Tax los-carryforwards	1,736	-	680	-	2,416
Trade and other receivables	357	(9)	(173)	-	175
Derivative financial instruments	-	-	-	-	-
Financial assets at fair value through profit and loss	-	-	18	-	18
Trade and other payables	2,071	-	(326)	-	1,745
Salaries and social security payable	-	-	-	-	-
Defined benefit plans	666	(93)	(184)	(5)	384
Provisions	3,173	(508)	(1,569)	-	1,096
Taxes payable	413	-	(164)	-	249
Liabilities associated to assets classified as held for sale	-	610	(68)	-	542
Other	232	-	(165)	-	67
Deferred tax asset	8,648	-	(1,951)	(5)	6,692
Property, plant and equipment	(23,565)	1,395	5,483	-	(16,687)
Investments in companies	(2,449)	-	554	(67)	(1,962)
Intangible assets	(542)	-	434	-	(108)
Trade and other receivables	(1,568)	-	571	-	(997)
Financial assets at fair value through profit and loss	(176)	-	87	-	(89)
Borrowings	(112)	-	(89)	-	(201)
Assets classified as held for sale	-	(1,395)	154	-	(1,241)
Other	(6)	-	(159)	-	(165)
Deferred tax liabilities	(28,418)	-	7,035	(67)	(21,450)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 11: (Continuation)

	12.31.2015	Increase for subsidiaries acquisition	Profit (loss)	Other comprehensive income (loss)	12.31.2016
Tax los-carryforwards	79	-	1,657	-	1,736
Trade and other receivables	131	169	57	-	357
Derivative financial instruments		-	-		-
Financial assets at fair value through profit and loss	20	-	(20)	-	-
Trade and other payables	826	-	1,245	-	2,071
Salaries and social security payable		-	-		-
Defined benefit plans	270	324	25	47	666
Provisions	332	2,612	229	-	3,173
Taxes payable	122	722	(431)	-	413
Liabilities associated to assets classified as held for sale		-	-		-
Other	57	213	(38)	-	232
Deferred tax asset	1,837	4,040	2,724	47	8,648
Property, plant and equipment	(13,823)	(8,525)	(1,217)	-	(23,565)
Inventories		-	-		-
Investments in companies		(2,439)	(10)		(2,449)
Intangible assets	(568)	(141)	167	-	(542)
Trade and other receivables	(660)	(512)	(396)	-	(1,568)
Financial assets at fair value through profit and loss	(122)	(101)	47	-	(176)
Borrowings	(62)	(82)	32	-	(112)
Assets classified as held for sale		-	-		-
Other	(5)	(40)	39	-	(6)
Deferred tax liabilities	(15,240)	(11,840)	(1,338)	-	(28,418)

Deferred tax assets and liabilities are offset in the following cases: a) when there is a legally enforceable right to offset tax assets and liabilities; and b) when deferred income tax charges are associated with the same fiscal authority. The following amounts, determined after their adequate offset, are disclosed in the statement of financial position:

	12.31.2018	12.31.2017
Deferred tax asset	80	6,692
Deferred tax liabilities	(15,354)	(21,450)
Deferred tax liabilities, net	(15,274)	(14,758)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 11: (Continuation)

11.4 INVENTORIES

	12.31.2018	12.31.2017

Materials and spare parts	3,536	3,067
Advances to suppliers	71	211
In process and finished products	1,516	945
Stock crude oil	46	43
Total	5,169	4,266

11.5 PROVISIONS

	Note	12.31.2018	12.31.2017
Non Current
Provisions for contingencies		4,674	5,121
Asset retirement obligation		770	1,355
Environmental remediation		13	22
Other provisions		42	51
		5,499	6,549

Current
Provisions for contingencies		658	190
Asset retirement obligation		65	224
Environmental remediation		147	188
Onerous contract (Ship or pay)	5.6	-	576
Other provisions		1	1
		871	1,179

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 11: (Continuation)

	12.31.2018
	For contingencies	Asset retirement obligation	For environmental remediation

At the beginning of the year	5,311	1,579	210
Increases	4,013	1,391	208
Reclasifications	-	(677)	-
Decreases	(904)	(190)	(184)
Gain on monetary position	(1,965)	(677)	(74)
Reversal of unused amounts	(1,123)	(591)	-
At the end of the year	5,332	835	160

	12.31.2017
	For contingencies	Asset retirement obligation	For environmental remediation

At the beginning of the year	7,500	3,430	642
Increases	1,627	1,053	162
Reclasifications	(347)	(27)	27
Reclasification to liabilities associated to assets classified as held for sale	-	(1,292)	(272)
Gain on monetary position	(1,404)	(695)	(123)
Reversal of unused amounts	(604)	(614)	(3)
Decreases	(1,461)	(276)	(223)
At the end of the year	5,311	1,579	210

	12.31.2016
	For contingencies	Asset retirement obligation	For environmental remediation

At the beginning of the year	831	122	-
Increases	998	1,330	444
Increase for subsidiaries acquisition	7,047	2,558	497
Gain on net monetary position	(1,230)	(525)	(96)
Decreases	(146)	(55)	(203)
At the end of the year	7,500	3,430	642

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 11: (Continuation)

11.5.1 Provision for Environmental remediation

The Company is subject to extensive environmental regulations in Argentina and in the other countries in which it operates. The Company’s management believes that its current operations are in compliance with applicable environmental requirements, as currently interpreted and enforced, including regulatory remediation commitments assumed. The Company undertakes environmental impact studies for new projects and investments and, to date, environmental requirements and restrictions imposed on these new projects have not had any material adverse impact on Pampa Energía’s business.

The Company has performed a sensitivity analysis relating to the discount rate. The 1% increase or decrease in the discount rate would not have a significant impact on the Company’s results of operations.

11.5.2  Provision for well plugging and abandonment

In accordance with the regulations applicable in the countries where the Company (directly or indirectly through subsidiaries) performs oil and gas exploration and production activities, the Company must incur costs associated with well plugging and abandonment. The Company has not pledged any assets for the purpose of settling such obligations.

The Company has performed a sensitivity analysis relating to the discount rate. The 1% increase or decrease in the discount rate would not have a significant impact on the Company’s results of operations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 11: (Continuation)

11.5.2       Provision for legal proceedings

The Company (directly or indirectly through subsidiaries) is a party to several commercial, tax and labor proceedings and claims that arise in the ordinary course of its business. In determining a proper level of provision, the Company has considered its best estimate mainly with the assistance of legal and tax advisors.

The determination of estimates may change in the future due to new developments or unknown facts at the time of evaluation of the provision. As a consequence, the adverse resolution of the evaluated proceedings and claims could exceed the established provision.

The Company has recorded provisions for labor, civil and commercial complaints brought against the Company corresponding to atomized claims with individual unsubstantial amounts, as well as charges for judicial costs and expenses which, as of December 31, 2018, amount to $ 3.603 million.

We hereinafter detail the nature of significant judicial proceedings for which provisions have been recorded as of December 31, 2018:

-     Relevant Customs Summary Proceedings - Gasoline Exports: there is an important number of customs summary proceedings in which the tax authority challenges the tariff heading used by Petrobras during 2008-2014. The Fiscal authority’s position involves a higher export duty rate. As December 31, 2018, the associated provision amounts to $ 3,375 million.

11.6 INCOME TAX AND MINIMUM NOTIONAL INCOME TAX LIABILITY

	12.31.2018	12.31.2017
Non current
Income tax, net of witholdings and advances	1,034	1,252
Minimum notional income tax, net of witholdings and advances	-	22
Total non current	1,034	1,274

Current
Income tax, net of witholdings and advances	930	1,299
Minimum notional income tax, net of witholdings and advances	154	93
Total current	1,084	1,392

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 11: (Continuation)

Income tax

Pampa has assessed income tax for the fiscal period between January and October 2016 and HINISA and HIDISA have assessed their income taxes for fiscal years 2012 to 2017, taking into consideration the application of the inflation adjustment mechanisms set forth in Title VI of the Income Tax Act, the update of Property, plant and equipment amortizations (Sections 83, 84 and 89), a cost restatement on account of the disposal of shares and mutual funds quotas (Sections 58, 61 and 89), and the update of intangible assets amortizations (Sections 81.c, 84 and 89, and Section 128 of its regulatory decree), to such effect using the domestic wholesale price index (IPIM) published by the National Institute of Statistics and Censuses, until October 2015 and the index of consumer prices City of Buenos Aires (IPCBA) for the November-December 2015 period, based on the similarity with the parameters put forward in the matter of “Candy S.A.” heard by the National Supreme Court of Justice, which on July 3, 2009 ruled for the application of the inflation adjustment mechanism.

As of December 31, 2018 Pampa, HIDISA and HINISA will hold a provision for the additional income tax liabilities assessable for fiscal years mentioned in case the inflation adjustment had not been deducted. This provision amounts to $ 1,034 million including compensatory interest and was disclosed in the line “Income tax liability and minimum notional income tax non-current”.

On March 27, 2019, Pampa has decided to exercise the tax revaluation optional regime in relation to property, plant and equipment as of December 31, 2017, provided for by Title X of  Law Nro. 27, 430, and must withdraw any judicial or administrative process promoted or to be promoted in relation to the application of inflation adjustment in the income tax. Consequantly, Pampa is taking the corresponding formal steps intending to pay the income tax corresponding to the fiscal period as of October 31, 2016, without considering the application of the adjustment for inflation mechanism (see note 23).

Minimun Notional Income tax

The Company and certain subsidiaries filed a petition for declaratory relief pursuant to Section 322 of the Federal Code of Civil and Commercial Procedure against AFIP in order to obtain assurance as to the application of the minimum notional income tax for the fiscal years from 2010 to 2016, based on the decision by the CSJN in “Hermitage” dated on September 15, 2010.

In this established precedent, the Court had declared this tax unconstitutional since it may be considered unreasonable under certain circumstances and since it breaches the tax capacity principle.

From AFIP’s validation to the said precedent, through General Instruction 2/2017, the Company and its subsidiaries have resolved not to file a declaratory of relief as from 2017 fiscal year.

Furthermore, the Company and certain subsidiaries have requested the granting of interim injunctive relief so that AFIP may refrain from demanding payment or instituting tax execution proceedings on the tax and for the fiscal year mentioned. The Court seized of in the proceedings decided to reject the precautionary measures.

During 2015 and 2017 year, CTLL and EGSSA (currently merged with the Company) received a favorable decision by the first-instance Court and the Chamber of Appeals, respectively, on the declaratory relief claim filed for fiscal period 2010 and 2011. Additionally, favorable decisions have been obtained in other subsidiaries.

During December 2016, the Fiscal authority concluded an inspection on Edenor for fiscal year 2014, during which Edenor had applied the criterion established by the “Hermitage” decision in its IGMP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 11: (Continuation)

Taking into consideration the different rulings favorable to the Company and its subsidiaries, and in line with the case law established by the “Hermitage” decision and the Treasury’s position on closing several verifications for periods where taxpayers do not have any taxable income (before the calculation of tax losses), in which the Treasury has waived its claims for these debts based on the unfavorable case law and in line with the criterion established by the Court, the Company has decided to derecognize the liabilities it had previously disclosed for the IGMP it should have assessed if the provisions of the Hermitage decision had not applied.

11.7 TAX LIABILITIES

	12.31.2018	12.31.2017
Non current
Value added tax	160	323
Sales tax	33	25
Payment plans	60	192
Extraordinary Canon	289	-
Total non current	542	540

Current
Value added tax	786	777
Municipal, provincial and national contributions	130	588
Payment plans	53	90
Municipal taxes	108	102
Tax withholdings to be deposited	337	288
Stamp tax payable	10	15
Royalties	202	204
Extraordinary Canon	374	816
Other	52	21
Total current	2,052	2,901

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 11: (Continuation)

11.8 DEFINED BENEFITS PLANS

The main characteristics of benefit plans granted to Company employees are detailed below.

a)	Indemnity plan: Benefit plan whereby Company employees meeting certain conditions are eligible to receive upon retirement a certain number of salaries according to the provisions of the plan.
b)

Compensatory plan: Benefit plan whereby Company employees meeting certain conditions are eligible to receive upon retirement a certain amount according to the provisions of the plan (based on the last computable salary and the number of years working for the Company) after deducting the benefits from the pension system. This plan requires the Company to make contributions to a fund. The plan calls for a contribution to a fund exclusively by the Company and without any contribution by the employees. The assets of the fund are contributed to a trust fund and invested in US dollar-denominated money market instruments in order to preserve the accumulated capital and obtain a return in line with a moderate risk profile. In addition, although there is no target asset allocation for the following years, funds are mainly invested in US government bonds, commercial papers rated A1 or P1, AAAm-rated mutual funds and time deposits in banks rated A+ or higher in the United States of America, in accordance with the Trust Agreement dated on March 27, 2002 entered with The Bank of New York Mellon, duly amended by the Permitted Investment Letter dated on September 14, 2006. The Bank of New York Mellon is the trustee and Willis Towers Watson is the managing agent. In case there is an excess (duly certified by an independent actuary) of the funds to be used to settle the benefits granted by the plan, the Company will be entitled to choice to use it, in which case it may have to notify the trustee thereof.

c)	Collective agreements: Benefit plan whereby Company employees covered by certain collective bargaining agreements and meeting certain conditions are eligible to receive upon retirement or disability a certain number of salaries according to the provisions of the plan.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 11: (Continuation)

As of December 31, 2018 and 2017, the most relevant actuarial information corresponding to the described benefit plans is the following:

	12.31.2018
	Present value of the obligation	Fair value of plan assets	Net liability at the end of the year
Liabilities at the beginning	1,760	(117)	1,643
Items classified in profit or loss
Current services cost	75	-	75
Cost for interest	339	(31)	308
Contributions paid	(187)	-	(187)
Items classified in other comprehensive income
Actuarial losses (gains)	225	(65)	160
Exchange differences on translation	4	-	4
Benefit payments	(130)	-	(130)
Gain (loss) on net monetary position	(586)	50	(536)
At the end	1,500	(163)	1,337

	12.31.2017
	Present value of the obligation	Present value of assets	Net liability at the end of the year
Liabilities at the beginning	2,189	(286)	1,903
Items classified in profit or loss
Current services cost	95	-	95
Cost for interest	457	(38)	419
Past services cost	46	-	46
Items classified in other comprehensive income
Actuarial losses (gains)	(32)	16	(16)
Exchange differences on translation	52	(26)	26
Benefit payments	(87)	11	(76)
Contributions paid	-	(11)	(11)
Reclasification to liabilities associated to assets classified as hed for sale	(420)	165	(255)
Gain (loss) on net monetary position	(540)	52	(488)
At the end	1,760	(117)	1,643

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 11: (Continuation)

	12.31.2016
	Present value of the obligation	Present value of assets	Net liability at the end of the year
Liabilities at the beginning	769	-	769
Items classified in profit or loss
Current services cost	83	-	83
Cost for interest	412	(26)	386
Items classified in other comprehensive income
Actuarial losses (gains)	145	10	155
Benefit payments	(151)	4	(147)
Contributions paid	-	(4)	(4)
(Gain) loss on net monetary position	(271)	10	(261)
Increase for subsidiries acquisition	1,202	(280)	922
At the end	2,189	(286)	1,903

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 11: (Continuation)

As of December 31, 2018, net liability by type of plan, is as follows: a) $ 146 million corresponding to Indemnity plan; b) $ 404 million corresponding to Compensatory plan and c) $ 368 million corresponding to Collective agreements.

As of December 31, 2017, net liability by type of plan, is as follows: a) $ 261 million corresponding to Indemnity plan; b) $ 405 million corresponding to Compensatory plan and c) $ 454 million corresponding to Collective agreements.

Estimated expected benefits payments for the next ten years are shown below. The amounts in the table represent the undiscounted cash flows and therefore do not reconcile to the obligations recorded at the end of the year.

12.31.2018
Less than one year	162
One to two years	94
Two to three years	111
Three to four years	100
Four to five years	92
Six to ten years	449

Significant actuarial assumptions used were as follows:

	12.31.2018	12.31.2017
Discount rate	5%	5%
Salaries increase	1%	1%
Average inflation	27%	21%

The following sensitivity analysis shows the effect of a variation in the discount rate and salaries increase on the obligation amount:

12.31.2018
Discount rate: 4%
Obligation	1,637
Variation	137
10%

Discount rate: 6%
Obligation	1,383
Variation	(117)
(9%)

Salaries increase: 0%
Obligation	1,425
Variation	(75)
(6%)

Salaries increase: 2%
Obligation	1,587
Variation	87
6%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 11: (Continuation)

The sensitivity analyses are based on a change in an assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. Therefore, the presented analysis may not be representative of the actual change in the defined benefit obligation. The methods and types of assumptions used in preparing the sensitivity analysis did not change compared to the prior period.

11.9 SALARIES AND SOCIAL SECURITY PAYABLE

	12.31.2018	12.31.2017
Non current
Seniority - based bonus	148	171
Early retirements payable	15	6
Total non current	163	177

Current
Salaries and social security contributions	918	855
Provision for vacations	711	991
Provision for gratifications and annual bonus for efficiency	1,087	1,327
Early retirements payable	10	7
Total current	2,726	3,180

NOTE 12: FINANCIAL ASSETS AND LIABILITIES

12.1 FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT AND LOSS

	12.31.2018	12.31.2017
Non current
Shares	422	286
Total non current	422	286

Current
Government bonds	11,234	7,418
Shares	44	-
Investment funds	3,995	14,158
Total current	15,273	21,576

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 12: (Continuation)

12.2 Trade and Other receivables

	Note	12.31.2018	12.31.2017
Non Current
CAMMESA Receivable		2,647	4,234
Other		853	9
Trade receivables, net		3,500	4,243

Non Current
Tax credits		503	241
Allowance for tax credits		(11)	(21)
Related parties	17	1,860	1,172
Prepaid expenses		28	30
Financial credit		30	55
Guarantee deposits		1	136
Contractual receivables in Ecuador	6	-	1,474
Receivable for sale of property, plant and equipment		112	99
Natural Gas Surplus Injection Promotion Program		2,671	-
Credit with RDSA	20	766	-
Other		61	15
Other receivables, net		6,021	3,201

Total non current		9,521	7,444

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 12: (Continuation)

Current	Note	12.31.2018	12.31.2017
Receivables from energy distribution sales		8,392	9,029
Receivables from MAT		1,035	644
CAMMESA		4,943	4,263
CAMMESA Receivable		574	622
Receivables from oil and gas sales		2,923	1,135
Receivables from refinery and distribution sales		218	1,414
Receivables from petrochemistry sales		2,544	1,364
Related parties	17	384	251
Other		139	201
Allowance for doubtful accounts		(1,266)	(822)
Trade receivables, net		19,886	18,101

Current
Tax credits		1,020	1,905
Advances to suppliers		83	16
Advances to employees		8	37
Related parties	17	201	317
Prepaid expenses		61	102
Receivables for non-electrical activities		539	322
Financial credit		209	123
Guarantee deposits		475	1,555
Natural Gas Surplus Injection Promotion Program		2,667	3,827
Insurance to recover		212	298
Expenses to be recovered		417	548
Credits for the sale of property, plant and equipment		783	573
Other		213	778
Allowance for other receivables		(285)	(235)
Other receivables, net		6,603	10,166

Total current		26,489	28,267

Due to the short-term nature of trade and other receivables, its book value is not considered to differ from its fair value. For non-current trade and other receivables, fair values do not significantly differ from book values, with the exception of the items expressly mentioned below:

Compensations pending settlement and/or payment for the year 2017 under Natural Gas Injection Promotion Programs

On May 2, 2018, the Group filed with the Ministry of Energy an application form to adhere to the program for the cancellation of compensations pending settlement under the natural gas injection encouragement programs approved by MINEM Resolution No. 97/18 (Note 2.4.2) expressing its consent and acceptance of the terms and scope of such resolution. The resolution provides an estimated compensation in the amount of U$S 148 million for the Group, payable in thirty monthly consecutive installments as from January 1, 2019. The compensable credit balance pending collection as of December 31, 2017 amounts to $ 2,364 million. As of December 31, 2018, the Company has reassessed the present value of the credit taking into consideration collection dates provided for in the resolution; as a result of such reassessment, the recorded credit amounts to $ 5.338 million. On February 21, 2019, SGE Resolution No. 54/19 established that cancellations will be implemented through the delivery of public debt securities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 12: (Continuation)

Gas Distributors’ receivables

As regards receivables resulting from differences between the price stipulated in gas sale agreements and that recognized in the distributors’ final tariffs during the April-September 2018 period for approximately U$S 34 million, as of December 31, 2018 and taking into consideration that as of the issuance of these financial statements the Company has not adhered to the collection procedure established by PEN Decree No. 1,053/18 (see Note 2.4.2.2), the Company has estimated the value of this credit claim considering the collection scenario resulting from the scheme provided for by PEN Decree No. 1,053/18 mentioned above, as well as the judicial collection scenario; as a result of such estimate, the related receivables amounts to $ 923 million.

Unaffected CAMMESA’s receivables

The Company holds unaffected receivables from CAMMESA for a total nominal value plus accrued interest of $ 3,564 million and $ 4,049 million as of December 31, 2018 and 2017, respectively corresponding to LVFVDs under SE Resolution No. 406/2003 (2004-2006 and 2008-2013 periods) and Trust under SE Resolution No. 95/2013 (2013-2016 periods). As of December 31, 2017 the credit balance amounts to $ 2,452 million. As of December 31, 2018 and taking into consideration that no bids have been placed under the tenders launched pursuant to PEN Decree No. 882/2017 accepting as payment LVFVDs issued under Resolution No. 406/2003 and other provisions passed by the SE, the Company has reassessed the receivable present value by weighting the possibility of receivable assignments to a third-party with projects accepting LVFCDs as payment, as well as the possibility of recovering the receivables through the judicial claim; as a result of such reassessment, the related receivables amounts to $ 668 million.

The movements in the allowance for the impairment of trade receivables are as follows:

	Note	12.31.2018	12.31.2017	12.31.2016
At the beginning	4.1	975	790	218
Allowance for impairment		1,266	480	499
Utilizations		(389)	(76)	(59)
Reversal of unused amounts		(31)	(2)	(46)
Gain on net monetary position		(555)	(179)	(92)
Reclasification to assets held for sale		-	(191)	-
Increase for purchases of subsidiaries		-	-	270
At the end of the year		1,266	822	790

The movements in the allowance for the impairment of other receivables are as follows:

	Note	12.31.2018	12.31.2017	12.31.2016
At the beginning	4.1	217	372	655
Allowance for impairment		248	55	97
Decreases		-	(25)	(24)
Incraese for susidiaries acquisition		-	-	154
(Gain) loss on net monetary position		(115)	15	(153)
Reversal of unused amounts		(54)	(161)	(357)
At the end of the year		296	256	372

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 12: (Continuation)

12.3 CASH AND CASH EQUIVALENTS

	12.31.2018	12.31.2017
Cash	17	44
Banks	3,133	483
Time deposits	5,947	652
Total	9,097	1,179

12.4 BORROWINGS

Non Current	Note	12.31.2018	12.31.2017

Financial borrowings		9,743	8,785
Corporate bonds		54,927	40,993
CAMMESA financing		4,519	5,017
Related parties	17	-	21
		69,189	54,816

Current

Financial borrowings		11,811	7,527
Corporate bonds		934	1,091
CAMMESA financing		127	-
Related parties	17	29	5
		12,901	8,623

(1)       Net of the repurchase of Corporate bonds Class I maturity 2027 of Pampa Energía for a nominal value of U$S 8.85 million and Edenor’s Corporate bonds 2022 for a nominal value of U$S 0.4 million as of December 31, 2018.

As of December 31, 2018 and 2017, the fair values of the Company’s non-current borrowings (Corporate Bonds) amount approximately to $ 49,026 million and $ 45,156 million, respectively. Such values were calculated on the basis of the determined market price of the Company’s corporate notes at the end of each year (fair value level 1 and 2).

The carrying amounts of short-term borrowings approximate their fair value due to their short-term maturity.

Financial borrowings and CAMMESA financing approximate their fair value as they are subjected to a variable rate.

The other long-term borrowings were measured at amortized cost, which does not differ significantly from its fair value.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 12: (Continuation)

The maturities of the Company’s borrowings (excluding finance lease liabilities) and its exposure to interest rates are as follow:

Fixed rate	12.31.2018	31.12.2017

Less than one year	9,032	6,891
One to two years	4,109	812
Two to five years	10,732	11,087
Up to five years	46,825	34,421
	70,698	53,211

Floating rates

Less than one year	2,680	877
One to two years	1,809	901
Two to five years	2,106	3,780
Up to five years	2,430	2,873
	9,025	8,431

Non interest accrues

Less than one year	1,189	855
One to two years	31	-
Two to five years	1,147	784
Up to five years	-	158
	2,367	1,797

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 12: (Continuation)

The movements in the borrowings are as follows:

	12.31.2018	12.31.2017	12.31.2016
At the beginning	63,439	47,855	19,821
Proceeds from borrowings	9,250	47,130	35,918
Payment of borrowings	(9,057)	(27,650)	(12,654)
Accrued interest	6,766	5,396	5,740
Payment of borrowings' interests	(5,004)	(4,072)	(3,212)
Net foreign currency exchange difference	46,895	8,546	3,723
Increase for subsidiries acquisition	-	-	14,155
Costs capitalized in property, plant and equipment	282	546	516
Decrease through shares of subsidiaries (1)	-	-	(2,493)
Decrease through offsetting with other credits (2)	-	-	(4,125)
Decrease through offsetting with trade receivables	-	(6)	(512)
Gain on net monetary position	(29,974)	(14,301)	(7,250)
Repurchase and redemption of corporate bonds	(448)	(47)	(1,888)
Other financial results	(59)	42	116
At the end of the year	82,090	63,439	47,855

During the years ended December 31, 2018 and 2017, the Company and its subsidiaries acquired and/or redeem its own corporate bonds or corporate bonds of various subsidiaries at their respective market value for a total face value of        U$S 13.2 million and U$S 15.1 million, respectively. Due to these debt-repurchase and/or redemptions, the Company and its subsidiaries recorded a loss of $ 59.4 million in the year ended December 31, 2018, disclosed under the line “Result from repurchase of corporate bonds” within Other financial results.

During 2018, the Company had debt maturities of approximately U$S 300 million that were refinanced through financial loans and pre-financing of exports with different local banks and with short and medium term maturities.

Subsequently, after the end of 2018 fiscal year (mainly during the month of February 2019), the Company paid a total of U$S 24 million at maturity, net of refinancing, pre-paid a total of U$S 105 million, and refinanced a total of U$S 36 million with financial institutions, with a short-term maturity.

As of the date of issuance of these financial statements, the Company is in compliance with the covenants established in its indebtedness

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 12: (Continuation)

12.4.1 Details of borrowings:

Type of instrument	Company	Currency	Residual value	Interest	Rate	Expiration	Book value as of 12.31.2018

Corporate bonds:

2022 CB	Edenor	US$	166	Fixed	10%	2022	6,360
Class 4 CB	PAMPA	US$	34	Fixed	6%	10/30/2020	1,291
Class E CB	PAMPA	ARS	607	Fixed	Badlar	11/13/2020	607
T Series CB (1)	PAMPA	US$	741	Fixed	8%	1/24/2027	28,404
Class 1 CB (2)	PAMPA	US$	500	Fixed	7%	7/21/2023	19,228
							55,890
Regulatory:

CAMMESA 2014 Agreement	PAMPA	ARS	855	Variable	CAMMESA	(4)	2,158
CAMMESA Mapro	PAMPA	ARS	174	Variable	CAMMESA	(3)	254
CAMMESA Mapro	CPB	ARS	1,085	Variable	CAMMESA	(3)	2,234
							4,646
Financial loans:

	PAMPA	U$S	17,116	Fixed	Between 2.9% and 7.5%	Feb-2018 to May-2021	17,357
	PAMPA	U$S	1,746	Variable	6% + Libor	May-2024	1,732
	PAMPA	ARS	550	Fixed	Between 22% y 22.25%	Sep-2019 to Oct-2019	561
	Edenor	U$S	1,885	Fixed	Libor + 4.27%	10/11/2020	1,904
							21,554

							82,090

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 12: (Continuation)

Type of instrument	Company	Currency	Residual value	Interest	Rate	Expiration	Book value as of 12.31.2017

Corporate bonds:

2022 CB	Edenor	US$	172	Fixed	10%	2022	4,903
Class 4 CB	PAMPA	US$	34	Fixed	6%	10/30/2020	942
Class E CB	PAMPA	ARS	575	Variable	Badlar	11/13/2020	871
Class A CB	PAMPA	ARS	282	Variable	Badlar	10/5/2018	439
T Series CB	PAMPA (1)	US$	500	Fixed	7%	7/21/2023	14,013
Class 1 CB	PAMPA (2)	US$	750	Fixed	8%	1/24/2027	20,942
							42,110
Regulatory:

CAMMESA 2014 Agreement	PAMPA	ARS	855	Variable	CAMMESA	(4)	2,321
CAMMESA Mapro	PAMPA	ARS	140	Variable	CAMMESA	(3)	285
CAMMESA Mapro	CPB	ARS	1,088	Variable	CAMMESA	(3)	2,411
							5,017
Financial loans:

	PAMPA	U$S	352	Fixed	Between 2.9% and 7.5%	Feb-2018 to May-2021	9,786
	PAMPA	U$S	63	Variable	6% + Libor	Sep-2018 to May-2024	1,719
	PAMPA	ARS	2,270	Fixed	Between 22% y 22.25%	Aug-2018 to Oct-2019	3,417
	Edenor	U$S	50	Fixed	Libor + 4.27%	10/11/2020	1,390
							16,312

							63,439

(1)           On January 24, 2017, the Company issued Class 1 Corporate Bonds for a face value of U$S 750 million with an issuance price of 99.136%. Funds derived from the issuance of these CBs will be destined to investing in physical assets located in Argentina; financing working capital in Argentina; refinancing liabilities and/or making capital contributions in controlled companies or affiliates to use funds for the above-mentioned purposes.

(2)           Corresponds to the mutual contracts entered into with CAMMESA to finance major maintenance works related to the different generation units approved by the SE. The financing will be amortized in 36 monthly and consecutive installments as from the completion of the works, this term could be extended by 12 months. Maintenance Remuneration will be used to cancel the financing granted. As a result of the entry into force of the new remuneration scheme (Resolution SE No. 19/17), the Maintenance Remuneration was discontinued and it was defined that the balance of the financing will be repayable through the discount of U$S 1 / MWh for the energy generated until its total cancellation.

(3)           On December 1, 2014, CTLL and CAMMESA signed a Financing and Assignment of Loan Agreement in order to finance the works of the 2014 Agreement Project. The financing will be canceled, at Pampa option, through a payment in cash or through offsetting with CAMMESA receivables of the Company and other subsidiaries, 36 months as from the month following the commercial commissioning of the last generating unit making up the Projects.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 12: (Continuation)

12.4.2 Global Corporate Bonds Program

The Company has the following programs in place: (i) a simple CBs Program (non-convertible into shares) for a maximum amount of U$S500 million, which was authorized by CNV Resolution No. 17,162, effective until August 15, 2018; and (ii) a simple or convertible CBs Program for up to U$S 2,000 million, which was authorized by CNV Resolution No. 18,426, effective until December 29, 2021.

The Company’s Shareholders’ Meeting held on April 7, 2017 approved the issuance of CBs convertible into common shares and American Depositary Shares (“ADRs”) for a face value of U$S 500 million subject to certain conditions, mainly regarding the Company’s ADR price.

On January 16, 2018, the Company informed the CNV that, following the sales transactions in the refining and distribution segment (Note 5.2.2) and of certain oil assets (Note 5.2.1), the resulting fund inflow would allow the Company to afford the defined strategic investments. Therefore, the issuance of corporate bonds convertible into shares is not deemed necessary.

12.4.3 Guarantees on loans

On September 27, 2017, Greenwind entered into a loan agreement with Corporación Interamericana de Inversiones, Banco Interamericano de Desarrollo, Banco Santander, and Industrial and Commercial Bank of China Limited (ICBC) Dubai Branch in the amount of U$S 104 million, which will be used to finance the construction, operation and maintenance of the 100 MW wind farm currently being developed in Bahía Blanca, Province of Buenos Aires.

The facility will have a nine-year term as from its execution date and will be repaid in 14 six-monthly consecutive installments, the first one becoming due on May 15, 2020.

Pampa granted a bond for the whole facility’s principal to guarantee the operation.

On October 20 and November 13, 2017, Greenwind collected the entire financing.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 12: (Continuation)

12.5.  TRADE AND OTHER PAYABLES

Non Current		12.31.2018	12.31.2017

Customer contributions		112	118
Funding contributions for substations		33	89
Customer guarantees		141	149
Trade payables		286	356

ENRE Penalties and discounts		5,097	5,738
Loans (mutuums) with CAMMESA		2,282	2,782
Compensation agreements		251	183
Liability with FOTAE		207	281
Payment agreement with ENRE		37	108
Other		2	9
Other payables		7,876	9,101
Total non current		8,162	9,457

Current	Note	12.31.2018	12.31.2017

Suppliers		9,371	12,826
CAMMESA		11,909	11,214
Customer contributions		15	28
Discounts to customers		37	55
Funding contributions substations		17	12
Customer advances		244	303
Related parties	17	245	117
Other		19	19
Trade payables		21,857	24,574

ENRE Penalties and discounts		1,836	425
Related parties	17	11	17
Advances for works to be executed		14	21
Compensation agreements		481	830
Payment agreements with ENRE		65	93
Other creditors		305	303
Other		187	392
Other payables		2,899	2,081

Total current		24,756	26,655

Due to the short-term nature of the current payables and other payables, their carrying amount is considered to be the same as their fair value. For the majority of the non-current payables and other payables, the fair values are also not significantly different to their carrying amounts

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 12: (Continuation)

The fair values of non-current customer contributions as of December 31, 2018 and 2017 amount to $ 108 million and $ 141 million, respectively. The fair values are determined based on estimated discounted cash flows in accordance with a market rate for this type of transactions. This fair value is classified as level 3.

The book value of the compensation agreements approximates their fair value given the valuation characteristics (Note 4.17).

12.6 FINANCIAL INSTRUMENTS BY CATEGORY

The following chart presents financial instruments by category:

As of December 31, 2018	Financial assets/liabilities at amortized cost	Financial assets/liabilities at fair value through profit and losss	Subtotal financial assets/liabilities	Non financial assets/liabilities	Total
Assets
Trade receivables and other receivables	34,217	122	34,339	1,671	36,010
Financial assets at amortized cost
Government securities	1,330	-	1,330	-	1,330
Financial assets at fair value through profit and loss
Government securities	-	11,234	11,234	-	11,234
Shares	-	466	466	-	466
Investment funds	-	3,995	3,995	-	3,995
Derivative financial instruments	-	3	3	-	3
Cash and cash equivalents	9,097	-	9,097	-	9,097
Total	44,644	15,820	60,464	1,671	62,135

Liabilities
Trade and other liabilities	22,833	576	23,409	9,509	32,918
Borrowings	82,090	-	82,090	-	82,090
Derivative financial instruments	-	49	49	-	49
Total	104,923	625	105,548	9,509	115,057

As of December 31, 2017	Financial assets/liabilities at amortized cost	Financial assets/liabilities at fair value through profit and losss	Subtotal financial assets/liabilities	Non financial assets/liabilities	Total
Assets
Trade receivables and other receivables	31,761	870	32,631	3,080	35,711
Financial assets at amortized cost
Government securities	16	-	16	-	16
Trusts	21	-	21	-	21
Financial assets at fair value through profit and loss
Government securities	-	7,418	7,418	-	7,418
Shares	-	286	286	-	286
Investment funds	-	14,158	14,158	-	14,158
Derivative financial instruments	-	6	6	-	6
Cash and cash equivalents	1,179	-	1,179	-	1,179
Total	32,977	22,738	55,715	3,080	58,795

Liabilities
Trade and other liabilities	26,789	2,783	29,572	6,540	36,112
Borrowings	63,439	-	63,439	-	63,439
Total	90,228	2,783	93,011	6,540	99,551

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 12: (Continuation)

The categories of financial instruments have been determined according to IFRS 9.

The income, expenses, gains and losses derived from each of the financial instrument categories are indicated below:

As of December 31, 2018	Financial assets/liabilities at amortized cost	Financial assets/liabilities at fair value through profit and losss	Subtotal financial assets/liabilities	Non Financial assets/ liabilities	Total
Interest income	3,555	196	3,751	-	3,751
Interest expense	(10,902)	-	(10,902)	(844)	(11,746)
Foreign exchange, net	(32,653)	3,260	(29,393)	(3,156)	(32,549)
Results from financial instruments at fair value	-	2,415	2,415	-	2,415
Discounted value measurement	(2,713)	-	(2,713)	-	(2,713)
Other financial results	363	-	363	(79)	284
Total	(42,350)	5,871	(36,479)	(4,079)	(40,558)

As of December 31, 2017	Financial assets/liabilities at amortized cost	Financial assets/liabilities at fair value through profit and losss	Subtotal financial assets/liabilities	Non Financial assets/ liabilities	Total
Interest income	2,076	257	2,333	-	2,333
Interest expense	(8,173)	-	(8,173)	(415)	(8,588)
Foreign exchange, net	(7,138)	1,850	(5,288)	(531)	(5,819)
Results from financial instruments at fair value	-	2,324	2,324	-	2,324
Discounted value measurement	(213)	-	(213)	-	(213)
Other financial results	(167)	-	(167)	(61)	(228)
Total	(13,615)	4,431	(9,184)	(1,007)	(10,191)

12.7 Fair value of financial Instruments

The Company classifies the fair value measurements of financial instruments using a fair value hierarchy, which reflects the relevance of the variables used to perform those measurements. The fair value hierarchy has the following levels:

-          Level 1: quoted prices (not adjusted) for identical assets or liabilities in active markets.

-          Level 2: data different from the quoted prices included in Level 1 observable for the asset or liability, either directly (i.e. prices) or indirectly (i.e. derived from prices).

-          Level 3: Asset or liability data based on information that cannot be observed in the market (i.e., unobservable data).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 12: (Continuation)

The following table shows the Company’s financial assets and liabilities measured at fair value as of December 31, 2018 and 2017:

As of December 31, 2018	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit and losss
Government securities	11,234	-	-	11,234
Shares	44	-	422	466
Investment funds	3,995	-	-	3,995
Derivative financial instruments	-	3	-	3
Other receivables	122	-	-	122
Total assets	15,395	3	422	15,820

Liabilities
Derivative financial instruments	-	49	-	49
Total liabilities	-	49	-	49

As of December 31, 2017	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit and losss
Government securities	7,418	-	-	7,418
Trust	-	-	221	221
Investment funds	14,158	-	-	14,158
Derivative financial instruments	-	5	-	5
Other receivables	870	-	-	870
Total assets	22,446	5	221	22,672

Liabilities
Derivative financial instruments	-	120	-	120
Total liabilities	-	120	-	120

The value of the financial instruments negotiated in active markets is based on the market quoted prices as of the date of these consolidated financial statements. A market is considered active when the quoted prices are regularly available through a stock exchange, broker, sector-specific institution or regulatory body, and those prices reflect regular and current market transactions between parties that act in conditions of mutual independence. The market quotation price used for the financial assets held by the Company is the current offer price. These instruments are included in level 1.

The fair value of financial instruments that are not negotiated in active markets is determined using valuation techniques. These valuation techniques maximize the use of market observable information, when available, and rely as little as possible on specific estimates of the Company. If all significant variables to establish the fair value of a financial instrument can be observed, the instrument is included in level 2.

If one or more variables used to determine the fair value cannot be observed in the market, the financial instrument is included in level 3.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 12: (Continuation)

The techniques used for the measurement of assets at fair value with changes in income, classified as Level 2 and 3, are detailed below:

- Derivative Financial Instruments: calculated from variations between market prices at the closing date of the year, and the amount at the time of the contract.

- Shares: they were determined based on Income approach through the Indirect Cash Flow method (net present value of expected future cash flows) and the discount rates used were estimated taking the Weighted Average Cost of Capital (“WAAC”) rate as a parameter.

NOTE 13: EQUITY COMPONENTS

13.1 SHARE CAPITAL AND RESERVES

13.1.1  SHARE CAPITAL

During the year ended December 31, 2018, the Company acquired the equivalent of 202,929,825 own shares for an amount of $ 11,317 million, in relation to the Company Share Repurchase Program.

During the year ended December 31, 2018, the Company repurchased 3,000,000 shares corresponding to the Shared based Compensation Plan in favor of executive employees and other key personnel for an amount of $ 260 million and delivered 173,891 treasury shares in payment for the mentioned Plan (see Note 19.2).

On October 2, 2018, the Company’s Extraordinary General Meeting resolved a share capital reduction by the cancellation of 182,820,250 treasury shares acquired as a result of the share repurchase programs, as a result share capital total decreased from $ 2,082,690,514 to $ 1,899,870,264 (1,874,434,580 and 25,435,684 corresponding to outstanding shares and treasury shares, respectively). This reduction was registered by the IGJ on November 28, 2018. In addition, on January 9, 2019, the CNV granted partial cancellation of the related public offer.

As of December 31, 2018, treasury shares represent 1.34% of share capital, of which 20,109,575 shares correspond to the Company Share Repurchase Program (see detail below) and 5,326,109 shares correspond to Shared based Compensation Plan in favor of executive employees and other key personnel.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 13: (Continuation)

Company Share Repurchase Program (the “Program”)

In view of the fact that the Company’s share price does not reflect either the value or the economic reality its assets currently or potentially have, this being detrimental to the interests of the Company’s shareholders, and taking into consideration the Company’s strong cash position and fund availability, on April 27, 2018, the Company’s Board of Directors approved the repurchase of portfolio shares for up to U$S 200 million for an initial term of 120 calendar days. On June 22, 2018 the Program was extended by the Board of Directors for an additional maximum amount of up to U$S 200 million for an initial term of 120 calendar days.

Under the program, portfolio shares may not exceed, as a whole, the limit of 10% of the capital stock, and may be purchased for a maximum price of $ 50 per common share and U$S 60 per ADR, for the initial program, and $ 62 per common share and U$S 55 per ADR for the program extension.

Publicly traded shares

The Company’s shares are listed for trading on Buenos Aires Stock Exchange, forming part of the Merval Index. Also, on August 5, 2009, the SEC authorized the Company for the registration of ADSs representing 25 common shares each. On October 9, 2009, the Company started to market its ADSs on the NYSE.

The listing of the ADSs with the NYSE is part of the Company’s strategic plan to increase its liquidity and the volume of its shares.

13.1.2  OTHER RESERVES

13.1.2.1 Acquisition of own ADRs by Edenor

As of December 31, 2018, pursuant to the own shares repurchase program approved by its Board of Directors, Edenor acquired at the NYSE a total number of 779,543 ADRs equivalent to 15,590,860 Series B common shares for an amount of $ 1,069 million. As of December 31, 2018, Edenor’s treasury shares amount to 23,385,028.

13.1.2.2 Acquisition of Edenor’s ADRs by the Company

During 2018 year, the Company acquired a total number of 346,270 Edenor’s ADRs, which equal 6,583,320 million Series B common shares, at a U$S 9 million acquisition cost.

Additionally, in the month of October 2018, the Company acquired 17,104 Edenor’s ADRs, which equal 342,080 million Series B common shares, at a $13 million acquisition cost.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 13: (Continuation)

13.2 EARNING (LOSS) PER SHARE

a)    Basic

Basic earnings (loss) per share are calculated by dividing the result attributable to the Company’s equity interest holders by the weighted average of outstanding common shares during the year.

b)    Diluted

Diluted earnings (loss) per share are calculated by adjusting the weighted average of outstanding common shares to reflect the conversion of all dilutive potential common shares.

Potential common shares will be deemed dilutive only when their conversion into common shares may reduce the earnings per share or increase losses per share of the continuing business. Potential common shares will be deemed anti-dilutive when their conversion into common shares may result in an increase in the earnings per share or a decrease in the losses per share of the continuing operations.

The calculation of diluted earnings (loss) per share does not entail a conversion, the exercise or another issuance of shares which may have an anti-dilutive effect on the losses per share, or where the option exercise price is higher than the average price of ordinary shares during the period, no dilutive effect is recorded, being the diluted earning (loss) per share equal to the basic. As of December 31, 2018 and 2017, the Company does not hold any significant potential dilutive shares, therefore there are no differences with the basic earnings (loss) per share.

	12.31.2018	12.31.2017
(Loss) earning for continuing operations attributable to the equity holders of the Company	5,506	12,867
Weighted average amount of outstanding shares	1,959	1,936
Basic and diluted (loss) earnings per share from continuing operations	2.8106	6.6462

Earning for discontinued operations attributable to the equity holders of the Company	2,929	(2,068)
Weighted average amount of outstanding shares	1,959	1,936
Basic and diluted earnings per share from discontinued operations	1.4952	(1.0682)

Total (loss) earning attributable to the equity holders of the Company	8,435	10,799
Weighted average amount of outstanding shares	1,959	1,936
Basic and diluted earnings per share	4.3058	5.5780

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 13: (Continuation)

13.3 profit distributions

Dividends

Pursuant to Law No. 27,430, enacted in December 2017 (Note 2.7), dividends distributed to individuals, undivided estates or beneficiaries residing abroad, derived from profits generated during fiscal years beginning on or after January 1, 2018 through December 31, 2019, are subject to a 7% withholding tax. The distribution of dividends is made based on the Company’s Stand-Alone Financial Statements.

NOTE 14:  STATEMENT OF CASH FLOWS’ COMPLEMENTARY INFORMATION

14.1 ADJUSTMENTS TO RECONCILE NET PROFIT (LOSS) TO CASH FLOWS GENERATED BY OPERATING ACTIVITIES

	Note	12.31.2018	12.31.2017	12.31.2016
Income tax		658	(985)	(1,603)
Accrued interest		8,254	6,255	7,072
Depreciations and amortizations	9, 10.1 and 10.2	8,816	7,739	7,102
Constitution of allowances, net	10.4	1,061	418	497
Constitution (recovery) of provisions, net	10.4	1,180	(150)	951
Share of profit from joint ventures and associates	5.3	(4,464)	(1,813)	(286)
Income from the sale of associates	5.1	(1,052)	-	-
Accrual of defined benefit plans	9, 10.1 and 10.2	196	518	493
Net exchange differences	10.5	32,048	5,819	1,649
Result from measurement at present value	10.5	2,792	282	138
Changes in the fair value of financial instruments		(2,372)	(2,324)	(2,368)
Results from property, plant and equipment sale and decreases		126	56	181
Impairment of property, plant and equipment and intangible assets		1,195	-	-
Dividends received	10.4	(29)	(56)	(13)
Compensation agreements	10.1 and 10.2	196	1,055	831
Result from the sale of shareholdings in companies and property, plant and equipment	5.1	(1,644)	-	(1,015)
Recognition of income - provisional remedies Note MEyM No. 2016-04484723		-	-	(2,380)
Income recognition on account of the RTI - SE Res. No. 32/15		-	-	(173)
Higher costs recognition - SE Res. No. 250/13 and subsequent Notes		-	-	(887)
Onerous contract (Ship or pay)	10.4	265	142	(317)
Gain on monetary position	10.5	(23,696)	(11,478)	(5,770)
Other		23	306	84
		23,553	5,784	4,186

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 14: (Continuation)

14.2 CHANGES IN OPERATING ASSETS AND LIABILITIES

	12.31.2018	12.31.2017	12.31.2016
Increase in trade receivables and other receivables	(6,594)	(2,430)	342
(Increase) decrease in inventories	(718)	(425)	575
Increase in trade payables and other payables	836	385	(632)
Increase in deferred income	88	1	(4)
Increase (decrease) in salaries and social security payable	511	(55)	151
Decrease in defined benefit plans	(130)	(115)	(462)
Increase (Decrease) in tax payables	1,319	(988)	3,392
Decrease in provisions	(2,274)	(1,803)	(494)
Constitution of guarantees of derivative financial instruments	-	-	(453)
Income tax and minimum notional income tax paid	(1,841)	(2,119)	(927)
(Payments) proceeds from derivative financial instruments, net	(897)	873	120
Net cash (used in) generated by operating activities from discontinued operations	(1,726)	3,291	2,902
Total changes in operating assets and liabilities	(11,426)	(3,385)	4,510

14.3 SIGNIFICANT NON-CASH TRANSACTIONS

	12.31.2018	12.31.2017	12.31.2016
Significant non-cash transactions from continuing operations :
Acquisition of property, plant and equipment through an increase in trade payables	639	(3,898)	(1,128)
Borrowing costs capitalized in property, plant and equipment	(282)	(602)	(880)
Decreases of property, plant and equipment through an increase in other receivables	439	-	-
Decrease in borrowings through offsetting with trade receivables	-	-	(508)
Increase in asset retirement obligation provision	1,272	(59)	(332)
Constitution of guarantee of derivative financial instruments, net through the delivery of financial assets at fair value through profit or loss	(819)	718	200
Outstanding receivable for the sale of interests in subsidiaries and financial assets			(2,521)
Decrease in loans through compensation with trade receivables and other receivables	-	-	(2,477)
Decrease in loans through compensation with other credits			(4,098)
Collection of other credits through the delivery of government bonds			1,055

Significant non-cash transactions from discontinued operations :
Acquisition of property, plant and equipment through an increase in trade payables	-	(13)	(82)
Decrease (increase) in asset retirement obligation provision	-	464	(429)
Dividends pending collection	-	551	-

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 15: CONTINGENT LIABILITIES AND ASSETS

We hereinafter detail the nature of significant legal proceedings as of December 31, 2018, not considered as probable by the Company based on the opinion of the Company’s internal and external counselors.

15.1 Labor Claim – Compensatory Plan

The Company faces several legal proceedings associated with the Defined Benefit Plan “Compensatory Plan” (see note 11.8). We hereinafter describe the nature of currently-pending labor claims:

-        Claims by former employees not covered by the plan, seeking their inclusion

-        Claims on considering that the index (IPC) used to update the plan benefits are ineffective to keep their “constant value”.

-        Claims on an alleged underfunding of the plan upon the elimination of the Company’s contributions based on earnings.

15.2 Tax claim - Tax on Liquid Fuels and Natural Gas.

The AFIP filed a claim in the amount of $54 million against the Company for an alleged omission in the payment of Taxes on Liquid Fuels and Natural Gas during fiscal periods 01/2006 through 08/2011, plus compensatory interest and a penalty of $38 million for such omission. The tax entity supports its claim on the allegation that the tax benefit granted to sales to areas declared exempt by the tax law has been misappropriated. The proceeding is currently being heard before the Federal Tax Court, and the evidentiary period has been completed.

15.3 Environmental claims

-

The Association of Land Owners of Patagonia (ASSUPA) has brought a complaint for an indefinite amount against the Company and other companies seeking the restoration of the environment to the state prior to the exploration, exploitation, production, storage and transportation of hydrocarbon works conducted by the plaintiffs and the prevention of alleged future environmental impacts on certain areas in the Austral Basin. The National Government and the Provinces of Santa Cruz and Tierra del Fuego have been summoned as third parties. The proceeding is at the complaint answer stage.

-

ASSUPA has instituted a complaint before the CSJN against 10 companies, including the Company. The National Government and the Provinces of Buenos Aires, La Pampa, Mendoza, Neuquén and Río Negro have been summoned as third parties. The main claim seeks that the plaintiffs should be ordered to redress the alleged environmental damage caused by the hydrocarbon activity developed in the Neuquina Basin and to set up the environmental restoration fund provided for by section 22 of the General Environmental Law. Subsidiarily, and in case restoration is not possible, it seeks the redress of the allegedly sustained collective damages for an amount estimated at U$S54 million based on a PDUN report. The proceeding is in the complaint answer stage.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 15: (Continuation)

-

Beatriz Mendoza and other 16 plaintiffs brought a complaint before the CSJN against the National Government, the Province of Buenos Aires, the Government of the City of Buenos Aires and 44 companies, including the Company, conducting industrial activities along the Matanza-Riachuelo River Basin. The plaintiffs seek compensation for alleged damages sustained as a result of an alleged environmental impact, its cessation, the environmental recomposition and redress, for an estimated amount of U$S500 million for the financing of the Matanza-Riachuelo River Basin Environmental Management Plan aiming at the restoration of the basin. The proceeding is in the third-party summoning stage.

-

Inertis S.A. Has filed a complaint against the Company for alleged damage to the environment in a lot owned by this company as a result of the activities conducted by the Dock Sud plant seeking the redress of alleged damages for a nominal amount estimated at $1 million and U$S1 million, or the difference between the value of the allegedly affected lot and its valuation. The proceeding is in the evidentiary stage.

-

Fundación SurfRider Argentina has requested the performance of preliminary proceedings on account of alleged indications of environmental damage in the City of Mar del Plata. The plaintiff seeks the recomposition of the alleged environmental damage having collective impact, or the compensation for the alleged damages caused by all companies owning gas stations in the coastal area of the City of Mar del Plata for an alleged fuel leakage from gas stations’ underground storage tanks into the water, soil and marine system. The Foundation estimates damages in the amount of $200 million. The proceeding is pending the resolution of the admissibility of CSJN’s jurisdiction.

-

A group of neighbors of the City of Bahía Blanca instituted a complaint before the provincial courts of this city for alleged environmental damage having collective impact against the companies of the petrochemical complex, Consorcio de Gestión Del Puerto de Bahía Blanca and the Province of Buenos Aires. The plaintiffs seek the redress of collective moral injury (estimated at $52 million), the cessation of the alleged damage to the estuary of Bahía Blanca, and a comprehensive restoration to its previous state. In case this is not possible, the plaintiffs subsidiarily seek damages, the beneficiary of which would be the Environmental Compensation Fund. They also request a prohibition to install new industrial activities in the area and the development of a new and efficient industrial waste collection, disposal and treatment system. The proceeding is in the evidentiary stage.

-

Some neighbors of the Dock Sud area brought a complaint against 14 oil companies, including the Company, petrochemical companies and waste incineration plants located in the Dock Sud Petrochemical Complex for an alleged damage to the environment and alleged individual damage to their goods, health and morale. The proceeding is in the complaint answer stage.

-

A neighbor of the Province of Salta owning a lot where a joint venture made up of the plaintiffs (the Company and other companies) conducted hydrocarbon activities seeks environmental protection and restoration for alleged damage caused by hydrocarbon prospecting, exploration and/or exploitation activities or, alternatively, a compensation in case such environmental restoration is not possible. The Province of Salta has been summoned as a third party. The proceeding is in the complaint answer stage.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 15: (Continuation)

-

Owners of a lot in the town of Garín, Province of Buenos Aires, seek the performance of preliminary proceedings for alleged indications of damage to the environment in their place of residence which would result from an alleged leakage from the adjacent gas station under the Company’s branding. Preliminary measures are being conducted in this proceeding.

-

Neighbors of the Province of Neuquén brought a proceeding against the Company for alleged environmental damage resulting from the hydrocarbon exploration, exploitation, transportation and well abandonment activities in which that plaintiff has been taking part. Should this not be feasible, they claim a compensation for alleged damages to support the Environmental Restoration Fund. Additionally, they request the redress of alleged moral damages to be allocated to the Environmental Restoration Fund. The proceeding is in the lawsuit integration stage.

-

Plaintiffs María Elena Baya de Rudd and David Rudd have filed a complaint against the Company, other companies and the joint venture made up by them for the repair of alleged damages caused in the Estancia Laguna Esperanza lot owned by them and the remediation of alleged environmental damage caused by the exploitation and abandonment of oil wells in the lot. The Company has filed an appeal in this proceeding.

-

Plaintiff Martinez Lidia and other three plaintiffs claim financial compensation for alleged damage to their health and property caused by the alleged environmental affectation sustained as a result of living next to Puerto General San Martin petrochemical plant (Rosario-Santa Fe). The proceeding is currently in the evidentiary stage.

15.4 Civil and Commercial Claims

-

The "Consumidores Financieros Asociación Civil Para Su Defensa" claim the nominal amount of U$S3,650 million as compensation for damages, Pampa, Petrolera Pampa S.A. and certain Pampa directors in office during 2016 being co-plaintiffs together with Petroleo Brasileiro S.A. A complaint has been brought against Petrobras Brasil for the depreciation of the share quotation value as a result of the "lava jato operation" and the so-called "Petrolao", and the plaintiffs claim Pampa, Petrolera Pampa S.A. and the directors' joint and several liability alleging the acquisition of indirect control in Petrobras Argentina S.A. may have thwarted the enforcement of a possible judgment favorable to the plaintiff (for up to the amount of the price paid by Pampa for the acquisition of control over Petrobras Argentina S.A.). The proceeding is in the integration and complaint answer stage.

-

The Company was notified of the institution of a collective action in the City of Rio de Janeiro, Brazil, by a lawyer of that nationality, Felipe Machado Caldeira, alleging that Petrobras Brasil has not conducted Petrobras Argentina’s sales process pursuant to a competitive bidding process in accordance with Brazilian laws applicable to mixed public-private firms in Brazil, for a nominal amount of R$1,000 million. In this proceeding, no specific accusation against Pampa has been filed. The proceeding is currently suspended in the integration and complaint answer stage.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 15: (Continuation)

-

Messrs. Candoni, Giannasi, Pinasco and Torriani brought arbitration complaints against the Company before the Buenos Aires Stock Exchange’s Arbitration Court seeking to challenge the price and tender offer for the merger through absorption of Petrobras Argentina S.A. into Pampa Energía S.A. for a nominal amount of $148 million. The complaints have been joined. The Court issued a partial award upholding the challenge under the capital markets law used by the plaintiff to dispute the exchange ratio used in the merger and dismissed the Company’s position, which stated that the proper course of action would be to challenge the shareholders’ meeting pursuant to the Business Organizations Law. The Company filed an appeal against this partial award and filed a motion for appeal and nullity which will be resolved by the Chamber of Appeals in Commercial Matters.

-

Las Higuerillas S.R.L. brought a judicial proceeding against the Company for the damages allegedly sustained as a result of the early termination of the concession agreement for the exploitation of a gas station for a nominal amount of $9 million. The proceeding is in the evidentiary stage.

-

Fees associated with the injunction granted in favor of Oil Combustibles: Oil Combustibles’ attorneys claim an increase in their fees assessed by the first-instance judge and ratified by the Chamber of Appeals of Rosario. The Supreme Court of Santa Fe resolved to annul the Camber’s decision and ordered that a new judgment should be passed. A motion for clarification was filed against this judgment before the Supreme Court of Justice, as well as an extraordinary appeal before the CSJN.

-

Consumidores Financieros Asociación Civil para su Defensa, claimes Edenor: i) the reimbursement of the VAT percentage paid on the illegally “widened” taxable basis due to the incorporation of the National Electrical Energy Fund that distribution companies, the defendants, had not paid this tax when CAMMESA invoiced them the electricity purchased for distribution purposes, ii) the reimbursement of part of the administrative surcharge on “second due date”, in those cases in which payment was made within the time period authorized for such second deadline (14 days) but without distinguishing the effective day of payment, and iii) the application of the “borrowing rate” in case of customer delay in complying with payment obligation, in accordance with the provisions of Law No. 26,361. The Federal Government, the AFIP and the ENRE are summoned as third-party defendants. These proceedings have been joined to those mentioned below. Without prejudice thereto, in the framework of the record of the proceedings, the case has been brought to trial.

-

Asociación de Defensa de derechos de clientes y consumidores (ADDUC) requested that the Company be ordered by the Court to reduce or mitigate the default or late payment interest rates charged to customers who pay their bills after the first due date, inasmuch as they violate section 31 of Law 24,240, ordering both the non application of pacts or accords that stipulate the interest rates that are being applied to the users of electricity –their unconstitutional nature– as well as the reimbursement of interest amounts illegally collected from the customers of the service from August 15, 2008 through the date on which the defendant complies with the order to reduce interest. It is also requested that the VAT and any other taxes charged on the portion of the surcharge illegally collected be reimbursed. These proceedings have been joined to those mentioned above and have been brought to trial.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 15: (Continuation)

We hereinafter detail the nature of significant legal proceedings brought by the Company as of December 31, 2018 where the related inflows of economic benefits are estimated to be probable by the Company.

15.5 Administrative claims

-

CTLL filed a contentious administrative complaint against the National Government for contractual breach during the January 2016-July 2017 period. CTLL claims that CAMMESA's decision should be reversed regarding the renewal and recognition of costs associated with natural gas supply agreements, and that, susbsidiarily, sustained damages for an amount of U$S28 million should be redressed.

-

Upon the determination of the expiration of the Veta Escondida area concession granted by the Province of Neuquén, the Company filed a declaratory judgment action to achieve certainty under the original jurisdiction of the Federal Supreme Court of Justice pursuant to section 322 of the Federal Code of Civil and Commercial Procedure. Both parties agreed to suspend the proceeding and settle a solution. Negotiations are currently in progress, and terms have been suspended for 20-day periods renewable until settling the conflict.

15.6 Civil and commercial claims

-

Edenor seeks to obtain the judicial annulment of the ENRE’s Resolution 32/11 that provided Edenor to: i) be fined in the amount of $ 750 thousand due to its failure to comply with the obligations arising from Section 25, sub-sections a, f and g, of the Concession Agreement and Section 27 of Law No. 24,065, ii) be fined in the amount of $ 375 thousand due to its failure to comply with the obligations arising from Section 25 of the Concession Agreement and ENRE Resolution No. 905/99 and iii) be ordered to pay customers as compensation for the power cuts suffered the following amounts: $ 180 to each small-demand residential customer (T1R) who suffered power cuts that lasted more than 12 continuous hours, $ 350 to those who suffered power cuts that lasted more than 24 continuous hours, and $ 450 to those who suffered power cuts that lasted more than 48 continuous hours. The course of these proceedings is currently suspended due to the fact that an “Agreement of parties” has been entered into with the ENRE.

-

Edenor’s purpose is to sue for breach of contract due to the Federal Government’s failure to perform in accordance with the terms of the “Agreement on the Renegotiation of the Concession Agreement” (“Acta Acuerdo de Renegociación del Contrato de Concesion” – the “Adjustment Agreement”) entered into with the Company in 2006, and for damages caused as a result of such breach. As of the date of issuance of this report, and by “agreement of the parties”, the procedural time-limits continue to be suspended.

15.7 Tax claims

-	Income tax refund

The Company, HIDISA, HINISA and CPB have filed several tax refund claims in the amount of $1,167 million for overpaid income taxes taking into considerations the effects of the inflation adjustment mechanism. On December 7, 2017, CPB collected the amount claimed for the 2002 period, which amounts to $4 million plus interest. The Company considers it has a high probability of obtaining a favorable final and conclusive ruling.

On March 27, 2019, Pampa and CPB have decided to exercise the tax revaluation optional regime in relation to property, plant and equipment as of December 31, 2017, provided for by Title X Law Nro. 27,430, and must withdraw any judicial or administrative process promoted or to be promoted in relation to the application of inflation adjustment in the income tax. Consequently, Pampa and CPB have formally submitted its withdrawal to the refund rights mentioned above (see note 23).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 15: (Continuation)

-	Refund on minimum presumed income tax

The Company and its predecessor CTLL filed several refund claims before the AFIP on account of the minimum presumed income tax for fiscal periods 2008 and 2009 requesting the refund of $25 million, including the refund of payments timely made and the release of the payment by offsetting against several tax credits. As AFIP didn’t answer the claim, the Company and CTLL brought the tax refund claim before the competent National First-Instance Administrative Litigation Court.

On August 25, 2016 CTLL obtained a favorable ruling by the Chamber of Appeals, which upheld the first-instance decision sustaining the refund claim; however, the payment has not been collected as of the date of issuance of these financial statements, and the Company is filing all applicable claims in this respect. The Company considers it has a high probability of obtaining a favorable final and conclusive ruling.

NOTE 16: INVESTMENT COMMITMENTS

16.1 NEW GENERATION PROJECTS

Under the National Government’s call for the expansion of the generation offer, the Company participates in the following thermal generation closing projects:

16.1.1 2014 Agreement for the Increase of Thermal Generation Availability

On September 5, 2014, the Company, together with its generation subsidiaries, executed a thermal generation availability increase agreement with the National Government through the application of LVFVDs and the generators’ own resources.

The project consisted of a 120 MW expansion in CTLL’s power plant generation capacity through the installation of two 8 MW engine generators and a 105 MW high-efficiency gas turbine.

On July 15, 2016, the new 105 MW high-efficiency gas turbine was commissioned for service, whereas the second project is currently under construction, and its commissioning is expected for June 2019.

16.1.2 2014 Increase of CTLL Availability

In August 2011, after postponing the closing to CC’s commissioning in CTLL, the work contractor informed that Siemens, the equipment supplier, had detected design flaws in other steam turbines using the same technology, so it decided to remove the last vane wheel of the steam turbine installed in CTLL; as a result, the commissioning was declared for a lower capacity than that originally committed (165 MW instead of 178 MW).

This vane wheel was replaced in October 2017, and after the commercial testing, on January 19, 2018 CAMMESA declared unit LDLATV01’s commercial commissioning for a 180 MW capacity, with a 15 MW increase, thus collecting the remuneration stipulated in the agreement entered into with CAMMESA pursuant to Res. No. 220/07. Thus, CTLL’s total capacity amounts to 765 MW.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 16: (Continuation)

16.1.3 SE Resolution No. 21/2016

The following projects were awarded under the call for bids made by the National Government to parties interested in offering new thermal power generation capacity pursuant to SE Resolution No. 21/2016.

For each of the awarded projects, the Company has entered into a wholesale power purchase agreement with CAMMESA for a term of 10 years. The remuneration will be made up of the available power capacity price plus the variable non-fuel cost for the delivered energy and the fuel cost (if offered), less penalties and fuel surpluses.

16.1.3.1  Central Térmica Parque Pilar (“CT Pilar”)

This project, which consisted of the construction of a new power plant in the Pilar Industrial Complex (located at Pilar, Province of Buenos Aires), is made up of 6 cutting-edge and high-efficiency Wärtsilä engine generators with a total 100 MW capacity and the possibility to run on natural gas or fuel oil. The total investment was approximately U$S 103 million.

On August 31, 2017, CAMMESA granted the commercial commissioning of CT Pilar, which became operative as from that date.

16.1.3.2  Extension of Central Térmica Loma de la Lata

The project consists of the expansion of CTLL’s power plant generating capacity through the installation of a new GE aeroderivative gas turbine (model LMS100) with a gross generation capacity of 105 MW. The investment amounted to approximately U$S 90 million.

On August 5, 2017, CAMMESA declared the commercial commissioning of the new gas turbine, which became operative as from such date.

16.1.3.3  Central Térmica Ingeniero White (“CT I. White”)

The project consisted of the installation of a new power plant in I. White (Bahía Blanca, Province of Buenos Aires) with similar characteristics as that mentioned in Note 16.1.2.1. The total investment was approximately U$S 90 million.

On December 21, 2017, CAMMESA declared the commercial commissioning of CT I. White, which became operative as from that date.

16.1.3 SEE Resolution No. 287/2017

Under the call by the National Government to parties interested in developing projects for co-generation and the closing to combined cycles over existing equipment, on October 18, 2017 the SEE, through Resolution No. 926/17, awarded Genelba Plus’ closing to combined cycle, which will add a 383 MW capacity over Genelba’s power plant existing facilities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 16: (Continuation)

The Genelba Plus’ closing to combined cycle project consists of the installation of a new gas turbine, a steam turbine, and several enhancement works over the current Genelba Plus gas turbine, which altogether will complete the second combined cycle at Genelba, with a total gross power capacity of 552 MW. The estimated investment amounts to U$S 350 million.

Siemens and Techint will be in charge of the equipment supply, and the construction and commissioning of the project on a turnkey basis. Its commissioning at open cycle is expected for the second quarter of 2019, and as closed cycle for the second quarter of 2020.

16.1.4 RenovAr Program (Round 1)

Under the call by the National Government to parties interested in developing projects for generation from renewable sources, on October 7, 2016 the MEyM, through Resolution No. 213/16, awarded the Corti wind farm project submitted by Greenwind.

On January 23, 2017, the Company entered into a wholesale power purchase agreement with CAMMESA for a term of 20 years.

On May 23, 2018, before the originally estimated execution period, Greenwind inaugurated its first Wind Farm, called Ingeniero Mario Cebreiro (“PEMC”), which is also the first project of this size and using this technology to reach such milestone under the Renovar 1 Open Call for Tenders.

The PEMC project called for a total U$S139 million investment and consisted of the construction and installation of 29 Vestas wind turbines contributing 100 MW of renewable energy to the national system.

On June 8, 2018, CAMMESA declared PEMC’s commercial commissioning.

16.1.5 Construction of New Wind Farms

Pursuant to MEyM Resolution No. 281/2017 of the Renewable Energy Term Market (Mercado a Término de Energías Renovables, “MAT ER”), CAMMESA granted the Company and its subsidiaries PEA and PEFM the dispatch priority for three new projects in the Province of Buenos Aires, which production will be destined to meet the demand by large users through supply agreements between private parties.

The projects, called Pampa Energía II Wind Farm (“PEPE II”) at the Company, Pampa Energía III Wind Farm (“PEPE III”) at PEFM and Pampa Energía IV Wind Farm (“PEPE IV”) at PEA, will call for a total investment of U$S 209 million and will produce 156 MW of renewable energy.

The first two projects are already in the construction stage, and their commissioning is expected for the second quarter of 2019, the required investment amounting to approximately U$S 135 million.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 16: (Continuation)

Even though the PEPE IV, with an estimated U$S 74 million investment, was announced on May 23, 2018, the volatility of the economy and changes in the applicable legislation adversely affected the project, and its feasibility is currently being assessed. As of the issuance of these financial statements, the Company estimates that the term for execution stipulated for the project is not likely to be met and, therefore, as of December 31, 2018, a provision for the enforcement of the associated guarantee has been set aside for a total amount of U$S12.5 million. However, the Company is currently negotiating the relocalization of the wind farm.

16.2 INVESTMENT COMMITMENT FOR THE EXPLORATION AND EXPLOITATION OF HYDROCARBONS

As of the issuance of these financial statements, the Company has committed investments for an estimated total amount of U$S587 million, based on its participation, to be disbursed between 2019 and 2023, mainly regarding the Sierra Chata, Las Tacanas, El Mangrullo and Rincón del Mangrullo areas.

NOTE 17: RELATED PARTIES´ TRANSACTIONS

a)    Sales of goods and services

	12.31.2018	12.31.2017	12.31.2016
Joint ventures
Transener (1)	20	48	32
TGS (2)	1,937	862	534
Greenwind (3)	12	-	-
Other related parties
SACDE (3)	35	-	-
CYCSA	-	-	29
Refinor (4)	593	205	95
Oldelval (5)	6	6	2
	2,603	1,121	692

(1)    Corresponds to advisory services in technical assistance.

(2)    Corresponds to advisory services in technical assistance and gas and refined products sales.

(3)    Corresponds to advisory services including organizational, commercial, administrative, financial and human resources management matters.

(4)    Corresponds to refined products sales.

(5)    Corresponds to oil sales.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 17: (Continuation)

b)    Purchases of goods and services

	12.31.2018	12.31.2017	12.31.2016
Joint ventures
Transener	(3)	(11)	(21)
TGS (1)	(783)	(319)	(277)
SACME	(82)	(77)	(74)
Other related parties
SACDE (4)	(69)	-	-
Origenes Vida	-	(21)	(13)
Refinor (2)	(1,275)	(639)	(246)
Oldelval (3)	(60)	(120)	(65)
	(2,272)	(1,187)	(696)

(1)    Corresponds to natural gas transportation services.

(2)    Corresponds to purchase of refined products.

(3)    Corresponds to oil transportation services.

(4)    Corresponds mainly to construction services including execution of work and storage of materials, capitalized in Property, plant and equipment.

c)     Fees for services

	12.31.2018	12.31.2017	12.31.2016
Other related parties
Salaverri, Dellatorre, Burgio & Wetzler	(49)	(27)	(48)
	(49)	(27)	(48)

Corresponds to fees for legal advice.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 17: (Continuation)

d)    Other operating expenses

	12.31.2018	12.31.2017	12.31.2016
Other related parties
OCP (1)	(265)	-	-
Foundation (2)	(76)	(55)	(27)
	(341)	(55)	(27)

(1)     Corresponds to onerous contract (Ship or Pay).

(2)     Corresponds to donations.

e)     Finance income

	12.31.2018	12.31.2017	12.31.2016
Joint ventures
TGS	122	106	50
	122	106	50

Corresponds to finance leases.

f)     Finance expenses

	12.31.2018	12.31.2017	12.31.2016
Other related parties
Grupo EMES	-	-	(876)
Orígenes Retiro	(17)	(10)	(15)
	(17)	(10)	(891)

g)     Corporate Bonds transactions

Purchase of Corporate Bonds

	12.31.2018	12.31.2017	12.31.2016
Other related parties
Orígenes Retiro	-	(10)	(1,399)
	-	(10)	(1,399)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 17: (Continuation)

h)    Dividends received

	12.31.2018	12.31.2017	12.31.2016
Other related parties
CIESA	657	-	8
Oldelval	50	12	-
TJSM	13	13	6
TMB	15	15	6
	735	40	20

i)      Payment of dividends

Other related parties	12.31.2018	12.31.2017
EMESA	(82)	(72)
APCO Oil	-	(72)
	(82)	(144)

j)      Key management personnel remuneration

The total remuneration to executive directors accrued during the year ended December 31, 2018 and 2017 amounts to $ 363 million ($ 173 million in Directors' and Sindycs' fees and $ 190 million in the accrual of the Company-Value Compensation, EBDA Compensation and Stock-based Compensation Plans, of which $ 48 million correspond to shared based compensation) and $ 1.177 million ($ 155 million in Directors' and Sindycs' fees and $ 1,022 million in the accrual of the Company-Value Compensation, EBDA Compensation and Stock-based Compensation Plan, of which $ 691 million correspond to shared based compensation), respectively.

k)    Balances with related parties:

As of December 31, 2018	Trade receivables	Other receivables
	Current	Non Current	Current
Joint ventures:
TGS	288	1,436	158
Greenwind	-	419	17
SACME	-	5	-
Associates and other related parties:
Ultracore	-	-	20
Refinor	91	-	-
SACDE	5	-	5
Other	-	-	1
	384	1,860	201

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 17: (Continuation)

As of December 31, 2018	Trade payables	Other payables	Borrowings
	Current	Current	Current
Joint ventures:
Transener	4	-	-
TGS	105	-	-
SACME	-	8	-
Associates and other related parties:
Orígenes Retiro	-	-	29
OCP	-	3	-
Refinor	136	-	-
	245	11	29

According to paragraphs 25 and 26 of IAS 24, Edenor applied the disclosure exemption in relation to related party transactions with a governmental agency that has control, joint control or significant influence. As of December 31, 2018, ANSES holds Edenor's Notes due 2022 amounting to $ 752 million (U$S 20 million of nominal value).

As of December 31, 2017	Trade receivables	Other receivables
	Current	Non Current	Current
Joint ventures:
Transener	7	-	-
TGS	191	1,165	110
Greenwind	-	-	188
SACME	-	7	-
Associates and other related parties:
Ultracore	-	-	15
Refinor	15	-	-
SACDE	37	-	3
Other	1	-	1
	251	1,172	317

As of December 31, 2017	Trade payables	Other payables	Borrowings		Provisions
	Current	Current	Non Current	Current	Current
Joint ventures:
Transener	1	-	-	-	-
TGS	25	-	-	-	-
SACME	-	7	-	-	-
Associates and other related parties:
Orígenes Seguro de vida	-	-	-	3	-
Orígenes Retiro	-	-	21	2	-
OCP	-	-	-	-	576
Refinor	78	-	-	-	-
Oldelval	13	-	-	-	-
Other	-	10	-	-	-
	117	17	21	5	576

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 18: LEASES

18.1 Operating

a.   As lesee

The features that these leases have in common are that payments (installments) are established as fixed amounts; there are neither purchase option clauses nor renewal term clauses (except for the leasing contract of the Energy Handling and Transformer Center that has an automatic renewal clause for the term thereof); and there are prohibitions such as: transferring or sub-leasing the building, changing its use and/or making any kind of modifications thereto. All operating leasing contracts have cancelable terms and assignment periods of 2 to 13 years.

Among them the following can be mentioned: commercial offices, two warehouses, the headquarters building (comprised of administration, commercial and technical offices of Edenor), the Energy Handling and Transformer Center (two buildings and a plot of land located within the perimeter of Central Nuevo Puerto and Puerto Nuevo) and Las Heras Substation.

As of December 31, 2018 and 2017, future minimum payments with respect to operating leases of use are as follow:

	12.31.2018	12.31.2017
2018	-	124
2019	155	125
2020	138	52
2021	103	5
Total future minimum lease payments	396	306

Total expenses for operating leases of use for the years ended December 31, 2018 and 2017 are $ 125 million and $ 126 million, respectively.

b.   As lessor

Edenor has entered into operating leasing contracts with certain cable television companies granting them the right to use the poles of Edenor’s network. Most of these contracts include automatic renewal clauses.

As of December 31, 2018 and 2017, future minimum collections with respect to operating leasing are as follow:

	12.31.2018	12.31.2017
2018	-	202
2019	174	194
Total future minimum lease collections	174	396

Total income from operating leasing for the years ended December 31, 2018 and 2017 is $ 190 million and $ 212 million, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 18: (Continuation)

18.2 Financial

Corresponds to the financing granted to TGS for the sale of certain properties, plant and equipment belonging to the Oil and Gas business segment. This agreement was entered into in August 11, 2016 and consists of the collection of 119 monthly installments of U$S 623 thousand and a purchase option for the same amount payable at the end of the 120 months of contract life. As of December 31, 2018, this credit is included in other current and non-current receivables in an amount of $ 158 million and $ 1,436 million, respectively.

NOTE 19: COMPENSATION PLANS

19.1 Company-Value Compensation (Pampa as successor company of PEPASA)

On November 6, 2013, former PEPASA’s Extraordinary General Meeting of Shareholders resolved to approve a variable and contingent compensation to certain officers equivalent to 7% of the capital stock after the Company’s capital stock increase, valued based on the difference between the share’s market value at the time of exercising the right and a given value of U$S 0.1735 per share determined at the exact moment of the former PEPASA’s capital stock increase.

On January 13, 2014, the former PEPASA’s capital stock increase was carried out and the rights granted to Officers to receive the Company-Value Compensation became effective.

The fair value of the Option has been measured according to the Black-Scholes valuation model. The main variables considered in such model were  the following:

1)      39.1% volatility based on the volatility of Pampa shares in the two listed markets;

2)      Interest rate composed by 2,7% nominal 10-year risk-free interest rate plus an Argentine country risk premium of 7.3%, in both cases as of December 31, 2018.

On January 18, 2017, PEPASA's executives requested the monetization of a significant part of the right due at that date, which was canceled by the Company on January 31, 2017.

Within the framework of the corporate reorganization process described in Note 5.1.3.2, Pampa, as the absorbing company, is the universal successor of all the rights and obligations of the absorbed companies, including PEPASA.

Therefore, as a consequence of the application of the exchange ratio of 2.2699 Pampa shares for each PEPASA share pursuant the merger, the executives who, by virtue of the agreement, had the option of monetizing their right over 2.985.000 PEPASA’ shares, has a post-merger option to monetize its right over a total of 6,775,652 Pampa’s shares at a U$S 0.0764 per share price, exercisable until November 25, 2020.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 19: (Continuation)

19.2 Stock-based Compensation Plan – Certain officers and other key staff (the “Compensation Plan”)

On February 8, 2017, the Company’s Board of Directors approved the creation of a stock-based compensation plan and the first Specific Program, whereby certain officers and other key staff covered by each Specific Program will receive a certain number of company shares within the stipulated term aiming to encourage the alignment of the employees performance with the Company’s strategy and to generate a clear and direct link between the creation of value for shareholders and the employees’ compensation.

Furthermore, the Company’s Board of Directors approved the acquisition of own shares in the market as a means of implementing the Plan (see Note 13.1.1).

On April 7, 2017, the Company's Shareholders’ Meeting ratified the approval of the Compensation Plan by the Board of Directors, as well as its terms and conditions; and approved the cancellation of the preferential offer to shareholders in respect to the disposition of such shares as authorized by Section 67 of Capital Markets' Act No. 26,831 for the purposes of implementing such Plan.

The number of shares is calculated based on a percentage over the total annual remuneration, plus the bonus assigned to each covered employee, divided by the weighted average price, in pesos, of the Company’s share and ADR for the same period; with one-third vesting each year, which will be awarded together with the payroll for April of the year following the vesting date, provided the employment relationship continues at least as at each vesting date.

As of December 31, 2018, the Company has estimated a total quantity of 1,727,878 treasury shares to be delivered to employees pursuant to Compensation Plan. During 2018, the Company delivered 173,891 shares and estimates to deliver 345,329, 557,996, 437,996 and 212,666 shares during 2019, 2020, 2021 and 2022, respectively.

As of the issuance of these Financial Statements, the Company has acquired 717,750 treasury shares and 191,290 treasury ADRs for an amount of $ 352 million, 173,891 of which were destined to officers compensation, remaining 543,859 treasury shares and 191,290 ADRs as of December 31, 2018.

19.3 Compensation agreements - Senior Management

On June 2, 2017, the Board of Directors approved the execution and signing of compensation agreements with the Company’s main officers (the “Senior Management”), conditional upon their approval by the Annual Ordinary Meeting of Shareholders to be held each year.

In accordance with international practices, the purpose of these agreements is to efficiently align the Senior Management’s interests with those of the Company and its shareholders, creating value for them only inasmuch as value is generated for shareholders, that is, if the Company’s market value increases.

Under these agreements, the Senior Management will be entitled to a fixed compensation and an annual, variable and contingent long-term compensation related to the Company’s annual market value appreciation, with a cap on the Company’s operating income.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 19: (Continuation)

With the purpose of avoiding duplication, any analogous compensation that the Senior Management had received from any of the Company’s subsidiaries, will be deducted from the compensation amount in proportion to the Company’s interests in such subsidiaries.

19.4 Share-based Compensation Plan - Edenor

In the last months of fiscal year 2016, Edenor’s Board of Directors proposed that the treasury shares be used for the implementation of a long-term incentive plan in favor of executive directors, managers or other personnel holding key executive positions in the Company in an employment relationship with the latter and those who in the future are invited to participate, under the terms of section 67 of Law No. 26,831 on Capital Markets, after the effort made by the directors in the negotiation of the RTI. The plan was ratified and approved by the ordinary and extraordinary shareholders’ meeting of Edenor held on April 18, 2017.

At the date of issuance of these financial statements, Edenor awarded a total of 1,618,332 shares to executive directors and managers as additional remuneration for their performance in special processes developed during 2016 and 2017 fiscal years.

NOTE 20: CONTRACTUAL RESOLUTION OF REAL ESTATE ASSET

With the aim of concentrating in one single building Edenor’s centralized functions, and reducing rental costs and the risk of future increases, Edenor acquired from RDSA (the “seller”) a real estate asset to be constructed, for a total amount of USD 46 million -equivalent to $ 439 million at the exchange rate in effect at the time of entering into the purchase and sale agreement. To guarantee payment of liquidated damages in case of termination on account of the seller’s default, Edenor received a surety bond issued by Aseguradores de Cauciones S.A. Compañía de Seguros for up to the maximum amount of USD 46 million, plus the private banks’ Badlar rate in dollars plus 2%.

The real property had to be delivered by the seller on June 1, 2018, milestone not met. Therefore, Edenor declared the seller in default, notifying the insurance company that issued the surety bond of such situation, and collected USD 502.8 thousand in fines accrued during the term of the purchase and sale agreement and duly deposited as bond by the seller for failing to meet the construction project milestones agreed upon in the agreement, amount which was recorded in the Other operating expense, net line item of the Statement of Comprehensive Income.

On August 27, 2018, upon expiration of the legal time periods set forth in the agreement, Edenor notified RDSA of the termination of the agreement on account of its default, demanding payment of the liquidated damages: refunding of the purchase price, plus 15% interest in dollars from the purchase price payment date until the day of default, less the delay penalty amounts indicated in the preceding paragraph.

Furthermore, on September 3, 2018, Edenor filed a claim against the bond with the insurance company, and subsequently provided the additional documentation and information that had been required.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 20: (Continuation)

Due to RDSA’s failure to reimburse the purchase price plus interest, in November 2018, Edenor initiated an arbitration process against RDSA before the Arbitral Tribunal of the Buenos Aires Stock Exchange in order for RDSA to be ordered to pay the liquidated damages stipulated in the purchase and sale agreement, which, as of December 31, 2018 amounts to $ 3 billion. As of to date, said process is in process. Additionally, Edenor initiated the process aimed at collecting the surety bond that guaranteed RDSA’ obligation, which under the terms of the insurance policy results in a claim for USD 50.3 million, covering more than 60% of the amount claimed to RDSA.

In the opinion of our legal advisors, Edenor’s right to collect the credit is based on extremely solid arguments; therefore, the award in the aforementioned arbitration process against RDSA as well as the outcome of the lawsuit that could eventually be filed against Aseguradora de Cauciones if it fails to comply with the payment of the above-mentioned surety bond, should be favorable to Edenor.

However, taking into consideration that on February 1, 2019 RDSA filed a voluntary petition for reorganization proceedings, and that on February 28, 2019 the BO published Resolution No. 207/2019 of the National Insurance Superintendency forbidding Aseguradora de Cauciones from entering into new contracts and maintaining the prohibition to dispose of property until the latter’s deficitary situation is rectified, Edenor has recorded an allowance to partially cover the amount of the receivable, considering the possibility of its recovery, not because of the quality of its right, about which there is no doubt, but rather because of the financial position of its debtors, RDSA and Aseguradora de Cauciones. Accordingly, the balance of the recorded receivable as of December 31, 2018, net of allowance, amounts to $ 765.6 million (Note 12.2).

NOTE 21: DOCUMENTATION KEEPING

On August 14, 2014, the National Securities Commission issued General Resolution No. 629, which introduced modifications to the provisions applicable to the keeping and conservation of corporate and accounting books and commercial documentation. To such effect, the Company and its subsidiary Edenor, have sent non-sensitive work papers and information corresponding to the periods not covered by the statute of limitations for their keeping in the Administración de Archivos S.A (AdeA)’s data warehouse located at Ruta 36, km 34.5, Florencio Varela, Provincia de Buenos Aires and in the Iron Mountain Argentina S.A.’s data warehouses located at the following addresses:

-          Azara 1245 –C.A.B.A.

-          Don Pedro de Mendoza 2163 –C.A.B.A.

-          Amancio Alcorta 2482 C.A.B.A.

-          San Miguel de Tucumán 601, Carlos Spegazzini, Municipality of Ezeiza, Province of Buenos Aires.

A list of the documentation delivered for storage, as well as the documentation provided for in Article 5.a.3) Section I, Chapter V, Title II of the PROVISIONS (2013 regulatory provisions and amending rules), is available at the Company headquarters.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 22: Oil and gas reserves (INFORMATION NOT COVERED BY THE AUDITORS’ REPORT)

The table below presents the estimated proved reserves of oil (including crude oil, condensate and LNG) and natural gas, by geographic area as of December 31, 2018.

	Proved Reserves

	Proved Developed		Proved Undeveloped		Total Proved

	Oil and LNG (1)	Natural Gas (2)	Oil and LNG (1)	Natural Gas (2)	Oil and LNG (1)	Natural Gas (2)

Argentina	32,935	12,646	8,695	8,667	41,630	21,313

Total at 12.31.2018	32,935	12,646	8,695	8,667	41,630	21,313

(1) In thousands of barrels.

(2) In millions of cubic meters.

NOTE 23: SUBSEQUENT EVENTS

Sale of Dock Sud storage terminal

On March 6, 2019, the Company entered into an agreement with Raízen Argentina, licensee of Shell brand, for the sale of the Dock Sud storage terminal, with a tank park totaling 228 thousand m3 of installed capacity.

The sale price amounts to U$S 19.5 million plus U$S 1.4 million in products, subject to certain price adjustments and the closing is subject to the meeting of precedent conditions as usual for this type of transactions.

New compensation scheme for generation segment

On March 1, 2019, Res. SRRYME N° 1/19 was published in the BO, abrogating remuneration scheme under Res. SEE No. 19/17. The new remuneration regime is denominated in U$S and is applicable as from March 1, 2019. The following are the main changes:

i.

Thermal generators' power remuneration that declare guaranteed availability of power offered (DIGO) is reduced to U$S 5,500 /MW-month for the periods between March to May (autumn) and September to November (spring);

ii.

A coefficient derived from the average utilization factor of the last twelve months of the unit is applied to thermal generator’s power remuneration: to receive 100% of the power payment, a minimum of 70% of the utilization power factor is required; between 30% and 70% of utilization, a percentage is received depending on it; and if the utilization factor is lower than 30%, the resulting coefficient is 0.70; and;

iii

Operation and maintenance remuneration is reduced to U$S 4 / MWh for energy generated with gas and U$S 7 / MWh for energy generated with fuel oil or gas oil, and energy operated remuneration is reduced to U$S 1.4 / MWh.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated – See Note 3)

NOTE 23: (Continuation)

New Company Share Repurchase Program (the “Program”)

In view of the fact that the Company’s share price does not reflect either the value or the economic reality its assets currently or potentially have, this being detrimental to the interests of the Company’s shareholders, and taking into consideration the Company’s strong cash position and fund availability, on March 27, 2019, the Company’s Board of Directors approved the repurchase of portfolio shares for up to U$S 100 million for an initial term of 120 calendar days. Under the program, portfolio shares may not exceed, as a whole, the limit of 10% of the capital stock, and may be purchased for a maximum price of U$S 1.04 per common share and U$S 26 per ADR.

Optional Tax revaluation adoption

On March 27, 2019, Pampa and CPB, based on their assessment of the international context and the evolution of financial variables (including inflation rate), have decided to exercise the tax revaluation option. As a result, Pampa and CPB have to pay a principal amount of $ 1,495 million plus interest for an amount of $45 million in five monthly installments as special tax on the revaluation. The first installment of $ 299 million was paid on March 28, 2019.

Furthermore, Pampa and CPB must withdraw any tax claim or petition related to the inflation adjustment in the income tax (note 11.6 and 15.7).

Pampa and CPB are currently calculating the impact of the tax revaluation of assets in the deferred tax liabilities as well as the impact of the increased depreciations in the income tax.